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As filed with the Securities and Exchange Commission on October 26, 2010

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

KEMET Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	3670 (Primary Standard Industrial Classification Code Number)	57-0923789 (I.R.S. Employer Identification Number)

2835 Kemet Way
Simpsonville, South Carolina 29681
(864) 963-6300
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

William M. Lowe, Jr.
Executive Vice President and Chief Financial Officer
2835 Kemet Way
Simpsonville, South Carolina 29681
(864) 963-6300
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
H. Kurt von Moltke, P.C.
William R. Burke
Kirkland & Ellis LLP
300 N LaSalle
Chicago, Illinois 60654
(312) 862-2000

Approximate date of commencement of proposed sale of the securities to the public:
As soon as practicable after this Registration Statement becomes effective.

                   If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box ☐

                   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

                   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

                   Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

                   If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

    Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

    Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price(1)	Amount of registration fee

10 1/2% Senior Notes due 2018	$230,000,000	100%	$230,000,000	$16,399

Guarantees of the 10 1/2% Senior Notes due 2018(2)	—	—	—	—(3)

(1)
Estimated solely for the purposes of calculating the registration fee in accordance with Rule 457(f)(2) under the Securities Act.

(2)
See inside facing page for registrant guarantors.

(3)
No separate consideration will be received for the guarantees, and no separate fee is payable pursuant to Rule 457(n) under the Securities Act.

                   THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

TABLE OF ADDITIONAL REGISTRANTS

Name of Additional Registrant Guarantor*	State or Other Jurisdiction of Incorporation or Formation	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification Number
KEMET Electronics Corporation	Delaware	3670	06-1198308
KEMET Services Corporation	Delaware	3670	74-2645964
KRC Trade Corporation	Delaware	3670	57-1016871
The Forest Electric Company	Illinois	3670	36-2053113

*
The address, including zip code, and telephone number, including area code, of each of the additional Registrants' principal executive offices is c/o KEMET Corporation, 2835 Kemet Way, Simpsonville, South Carolina 29681, (864) 963-6300. The name, address, including zip code, and telephone number, including area code, of the agent for service for each of the additional Registrants is William M. Lowe, Jr., Executive Vice President and Chief Financial Officer, KEMET Corporation, 2835 Kemet Way, Simpsonville, South Carolina 29681, (864) 963-6300.

The information in this rospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. The prospectus is not an offer to sell these securities nor a solicitation of an offer to buy these securities in any jurisdiction where the offer and sale is not permitted.

Subject to Completion, Dated October 26, 2010

$230,000,000

KEMET Corporation

Exchange Offer for 10 1/2% Senior Notes due 2018

                 We are offering in exchange for our outstanding 10 1/2% Senior Notes due 2018 (which we refer to as the "Old Notes") up to $230,000,000 in aggregate principal amount of 10 1/2% Senior Notes due 2018 and the guarantees thereof which have been registered under the Securities Act of 1933, as amended (which we refer to as the "Exchange Notes" and, together with the Old Notes, the "notes").

Terms of the Exchange Offer:

    •
    The Exchange Offer expires 5:00 p.m., New York City time,                                     , 2010, unless extended by us.

    •
    You may withdraw tendered Old Notes any time before the expiration or termination of the Exchange Offer.

    •
    Subject to the terms and conditions set forth in the prospectus and the accompanying letter of transmittal, we can amend or terminate the Exchange Offer.

    •
    We will not receive any proceeds from the Exchange Offer.

    •
    The exchange of Old Notes for the Exchange Notes should not be a taxable exchange for United States federal income tax purposes. See "Certain United States Income Tax Considerations."

Terms of the Exchange Notes:

    •
    The terms of the Exchange Notes are substantially identical to those of the outstanding Old Notes, except that the transfer restrictions, registration rights and additional interest provisions relating to the Old Notes do not apply to the Exchange Notes.

    •
    The Exchange Notes will mature on May 1, 2018.

    •
    The Exchange Notes will bear interest at a rate of 10.50% per annum. We will pay interest on the Exchange Notes semi-annually in cash in arrears on May 1 and November 1 of each year, beginning on November 1, 2010.

    •
    The Exchange Notes and the related guarantees will be our and the guarantors' general senior secured obligations and will be effectively subordinated to all of our and the guarantors' existing and future indebtedness that is secured by assets that are not part of the collateral securing the Exchange Notes, to the extent of such assets. In addition, the Exchange Notes will be structurally subordinated to all of the liabilities of our subsidiaries that are not guaranteeing the Exchange Notes.

    •
    The Exchange Notes will be guaranteed on a senior secured basis by each of our existing and future domestic subsidiaries, other than certain subsidiaries that are in the process of being dissolved.

    •
    The Exchange Notes and the related guarantees will be secured by a first priority lien on 51% of the capital stock of our and each guarantor's "first-tier" directly owned foreign restricted subsidiaries that are organized in Mexico, Singapore or Italy.

    •
    We may redeem the Exchange Notes in whole or in part from time to time. See "Description of Exchange Notes."

                 For a discussion of the specific risks that you should consider before tendering your outstanding Old Notes in the Exchange Offer, see "Risk Factors" beginning on page 21 of this prospectus.

                 There is no established trading market for the Old Notes or the Exchange Notes.

                 Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. A broker dealer who acquired Old Notes as a result of market making or other trading activities may use this prospectus, as supplemented or amended from time to time, in connection with any resales of the Exchange Notes. We have agreed that, for a period of up to 180 days after the closing of the Exchange Offer, we will make this prospectus available for use in connection with any such resale. See "Plan of Distribution."

                 Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Exchange Notes or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                             , 2010.

              You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy securities other than those specifically offered hereby or an offer to sell any securities offered hereby in any jurisdiction where, or to any person whom, it is unlawful to make such offer or solicitation. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our 10 1/2% Senior Notes due 2018.

WHERE YOU CAN FIND MORE INFORMATION

              We have filed with the SEC a registration statement on Form S-4 under the Securities Act with respect to the Exchange Notes being offered hereby. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement. For further information with respect to us and the Exchange Notes, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit.

              We file annual, quarterly and current reports, proxy and information statements and other information with the Commission pursuant to the Exchange Act. The Commission maintains an Internet site at http://www.sec.gov that contains those reports, proxy and information statements and other information regarding us. You may also inspect and copy those reports, proxy and information statements and other information at the Public Reference Room of the Commission at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

              You can access electronic copies of our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q and all amendments to those reports, free of charge, on our website at http://www.kemet.com. Access to those electronic filings is available as soon as reasonably practicable after they are filed with, or furnished to, the Commission. We make our website content available for information purposes only. It should not be relied upon for investment purposes, nor is it incorporated by reference into this prospectus.

 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

              The SEC allows us to "incorporate by reference" into this prospectus the information we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. If we subsequently file updating or superseding information in a document that is incorporated by reference into this prospectus, the subsequent information will also become part of this prospectus and will supersede the earlier information.

              We are incorporating by reference the following documents that we have filed with the SEC:

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  our Annual Report on Form 10-K for the year ended March 31, 2010, as filed with the SEC on May 25, 2010, including the information incorporated by reference from our Proxy Statement filed with the SEC on June 28, 2010 in connection with the solicitation of proxies for the Annual Meeting of Shareholders of KEMET Corporation held on July 28, 2010, except for the financial statements which were superseded on our Current Report on Form 8-K dated October 26, 2010;

  •
  our Quarterly Report on Form 10-Q for the quarter ended June 30, 2010, as filed with the SEC on August 5, 2010; and

  •
  our Current Reports on Form 8-K, as filed with the SEC on the following dates: June 21, 2010, July 29, 2010, October 5, 2010, October 12, 2010 and October 26, 2010 (other than, in each case, information that is furnished rather than filed in accordance with SEC rules).

              We are also incorporating by reference into the accompanying prospectus all of our future filings with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") until this offering has been completed (other than portions of these documents that are furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, unless otherwise indicated therein) after the date of this prospectus and prior to the termination of the Exchange Offer. The information contained in any such document will be considered part of this prospectus from the date the document is filed with the SEC. You may request free copies of these filings by writing or telephoning us at the following address or telephone number, as applicable:

KEMET Corporation
2835 Kemet Way
Simpsonville, South Carolina 29681
Attention: Investor Relations
(864) 963-6300

In order to ensure timely delivery of any information you request, you must submit your request no later than                                    , 2010, which is five business days before the date the Exchange Offer expires.

 BASIS OF PRESENTATION

              Our fiscal year ends on March 31 of each year. Fiscal years are identified in this prospectus according to the calendar year in which they end. For example, references to "fiscal year 2010" or similar references refer to the fiscal year ended March 31, 2010.

FORWARD-LOOKING STATEMENTS

              This prospectus contains or incorporates by reference documents containing certain statements that are, or may be deemed to be, "forward-looking statements" within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from those expressed in, or implied by, our forward-looking statements. Words such as "expects," "anticipates," "believes," "estimates" and other similar expressions or future or conditional verbs such as "will," "should," "would" and "could" are intended to identify such forward-looking statements. Readers should not rely solely on the forward-looking statements and should consider all uncertainties and risks throughout this prospectus, including those set forth under "Risk Factors". The statements are representative only as of the date they are made, and we undertake no obligation to update any forward-looking statement.

              All forward-looking statements, by their nature, are subject to risks and uncertainties. Our actual future results may differ materially from those set forth in our forward-looking statements. We face risks that are inherent in the businesses and the market places in which we operate. While management believes these forward-looking statements are accurate and reasonable, uncertainties, risks and factors, including those described below and under "Risk Factors", could cause actual results to differ materially from those reflected in the forward-looking statements.

              Factors that may cause the actual outcome and results to differ materially from those expressed in, or implied by, these forward-looking statements include, but are not necessarily limited to the following:

  •
  adverse economic conditions could impact our ability to realize operating plans if the demand for our products declines; and such conditions could adversely affect our liquidity and ability to continue to operate;

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  adverse economic conditions could cause further reevaluation and the write down of long-lived assets;

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  an increase in the cost or a decrease in the availability of our principal raw materials;

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  changes in the competitive environment;

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  uncertainty of the timing of customer product qualifications in heavily regulated industries;

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  economic, political, or regulatory changes in the countries in which we operate;

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  difficulties, delays or unexpected costs in completing the restructuring plan;

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  inability to attract, train and retain effective employees and management;

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  the inability to develop innovative products to maintain customer relationships and offset potential price erosion in older products;

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  the impact of laws and regulations that apply to our business, including those relating to environmental matters;

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  volatility of financial and credit markets affecting our access to capital;

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  needing to reduce the total costs of our products to remain competitive;

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  potential limitation on the use of net operating losses to offset possible future taxable income; and

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  exercise of the warrant by K Equity which could potentially result in the existence of a controlling stockholder.

              Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations and also could cause actual results to differ materially from those included, contemplated or implied by the forward-looking statements made, or incorporated by reference, in this prospectus, and the reader should not consider the above list of factors to be a complete set of all potential risks or uncertainties.

INDUSTRY AND MARKET DATA

              This prospectus includes industry data that we obtained from periodic industry publications, including Paumanok Publications, Inc. ("Paumanok"). Industry publications generally state that the information contained therein has been obtained from sources believed to be reliable. However, we have not independently verified any of the data from third-party sources nor have we ascertained the underlying economic assumptions relied upon therein. As a result, you should be aware that industry data included in this prospectus, and estimates and beliefs based on that data, may not be reliable. We make no representation as to the accuracy or completeness of such information.

TRADEMARKS

              KEMET® and KEMET CHARGED® are registered trademarks of KEMET Corporation.

PROSPECTUS SUMMARY

              This summary highlights key information contained elsewhere, or incorporated by reference, in this prospectus. This summary is not complete and does not contain all of the information that may be important to you. You should read this entire prospectus, including the information set forth under "Risk Factors," the financial statements and related notes and the information incorporated by reference, before making any investment decision.

              Unless otherwise indicated or required by the context, as used in this prospectus, the terms "KEMET," the "Company," "we," "our" and "us" refer to KEMET Corporation and all of its subsidiaries that are consolidated under U.S. GAAP and the term "Issuer" refers to KEMET Corporation and not to any of its subsidiaries.

Our Company

              We are a leading global manufacturer of a wide variety of capacitors. Our product offerings include tantalum, multilayer ceramic, solid and electrolytic aluminum and film and paper capacitors. Capacitors are fundamental components of most electronic circuits and are found in communication systems, data processing equipment, personal computers, cellular phones, automotive electronic systems, defense and aerospace systems, consumer electronics, power management systems and many other electronic devices and systems. Capacitors are typically used to filter out interference, smooth the output of power supplies, block the flow of direct current while allowing alternating current to pass and for many other purposes. We manufacture a broad line of capacitors in many different sizes and configurations using a variety of raw materials. Our product line consists of over 250,000 distinct part configurations distinguished by various attributes, such as dielectric (or insulating) material, configuration, encapsulation, capacitance level and tolerance, performance characteristics and packaging. Most of our customers have multiple capacitance requirements, often within each of their products. Our broad product offering allows us to meet the majority of those needs independent of application and end use. In fiscal year 2010, we shipped approximately 31 billion capacitors and in fiscal year 2009, we shipped approximately 32 billion capacitors. We believe the medium-to-long term demand for the various types of capacitors offered by us will continue to grow on a regional and global basis due to a variety of factors, including increasing demand for and complexity of electronic products, growing demand for technology in emerging markets and the ongoing development of new solutions for energy generation and conservation.

              Headquartered in Greenville, South Carolina, we operate 21 production facilities in Europe, Mexico, China, the United States and Indonesia and employ over 10,000 employees worldwide. For the three months ended June 30, 2010 and the fiscal year 2010, our consolidated sales were $243.8 million and $736.3 million, respectively, and our Adjusted EBITDA was $45.2 million and $71.0 million, respectively. See "Summary Consolidated Financial Data" for a quantitative reconciliation of EBITDA and Adjusted EBITDA to the most directly comparable U.S. GAAP financial performance measure, operating income.

              Our customer base includes most of the world's major electronics original equipment manufacturers (including Alcatel-Lucent USA Inc., Apple Inc., Cisco Systems, Inc., Dell Inc., Hewlett-Packard Company, International Business Machines Corporation, Intel Corporation, Motorola, Inc. and Nokia Corporation), electronic manufacturing service providers (including Celestica Inc., Elcoteq SE, Flextronics International LTD., Jabil Circuit, Inc. and Sanmina-SCI Corporation) and distributors (including TTI, Inc., Arrow Electronics, Inc. and Avnet, Inc.).

Our Industry

              We compete with others that manufacture and distribute capacitors both domestically and globally. Success in our market is influenced by many factors, including price, engineering specifications, quality, breadth of offering, performance characteristics, customer service and geographic location of our manufacturing sites. As in all manufacturing industries, there is ongoing pressure on average unit selling prices for capacitors. To help mitigate this effect, many of the larger competitors have relocated their manufacturing operations to low cost regions and in closer proximity to their customers.

              Within the capacitor market there exist several types of capacitor technologies, the largest segments of which include ceramic, tantalum, aluminum and film and paper. Ceramic and tantalum capacitors are commonly used in conjunction with integrated circuits and the same circuit may, and frequently does, contain both ceramic and tantalum capacitors. Tantalum is a chemical element and popular in capacitors because of its ability to put high capacitance in a small volume. Generally, ceramic capacitors are more cost-effective at lower capacitance values, and tantalum capacitors are more cost-effective at higher capacitance values. Solid aluminum capacitors can be more effective in special applications. Film, paper and electrolytic capacitors can also be used to support integrated circuits, but also are used in the field of power electronics to provide energy for applications such as motor starts, power conditioning, electromagnetic interference filtering, safety and inverters.

              The capacitor industry represents a large and growing market. According to a report by Paumanok, the global capacitor market was approximately $14.1 billion, with a sales volume of 1.18 trillion units, in fiscal year 2010. Although this represents a significant downturn in revenue and sales volume as compared to the high water mark set in fiscal year 2008 of $18 billion and 1.38 trillion units, respectively, according to the Paumanok report, the global capacitor market is expected to gradually improve and by fiscal year 2015 achieve revenue and sales volume of $18.3 billion and 1.74 trillion, respectively. This represents a unit volume increase of 47% from fiscal year 2010 through fiscal year 2015 (8% CAGR) and a revenue increase of 30% (5.33% CAGR) over the same period.

              This is in comparison to a unit volume compound annual growth rate of 3.5% and revenue based compound annual growth rate of negative 0.75% from fiscal year 2005 through fiscal year 2010, highlighting the significant impact of the recent economic downturn. The tantalum, ceramic, aluminum and paper and film capacitor markets were estimated to be $1.8 billion, $6.3 billion, $3.3 billion and $2.2 billion, respectively, in fiscal year 2010 growing to an estimated $2.0 billion, $8.8 billion, $4.3 billion and $2.6 billion, respectively, in fiscal year 2015.

              Because capacitors are a fundamental component of most electronic circuits, demand for capacitors tends to reflect the general demand for electronic products, as well as integrated circuits, which, though cyclical, continues to grow. We believe that growth in the electronics market and the resulting growth in demand for capacitors will be driven primarily by a number of recent trends which include:

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  the development of new products and applications, such as global positioning devices, alternative and renewable energy systems, hybrid transportation systems, electronic controls for engines and industrial machinery, smart phones and mobile personal computers;

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  the increase in the electronic content of existing products, such as home appliances, medical equipment and automobiles;

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  consumer desire for mobility and connectivity; and

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  the enhanced functionality, complexity and convergence of electronic devices that use state-of-the-art microprocessors.

Business Segments

              We are organized in three business groups: the Tantalum Business Group, the Ceramic Business Group and the Film and Electrolytic Business Group. Each business group is responsible for the operations of certain manufacturing sites as well as all related research and development efforts. The sales and marketing functions are shared by each of the business groups and are allocated based on their respective budgeted net sales.

Tantalum Business Group

              Our Tantalum Business Group is a leading manufacturer of solid tantalum and aluminum capacitors. Over the past fifty years, we have made significant investments in our tantalum capacitor business and, based on net sales, we believe that we are the largest tantalum capacitor manufacturer in the world. We are one of the leaders in the growing market for high-frequency surface mount tantalum and aluminum polymer capacitors. For fiscal year 2010, our Tantalum Business Group had consolidated sales of $343.8 million and Adjusted EBITDA of $60.7 million.

              Our broad product portfolio, industry leading process and materials technology, global manufacturing base and on-time delivery capabilities allow us to serve a wide range of customers in a diverse group of end markets, including computing, telecommunications, consumer, automotive and general industries. This business group operates five manufacturing sites in Portugal, Mexico and China and maintains a product innovation center in the United States. Our Tantalum Business Group employs over 4,900 employees worldwide.

Ceramic Business Group

              Our Ceramic Business Group offers an extensive line of multilayer ceramic capacitors in a variety of sizes and configurations. We are one of the two leading ceramic capacitor manufacturers in the United States and among the ten largest manufacturers worldwide. For fiscal year 2010, our Ceramic Business Group had consolidated sales of $171.2 million and Adjusted EBITDA of $34.2 million.

              Our high temperature and capacitance-stable product lines provide us with what we believe to be a significant advantage over many of our competitors, especially in high reliability markets, such as medical, industrial, defense and aerospace. Our other significant end markets include computing, telecommunications, automotive and general industries. This business group operates two manufacturing sites in Mexico and a finishing plant in China and maintains a product innovation center in the United States. Our Ceramic Business Group employs over 2,700 employees worldwide.

Film and Electrolytic Business Group

              Our Film and Electrolytic Business Group produces film, paper and wet aluminum electrolytic capacitors. We entered this market through the acquisitions of Evox Rifa Group Oyj ("Evox Rifa") and Arcotronics Italia S.p.A. ("Arcotronics") in fiscal year 2008. Film capacitors are preferred where high reliability is a determining factor, while wet aluminum electrolytic capacitors are preferred when high capacitance at reasonable cost is required. We are one of the world's largest suppliers of film and one of the leaders in wet aluminum electrolytic capacitors for high-value custom applications. For fiscal year 2010, our Film and Electrolytic Business Group had consolidated sales of $221.4 million and Adjusted EBITDA of ($23.9) million. Our Film and Electrolytic Business Group primarily serves the industrial, automotive, consumer and telecom markets. We believe that our Film and Electrolytic Business Group's product portfolio, technology and experience allow us to significantly benefit from the continued growth in alternative energy solutions. We operate thirteen film and electrolytic manufacturing sites throughout Europe and Asia and maintain a product innovation center in Sweden.

              In September 2009, we announced plans to reduce operating costs by consolidating the manufacturing of certain products and by implementing other lean initiatives. Manufacturing consolidation plans include the movement of certain standard, high-volume products to lower cost manufacturing locations. We expect the plans will take approximately two years to complete; however the length of time required to complete the restructuring activities is dependent upon a number of factors, including the ability to continue to manufacture products required to meet customer demand while at the same time relocating certain production lines and the progress of discussions with union and government representatives in certain European locations concerning the optimization of product mix and related headcount requirements in such manufacturing locations. In April 2010, we reported that we reached an agreement with three labor unions in Italy and with the regional government in Emilia Romagna, Italy to proceed with our planned restructuring process.

Our Competitive Strengths

              We believe our Company benefits from the following competitive strengths:

              Strong Customer Relationships.    We have a large and diverse customer base. We believe that our persistent emphasis on quality control and history of performance establishes loyalty with OEMs, EMSs and distributors. Our customer base includes nearly all of the world's major electronics OEMs (including Alcatel-Lucent, Apple, Dell, Hewlett Packard, IBM, Intel, Motorola and Nokia) and EMSs (including Celestica, Elcoteq, Flextronics, Jabil, Sanmina and Solectron). Our strong, extensive and efficient worldwide distribution network is one of our differentiating factors.

              Breadth of Our Diversified Product Offering and Markets.    We believe that we have the most complete line of primary capacitor types, across a full spectrum of dielectric materials including tantalum, ceramic, solid and electrolytic aluminum, film and paper. As a result, we believe we can satisfy virtually all of our customers' capacitance needs, thereby strengthening our position as their supplier of choice. We sell our products into a wide range of different end markets, including computing, industrial, telecommunications, transportation, consumer, defense and healthcare markets across all geographic regions. No single end market segment accounted for more than 30% and only one customer, TTI, Inc. accounted for more than 10% of our net sales in fiscal year 2010. Our largest customer is a distributor, and no single end use customer accounted for more than 5% of our net sales in fiscal year 2010. We believe that well-balanced product, geographic and customer diversification help us mitigate some of the negative financial impact through economic cycles.

              Leading Market Positions and Operating Scale.    We believe that based on net sales we are the largest manufacturer of tantalum capacitors in the world and one of the largest manufacturers of film capacitors in the world and have a significant market position in the specialty ceramics and custom wet aluminum electrolytic markets. We believe the demand for our products is growing and we are well-positioned to take advantage of that trend due to our strengths and the diversity of our product offerings.

              Strong Presence in Specialty Products.    We engage in design collaboration with our customers in order to meet their specific needs and provide them with customized products satisfying their engineering specifications. During fiscal year 2010, specialty products accounted for 29.6% of our revenue. By allocating an increasing portion of our management resources and research and development investment to specialty products, we have established ourselves as one of the leading innovators in this fast growing emerging segment of the market, which includes healthcare, renewable energy, telecom infrastructure and gas and oil. For example, in August 2009, we were selected as one of thirty companies to receive a grant from the Department of Energy. Our $15.1 million award will enable us to produce film and electrolytic capacitors within the United States to support alternative energy products and emerging green technologies such as hybrid electric drive vehicles. Producing these parts in the United States will allow us to compete effectively in the alternative energy market in the Americas. We believe our ability to provide innovative and flexible service offerings, superior customer support and focus on speed-to-market result in a more rewarding customer experience, earning us a high degree of customer loyalty.

              Low-Cost Production.    We believe we have some of the lowest cost production facilities in the industry. Many of our key customers have relocated their production facilities to Asia, particularly China, and we have a growing list of customers that are based in Asia. We believe our manufacturing facilities in China have low production costs and close proximity to the large and growing Chinese market as well as the ability to increase capacity and change our product mix to meet our customers' needs. We also believe our operations in Mexico, which are our primary production facilities supporting our North American and, to a large extent, European customers, are among the most cost efficient in the world.

              Our Brand.    Founded by Union Carbide Corporation ("Union Carbide") in 1919 as KEMET Laboratories, we believe that KEMET has a reputation as a high quality, efficient and affordable partner that sets our customers' needs as the top priority. This has allowed us to successfully attract loyal clientele and enabled us to expand our operations and market share over the past few years. We believe our commitment to the needs of the industry in which we operate has differentiated us among other competitors and established us as the "Easy-to-Buy-From" company.

              Our People.    We believe that we have successfully developed a unique corporate culture based on innovation, customer focus and commitment. We have a strong, highly experienced and committed team in each of our markets. Many of our professionals have developed unparalleled experience in building leadership positions in new markets, as well as successfully integrating acquisitions. Combined, our 15 member management team has an average of over 11 years of experience with us and an average of over 25 years of experience in the manufacturing industry and has grown our revenue to $736.3 million in fiscal year 2010 from $425.3 million in fiscal year 2005, representing a compound annual growth rate of 11.6%.

Business Strategy

              Our strategy is to use our position as a leading, high-quality manufacturer of capacitors to capitalize on the increasingly demanding requirements of our customers. Key elements of our strategy include to:

              Develop Our Significant Customer Relationships and Industry Presence.    We intend to continue to be responsive to customers' needs and requirements and to make order entry and fulfillment easier, faster, more flexible and more reliable for our customers by focusing on building products around customers' needs, giving decision making authority to customer-facing personnel and providing purpose-built systems and processes, such as our Easy-To-Buy-From order entry system.

              Continue to Pursue Low-Cost Production Strategy.    We intend to actively pursue measures that will allow us to maintain our position as a low-cost producer of capacitors with facilities close to our customers. These measures include shifting production to low cost locations; reducing material and labor costs; developing more cost-efficient manufacturing equipment and processes; designing manufacturing plants for more efficient production; and reducing work-in-process ("WIP") inventory by building products from start to finish in one factory. Additionally, we intend to continue to implement Lean and Six Sigma methods to drive towards zero product defects so that quality remains a given in the minds of our customers. Between August 2008 and January 2009, we implemented rationalization plans which we believe will result in an annual savings of approximately $45 million. In addition, we have implemented numerous cost reduction initiatives and process improvements which we believe will result in meaningful savings from (i) the successful renegotiation of unfavorable sourcing contracts; (ii) relocation of tantalum manufacturing to Mexico and Suzhou, China; and (iii) the integration of Evox Rifa and Arcotronics.

              Leverage Our Technological Competence and Expand Our Leadership in Specialty Products.    We continue to leverage our technological competence to introduce new products in a timely and cost efficient manner and generate an increasing portion of our sales from new and customized solutions to improve financial performance as well as to meet our customers' varied and evolving capacitor needs. We believe that by continuing to build on our strength in the higher growth and higher margin specialty segments of the capacitor market, we will be well positioned to achieve our long-term growth targets while also improving our profitability. During fiscal year 2010, we introduced 32,172 new products of which 249 were first to market, and specialty products accounted for 29.6% of our revenue over this period.

              Further Expand Our Broad Capacitance Capabilities.    We define ourselves as "The Capacitance Company" and strive to be the supplier of choice for all our customers' capacitance needs across the full spectrum of dielectric materials including tantalum, ceramic, solid and electrolytic aluminum, film and paper. While we believe we have the most complete line of capacitor technologies across these primary capacitor types, we intend to continue to research additional capacitance technologies and solutions in order to maximize the breadth of our product offerings.

              Selectively Target Complementary Acquisitions.    We expect to continue to evaluate and pursue strategic acquisition opportunities, some of which may be significant in size, which would enable us to enhance our competitive position and expand our market presence. Our strategy is to acquire complementary capacitor and other related businesses that would allow us to leverage our business model, including those involved in other passive components that are synergistic with our customers' technologies and current product offerings.

              Promote the KEMET Brand Globally.    We are focused on promoting the KEMET brand globally by highlighting the high quality and high reliability of our products and our superior customer service. We will continue to market our products to new and existing customers around the world in order to expand our business. KEMET continues to be recognized by our customers as a leading global supplier. For example, in November 2009, we received the "Outstanding Performance Award" for quality and delivery from Sanmina, a leading EMS provider.

              Global Sales & Marketing Strategy.    Our motto "Think Global Act Local" describes our approach to sales and marketing. Each of our three sales regions (North America and South America ("Americas"), Europe, Middle East and Africa ("EMEA") and Asia and Pacific Rim ("APAC")) has account managers, field application engineers and strategic marketing managers in the region. In addition, we also have local customer and quality-control support in each region. This organizational structure allows us to respond to the needs of our customers on a timely basis and in their native language. The regions are managed locally and report to a senior manager who is on the KEMET Leadership Team. Furthermore, this organizational structure ensures the efficient communication of our global goals and strategies and allows us to serve the language, cultural and other region-specific needs of our customers.

Corporate Information

              KEMET's operations began in 1919 as a business of Union Carbide to manufacture component parts for vacuum tubes. In the 1950s, Bell Laboratories invented solid-state transistors along with tantalum capacitors and other passive components necessary for their operation. As vacuum tubes were gradually replaced by transistors, we changed our manufacturing focus from vacuum tube parts to tantalum capacitors. We entered the market for tantalum capacitors in 1958 as one of approximately 25 United States manufacturers. By 1966, we were the United States' market leader in tantalum capacitors. In 1969, we began production of ceramic capacitors as one of approximately 35 United States manufacturers and opened our first manufacturing facility in Mexico. In 2003, we expanded operations into Asia, opening our first facility in Suzhou, China. In fiscal year 2007, we acquired the tantalum business unit of EPCOS AG ("EPCOS"). In fiscal year 2008, we acquired Evox Rifa and Arcotronics and, as a result, entered into markets for film, electrolytic and paper capacitors. We are organized into three segments: the Tantalum Business Group, the Ceramic Business Group and the Film and Electrolytic Business Group. KEMET Corporation, the issuer of the notes in this offering, is a Delaware corporation that was formed in 1990 by certain members of the Company's management at the time, Citicorp Venture Capital, Ltd. and other investors that acquired the outstanding common stock of KEMET Electronics Corporation from Union Carbide. In 1992, we publicly issued shares of our common stock. Today, our common stock trades on the NYSE Amex under the symbol "KEM".

              In connection with a credit facility (as subsequently amended and restated, the "Platinum Credit Facility") we entered into in May 2009 with K Financing, LLC ("K Financing"), we issued a warrant (which we sometimes refer to herein as the "Platinum Warrant") to K Financing, which was subsequently transferred to its affiliate K Equity, LLC ("K Equity"). K Financing and K Equity are each affiliates of Platinum Equity Capital Partners II, L.P. The Platinum Warrant entitles K Equity to purchase up to 80,544,685 shares of our common stock, subject to certain adjustments, which represented 49.9% of our common equity at the time of issuance on a post-exercise basis. The Platinum Warrant is currently immediately exercisable in full at an exercise price of $0.35 per share. In connection with the issuance of the Platinum Warrant, we entered into an Investor Rights Agreement (the "Investor Rights Agreement") with K Financing, which subsequently transferred its rights thereunder to K Equity. The Investor Rights Agreement provides K Equity with registration rights, along with certain preemptive, information and board observation rights.

              Our corporate headquarters are located at 2835 Kemet Way, Simpsonville, South Carolina 29681. Our telephone number is (864) 963-6300. Our website is located at http://www.kemet.com. None of the information that appears on or is linked to or from our website is incorporated by reference into or is otherwise made a part of this prospectus.

Exchange Offer

              On May 5, 2010, we sold, through an offering exempt from the registration requirements of the Securities Act, $230,000,000 of our 10 1/2% Senior Notes due 2018. Simultaneously with the private placement, we entered into a registration rights agreement with the initial purchasers of the Old Notes (the "Registration Rights Agreement"). Under the Registration Rights Agreement, we are required to use our commercially reasonable efforts to cause a registration statement for substantially identical notes, which will be issued in exchange for the Old Notes, to be filed with the United States Securities and Exchange Commission (the "SEC") and to complete the Exchange Offer within 270 days after the closing date of the initial offer and sale of the Old Notes. You may exchange your Old Notes for Exchange Notes in this Exchange Offer. You should read the discussion under the headings "Exchange Offer" and "Description of Exchange Notes" for further information regarding the Exchange Offer and the Exchange Notes.

Securities Offered	$230,000,000 aggregate principal amount of 10.50% Senior Notes due 2018.
Exchange Offer
We are offering to exchange the Old Notes for a like principal amount at maturity of the Exchange Notes. Old Notes may be exchanged only in denominations of $2,000 and integral principal multiples of $1,000 in excess thereof. The Exchange Offer is being made pursuant to the Registration Rights Agreement which grants the initial purchasers and any subsequent holders of the Old Notes certain exchange and registration rights. This Exchange Offer is intended to satisfy those exchange and registration rights with respect to the Old Notes. After the Exchange Offer is complete, you will no longer be entitled to any exchange or registration rights with respect to your Old Notes.
Expiration Date; Withdrawal of Tenders
The Exchange Offer will expire 5:00 p.m., New York City time, on , 2010, or a later time if we choose to extend this Exchange Offer in our sole and absolute discretion. You may withdraw your tender of Old Notes at any time prior to the expiration date. All outstanding Old Notes that are validly tendered and not validly withdrawn will be exchanged. Any Old Notes not accepted by us for exchange for any reason will be returned to you at our expense as promptly as possible after the expiration or termination of the Exchange Offer.
Resales
Based on interpretations by the Staff of the SEC in no-action letters issued to third parties with respect to other transactions, we believe that you can offer for resale, resell and otherwise transfer the Exchange Notes without complying with the registration and prospectus delivery requirements of the Securities Act so long as:
• you acquire the Exchange Notes in the ordinary course of business;

• you are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in the distribution of the Exchange Notes;
• you are not an affiliate of ours; and
• you are not a broker-dealer.

If any of these conditions is not satisfied and you transfer any Exchange Notes without delivering a proper prospectus or without qualifying for a registration exemption, you may incur liability under the Securities Act. We do not assume, or indemnify you against, any such liability.
Broker-Dealers
Each broker-dealer acquiring Exchange Notes issued for its own account in exchange for Old Notes, which it acquired through market-making activities or other trading activities, must acknowledge that it will deliver a proper prospectus when any Exchange Notes issued in the Exchange Offer are transferred. A broker-dealer may use this prospectus for an offer to resell, a resale or other retransfer of the Exchange Notes issued in the Exchange Offer. Until 180 days after the Exchange Offer has been completed or such time as broker-dealers no longer own any transfer restricted securities, we will use commercially reasonable efforts to make this prospectus, as amended or supplemented, available to any broker-dealer that requests it for use in connection with any such resale.
Conditions to the Exchange Offer
Our obligation to accept for exchange, or to issue the Exchange Notes in exchange for, any Old Notes is subject to certain customary conditions, including our determination that the Exchange Offer does not violate any law, statute, rule, regulation or interpretation by the Staff of the SEC or any regulatory authority or other foreign, federal, state or local government agency or court of competent jurisdiction. See "Exchange Offer—Conditions to the Exchange Offer."
Procedures for Tendering Old Notes
If you hold Old Notes through The Depository Trust Company, or DTC, and wish to participate in the Exchange Offer, you must comply with the Automated Tender Offer Program procedures of DTC. See "The Exchange Offer—Procedures for Tendering Old Notes." If you are not a DTC participant, you may tender your Old Notes by book-entry transfer by contacting your broker, dealer or other nominee or by opening an account with a DTC participant, as the case may be. By accepting the Exchange Offer, you will represent to us that, among other things:
• any Exchange Notes that you receive will be acquired in the ordinary course of your business;

•       you are not engaging in or intending to engage in a distribution of the Exchange Notes and you have no arrangement or understanding with any person or entity, including any of our affiliates, to participate in the distribution of the Exchange Notes;

•       if you are a broker-dealer that will receive Exchange Notes for your own account in exchange for Old Notes that were acquired as a result of market-making activities, that you will deliver a prospectus, as required by law, in connection with any resale of the Exchange Notes; and

•       you are not our "affiliate" as defined in Rule 405 under the Securities Act, or, if you are an affiliate, you will comply with any applicable registration and prospectus delivery requirements of the Securities Act.

Withdrawal Rights
You may withdraw the tender of your Old Notes at any time before 5:00 p.m., New York City time, on the expiration date, by complying with the procedures for withdrawal described in this prospectus under the heading "The Exchange Offer—Withdrawal Rights."
United States Federal Income Tax Considerations
The Exchange Offer should not result in any income, gain or loss to the holders of Old Notes or to us for United States federal income tax purposes. See "Certain United States Income Tax Considerations."
Use of Proceeds	We will not receive any proceeds from the issuance of the Exchange Notes in the Exchange Offer.
Exchange Agent
Wilmington Trust Company is serving as the exchange agent for the Exchange Offer. The address, telephone number and facsimile number of the exchange agent are listed in "Exchange Offer—Exchange Agent."
Shelf Registration Statement	In limited circumstances, holders of Old Notes may require us to register their Old Notes under a shelf registration statement. See "Exchange Offer—Shelf Registration."

Consequences of Not Exchanging Old Notes

              If you do not exchange your Old Notes in the Exchange Offer, your Old Notes will continue to be subject to the restrictions on transfer currently applicable to the Old Notes. In general, you may offer or sell your Old Notes only:

  •
  if they are registered under the Securities Act and applicable state securities laws;

  •
  if they are offered or sold under an exemption from registration under the Securities Act and applicable state securities laws; or

  •
  if they are offered or sold in a transaction not subject to the Securities Act and applicable state securities laws.

              We do not currently intend to register the Old Notes under the Securities Act. Under some circumstances, however, holders of the Old Notes, including holders who are not permitted to participate in the Exchange Offer or who may not freely resell Exchange Notes received in the Exchange Offer, may require us to file, and to cause to become effective, a shelf registration statement covering resales of Old Notes by these holders. For more information regarding the consequences of not tendering your Old Notes and our obligation to file a shelf registration statement, see "Exchange Offer—Consequences of Failure to Exchange."

The Exchange Notes

              The Exchange Offer relates to the exchange of up to $230,000,000 in aggregate principal amount of Old Notes for an equal aggregate principal amount of Exchange Notes. The terms of the Exchange Notes will be substantially identical to the terms of the Old Notes, except the Exchange Notes are registered under the Securities Act, the Exchange Notes will bear a separate CUSIP number, and the transfer restrictions, registration rights and related additional interest terms applicable to the Old Notes will not apply to the Exchange Notes. The Exchange Notes will evidence the same indebtedness as the Old Notes which they will replace. Both the Old Notes and the Exchange Notes are governed by the same indenture.

Issuer	KEMET Corporation
Notes Offered	$230,000,000 aggregate principal amount of senior notes due 2018.
Maturity	May 1, 2018.
Interest	The Exchange Notes will bear interest at a rate of 10.50% per annum.
The Issuer will pay interest on the Exchange Notes semi-annually, in cash in arrears, on May 1 and November 1 of each year, commencing November 1, 2010.
Guarantors
The Exchange Notes will be fully and unconditionally guaranteed on a senior secured basis by each of the Issuer's existing and future domestic subsidiaries, other than certain subsidiaries that are in the process of being dissolved. Each related guarantee:
• will rank senior in right of payment to all existing and future indebtedness of the applicable guarantor that is by its terms expressly subordinated in right of payment to such guarantee;
• will rank equally in right of payment with all existing and future indebtedness of the applicable guarantor that is not by its terms expressly subordinated in right of payment to such guarantee;

•       will be effectively subordinated in right of payment to all existing and future indebtedness of the applicable guarantor that is secured by assets that are not part of the collateral securing such guarantee, to the extent of such assets; and

•       will be structurally subordinated in right of payment to all existing and future indebtedness and other liabilities of any subsidiary of the applicable guarantor that is not also a guarantor of the Exchange Notes.

Ranking	The Exchange Notes:
• will be the Issuer's senior secured obligations;
• will rank equally in right of payment with all of the Issuer's existing and future indebtedness that is not by its terms expressly subordinated in right of payment to the Exchange Notes;
• will rank senior in right of payment to all of the Issuer's existing and future indebtedness that is by its terms expressly subordinated in right of payment to the Exchange Notes;

•       will be effectively subordinated in right of payment to all of the Issuer's existing and future indebtedness that is secured by assets that are not part of the collateral securing the Exchange Notes, to the extent of such assets; and

• will be structurally subordinated in right of payment to all existing and future indebtedness and other liabilities of any subsidiary of the Issuer that is not a guarantor of the Exchange Notes.
As of June 30, 2010, we had approximately $278.7 million of total indebtedness outstanding, of which $8.1 million was indebtedness of our non-guarantor subsidiaries.

Our non-guarantor subsidiaries accounted for approximately 31% of our total assets and liabilities as of June 30, 2010. In addition, our and each guarantor's "first-tier" directly owned foreign restricted subsidiaries that are organized in Mexico, Singapore or Italy accounted for approximately 19% and 22% of our total assets and liabilities, respectively, as of June 30, 2010.
Security
Our obligations under the Exchange Notes and the guarantors' obligations under the related guarantees will be secured on a first priority basis by a lien on 51% of the capital stock of our and each guarantor's "first-tier" directly owned foreign restricted subsidiaries that are organized in Mexico, Singapore or Italy. The Exchange Notes will be secured only by the foregoing stock pledges and will not be secured by any other assets of ours, the guarantors or our or their respective subsidiaries. See "Description of Exchange Notes—Security." The value of the collateral at any time will depend on market and other economic conditions, including the availability of suitable buyers for the collateral.

Optional Redemption	The Exchange Notes will be redeemable, in whole or in part, at any time on or after May 1, 2014, at the redemption prices specified under "Description of Exchange Notes—Optional Redemption." At any time prior to May 1, 2013, we may redeem up to 35% of the aggregate principal amount of the Exchange Notes with the net cash proceeds from certain equity offerings at a price equal to 110.500% of the principal amount thereof, together with accrued and unpaid interest, if any to the redemption date. In addition, at any time prior to May 1, 2014, we may redeem the Exchange Notes, in whole or in part, at a price equal to 100% of the principal amount of the Exchange Notes plus a "make-whole" premium, together with accrued and unpaid interest, if any, to the redemption date.
Change of Control Triggering Event
Upon the occurrence of a change of control triggering event, the Issuer must offer to purchase the Exchange Notes at 101% of their principal amount, plus accrued and unpaid interest, if any, thereon. For more details, you should read "Description of Exchange Notes—Change of Control."
Certain Covenants	The indenture governing the Exchange Notes will contain covenants that limit, among other things, the ability of the Issuer and its restricted subsidiaries to:
• incur additional indebtedness or issue certain preferred stock;
• pay dividends on, or make distributions in respect of, their capital stock or repurchase their capital stock;
• make certain investments or other restricted payments;
• sell certain assets;
• create liens or use assets as security in other transactions;
• enter into sale and leaseback transactions;
• merge, consolidate or transfer or dispose of substantially all of their assets;
• engage in transactions with affiliates; and
• designate their subsidiaries as unrestricted subsidiaries.

The covenants are subject to a number of important limitations and exceptions. See "Description of Exchange Notes." Certain of these covenants will cease to apply for so long as the notes have investment grade ratings from both Moody's Investors Service, Inc. and Standard & Poor's. There can be no assurance that the Exchange Notes will ever achieve or maintain investment grade ratings.
No Prior Market	The Exchange Notes will be new securities for which there is no market. We cannot assure you that a liquid market for the Exchange Notes will develop or be maintained.

Use of Proceeds	We will not receive any proceeds from the issuance of the Exchange Notes.
Risk Factors	Investing in the notes involves substantial risks. See "Risk Factors" for a description of some of the risks you should consider before investing in the notes and participating in the Exchange Offer.

Summary Consolidated Financial Data

              Our summary consolidated financial data as of and for the years ended March 31, 2008 and 2009 have been derived from our audited consolidated financial statements, which were audited by KPMG LLP ("KPMG"), an independent registered public accounting firm. Our summary consolidated financial data as of and for the year ended March 31, 2010 have been derived from our audited consolidated financial statements, which were audited by Ernst & Young LLP ("E&Y"), an independent registered public accounting firm.. Our summary consolidated financial data as of and for the three months ended June 30, 2009 and June 30, 2010 have been derived from our unaudited condensed consolidated financial statements. Our unaudited condensed consolidated financial information was prepared on a basis consistent with that used in preparing our audited consolidated financial statements and includes all adjustments, consisting of normal and recurring items, that we consider necessary for a fair presentation of our financial position and results of operations for the unaudited periods. Our interim results are not necessarily indicative of our operating results for the entire year nor are our historical results necessarily indicative of our operating results to be expected in the future.

              Prospective investors should read this summary consolidated financial data in conjunction with "Selected Financial Information," "Management's Discussion and Analysis of Results of Operations and Financial Condition" and our consolidated financial statements and the related notes incorporated by reference into this prospectus. See "Where You Can Find More Information" and "Incorporation of Certain Documents by Reference."

	Fiscal Years Ended March 31,			Three Months Ended June 30,
	2008	2009	2010	2009	2010
				(unaudited)	(unaudited)
	(amounts in thousands)
Income Statement Data:
Net sales	$850,120	$804,385	$736,335	$150,167	$243,794
Operating costs and expenses:
Cost of sales	696,806	736,551	611,638	129,661	182,886
Selling, general and administrative expenses	97,639	93,505	86,085	18,022	24,215
Research and development	35,699	28,956	22,064	4,779	6,031
Restructuring charges	25,341	30,874	9,198	—	1,792
Goodwill impairment	—	174,327	—	—	—
Write down of long-lived assets	4,218	67,624	656	—	—
Net (gain) loss on sales and disposals of assets	(702)	(25,505)	(1,003)	206	335
Curtailment gains on benefit plans	—	(30,835)	—	—	—

Total operating costs and expenses	859,001	1,075,497	728,638	152,668	215,259

Operating income (loss)	(8,881)	(271,112)	7,697	(2,501)	28,535
Other (income) expense:
Interest income	(6,061)	(618)	(188)	(31)	(21)
Interest expense and amortization of debt discount	21,696	29,789	26,008	5,819	7,458
Increase in value of warrant	—	—	81,088	—	—
Other (income) expense, net	(4,412)	(14,084)	4,121	(38,921)	1,674
(Gain) loss on early extinguishment of debt	—	2,212	(38,921)	4,512	38,248

Income (loss) before income taxes	(20,104)	(288,411)	(64,411)	26,120	(18,824)
Income tax expense (benefit)	5,111	(3,202)	5,036	1,030	1,275

Net income (loss)	$(25,215)	$(285,209)	$(69,447)	$25,090	$(20,099)

Selected Business Segment Data:
Net Sales:
Tantalum	$423,320	$366,675	$343,797	$72,368	$113,568
Ceramic	225,610	175,916	171,153	32,948	54,324
Film & Electrolytic	201,190	261,794	221,385	44,851	75,902

Total net sales	$850,120	$804,385	$736,335	$150,167	$243,794

Operating income (loss):
Tantalum	$(1,752)	$13,318	$28,424	$3,802	$17,506
Ceramic	(4,487)	(98,694)	24,374	2,448	11,030
Film & Electrolytic	(2,642)	(185,736)	(45,101)	(8,751)	(1)

Total operating income (loss)	$(8,881)	$(271,112)	$7,697	$(2,501)	$28,535

EBITDA(1):
Tantalum	$30,429	$46,239	$58,364	$11,027	$25,824
Ceramic	9,717	(87,262)	33,079	4,860	13,299
Film & Electrolytic	3,348	(171,964)	(31,102)	(6,124)	3,922

Total EBITDA	$43,494	$(212,987)	$60,341	$9,763	$43,045

Adjusted EBITDA(1):
Tantalum	$54,575	$40,548	$60,707	$11,277	$26,457
Ceramic	15,335	(1,917)	34,224	4,996	13,449
Film & Electrolytic	10,120	(12,309)	(23,874)	(6,063)	5,695
Unallocated	(904)	5	(15)	(291)	(402)

Total Adjusted EBITDA	$79,126	$26,327	$71,042	$9,919	$45,199

	As of March 31,			As of June 30,
	2008	2009	2010	2009	2010
				(unaudited)	(unaudited)
	(amounts in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$81,383	$39,204	$79,199	$34,135	$65,968
Accounts receivable, net	197,258	120,139	141,795	123,976	156,897
Inventories, net	243,714	154,981	150,508	150,807	152,387
Property, plant and equipment, net	479,396	357,977	319,878	356,911	301,666
Total assets	1,250,999	714,151	740,961	723,103	719,021
Total debt, net of discount	377,741	306,746	249,509	242,381	272,399
Total stockholders' equity	576,831	240,039	284,272	271,792	253,647

	Fiscal Years Ended March 31,			Three Months Ended June 30,
	2008	2009	2010	2009	2010
				(unaudited)	(unaudited)
	(amounts in thousands)
Other Financial Data:
Depreciation and amortization(2)	$52,375	$58,125	$52,644	$12,264	$14,510
Capital expenditures	43,605	30,541	12,921	1,387	6,857

(1)
We use both EBITDA (which is defined as operating income (loss) before depreciation and amortization) and Adjusted EBITDA (which is defined as EBITDA adjusted for the other items described in the footnotes below), which are considered non-U.S. GAAP financial measures. EBITDA and Adjusted EBITDA are included in this prospectus as supplemental measures of our ability to service debt and because we believe such measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. EBITDA and Adjusted EBITDA are not measures of our liquidity or financial performance under U.S. GAAP and should not be considered as alternatives to net income, operating income or any other performance measures derived in accordance with U.S. GAAP, or as an alternative to cash flow from operating activities as a measure of our liquidity. The use of EBITDA and Adjusted EBITDA instead of income (loss) from operations has limitations as an analytical tool, including the failure to reflect changes in cash requirements, including cash requirements necessary to service principal or interest payments on our debt, or changes in our working capital needs. Management compensates for these limitations by relying primarily on our U.S. GAAP results and by using EBITDA and Adjusted EBITDA only supplementally. Other companies in our industry may calculate these measures differently than we do, limiting their usefulness as a comparative measure. Some adjustments to EBITDA and Adjusted EBITDA are not in accordance with current SEC practice or with regulations adopted by the SEC that apply to registration statements filed under the Securities Act and periodic reports filed under the Exchange Act. Accordingly, EBITDA and Adjusted EBITDA will not be presented in the Exchange Offer registration statement or shelf registration statement to be filed with respect to the notes. See "Securities and Exchange Commission Review; Non-U.S. GAAP Financial Measures."

(2)
Excludes debt issuance costs.

Reconciliation of EBITDA and Adjusted EBITDA to Operating income (loss) (amounts in thousands):

	Fiscal Years Ended March 31,			Three Months Ended June 30,
	2008	2009	2010	2009	2010
Operating income (loss)	$(8,881)	$(271,112)	$7,697	$(2,501)	$28,535
Adjustments:
Depreciation and amortization	52,375	58,125	52,644	12,264	14,510

EBITDA	$43,494	$(212,987)	$60,341	$9,763	$43,045

Share-based compensation	3,340	1,070	1,865	241	149
Goodwill impairment	—	174,327	—	—	—
Write down of long-lived assets	4,218	67,624	656	—	—
(Gain) loss on sales and disposals of assets	(702)	(25,505)	(1,003)	206	335
Curtailment gains on benefit plans	—	(30,835)	—	—	—
Inventory write downs	—	16,500	—	—	—
Acquisitions integration costs	4,339	5,254	—	—	—
ERP integration costs	—	—	—	—	280
Restructuring charges	25,341	30,874	9,198	—	1,792
Unallocated other (income) expense, net	(904)	5	(15)	(291)	(402)

Adjusted EBITDA	$79,126	$26,327	$71,042	$9,919	$45,199

Reconciliation of EBITDA and Adjusted EBITDA to Operating income (loss) by Segment (amounts in thousands):

	For Fiscal Year Ended March 31, 2008
	Tantalum	Ceramics	Film and Electrolytic	Total
Operating income (loss)	$(1,752)	$(4,487)	$(2,642)	$(8,881)
Adjustments:
Depreciation and amortization	32,181	14,204	5,990	52,375

EBITDA	$30,429	$9,717	$3,348	$43,494

Stock based compensation expense	1,324	753	1,263	3,340
Write down of long-lived assets	4,218	—	—	4,218
Acquisitons integration costs	—	—	4,339	4,339
Gain on disposal of assets	(442)	(260)	—	(702)
Restructuring charges	19,046	5,125	1,170	25,341

Segment Adjusted EBITDA	54,575	15,335	10,120	80,030
Unallocated other (income) expense, net				(904)

Total Adjusted EBITDA				$79,126

	For Fiscal Year Ended March 31, 2009
	Tantalum	Ceramics	Film and Electrolytic	Total
Operating income (loss)	$13,318	$(98,694)	$(185,736)	$(271,112)
Adjustments:
Depreciation and amortization	32,921	11,432	13,772	58,125

EBITDA	$46,239	$(87,262)	$(171,964)	$(212,987)

Stock based compensation expense	535	233	302	1,070
Goodwill impairment charge	24,378	12,418	137,531	174,327
Write down of long-lived assets	1,855	65,769	—	67,624
Inventory write downs	5,444	6,638	4,418	16,500
Acquisitons integration costs	—	—	5,254	5,254
(Gain) loss on disposal of assets	(26,435)	1,123	(193)	(25,505)
Gain on curtailment benefits	(22,856)	(7,979)	—	(30,835)
Restructuring charges	11,388	7,143	12,343	30,874

Segment Adjusted EBITDA	40,548	(1,917)	(12,309)	26,322
Unallocated other (income) expense, net				5

Total Adjusted EBITDA				$26,327

	For Fiscal Year Ended March 31, 2010
	Tantalum	Ceramics	Film and Electrolytic	Total
Operating income (loss)	$28,424	$24,374	$(45,101)	$7,697
Adjustments:
Depreciation and amortization	29,940	8,705	13,999	52,644

EBITDA	$58,364	$33,079	$(31,102)	$60,341

Stock based compensation expense	972	419	474	1,865
Write down of long-lived assets	656	—	—	656
(Gain) loss on disposal of assets	(1,226)	183	40	(1,003)
Restructuring charges	1,941	543	6,714	9,198

Segment Adjusted EBITDA	60,707	34,224	(23,874)	71,057
Unallocated other (income) expense, net				(15)

Total Adjusted EBITDA				$71,042

	Three Months Ended June 30, 2010
	Tantalum	Ceramics	Film and Electrolytic	Total
Operating income (loss)	$17,506	$11,030	$(1)	$28,535
Adjustments:
Depreciation and amortization	8,318	2,269	3,923	14,510

EBITDA	$25,824	$13,299	$3,922	$43,045

Stock based compensation expense	70	33	46	149
ERP integration costs	—	—	280	280
Loss on disposal of assets	106	23	206	335
Restructuring charges	457	94	1,241	1,792

Segment Adjusted EBITDA	26,457	13,449	5,695	45,601
Unallocated other (income) expense, net				(402)

Total Adjusted EBITDA				$45,199

	Three Months Ended June 30, 2009
	Tantalum	Ceramics	Film and Electrolytic	Total
Operating income (loss)	$3,802	$2,448	$(8,751)	$(2,501)
Adjustments:
Depreciation and amortization	7,225	2,412	2,627	12,264

EBITDA	$11,027	$4,860	$(6,124)	$9,763

Stock based compensation expense	126	54	61	241
Loss on disposal of assets	124	82	—	206

Segment Adjusted EBITDA	11,277	4,996	(6,063)	10,210
Unallocated other (income) expense, net				(291)

Total Adjusted EBITDA				$9,919

RISK FACTORS

              Participating in the Exchange Offer is subject to a number of risks. You should carefully consider the risk factors set forth below as well as the other information contained in, or incorporated by reference in, this prospectus before making an investment in the notes. The risks described below are not the only risks facing us. Additional risks and uncertainties not currently known to us or those we currently view to be immaterial may also materially and adversely affect our business, financial condition or results of operations. Any of the following risks could materially and adversely affect our business, financial condition or results of operations. In such a case, you may lose all or part of your original investment. For a description of risks related to our industry and business, you should also evaluate the specific risk factors set forth in the section entitled "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended March 31, 2010.

Risks Related to Our Business

Adverse economic conditions could impact our ability to realize operating plans if the demand for our products declines; and such conditions could adversely affect our liquidity and ability to continue to operate.

              While our operating plans provide for cash generated from operations to be sufficient to cover our future operating requirements, many factors, including reduced demand for our products, currency exchange rate fluctuations, increased raw material costs, and other adverse market conditions could cause a shortfall in net cash generated from operations. As an example, the electronics industry is a highly cyclical industry. The demand for capacitors tends to reflect the demand for products in the electronics market. Customers' requirements for our capacitors fluctuate as a result of changes in general economic activity and other factors that affect the demand for their products. During periods of increasing demand for their products, they typically seek to increase their inventory of our products to avoid production bottlenecks. When demand for their products peaks and begins to decline, they may rapidly decrease orders for our products while they use up accumulated inventory. Business cycles vary somewhat in different geographical regions, such as Asia, and within customer industries. We are also vulnerable to general economic events beyond our control and our sales and profits may suffer in periods of weak demand.

              TTI, Inc., a distributor, accounted for over 10% of our net sales in fiscal years 2010, 2009 and 2008. If our relationship with TTI, Inc. were to terminate, we would need to determine alternative means of delivering our products to the end-customers served by TTI, Inc.

              To provide financial flexibility, we may enter into negotiations to secure additional financing or sell non-core assets. However, there can be no assurances that we will be successful in either of these strategic initiatives.

              Our ability to realize operating plans is also dependent upon meeting our payment obligations and complying with any applicable financial covenants under our debt agreements. If cash generated from operating, investing and financing activities is insufficient to pay for operating requirements and to cover interest payment obligations under debt instruments, planned operating and capital expenditures may need to be reduced.

Adverse economic conditions could cause further reevaluation and the write down of long-lived assets.

              Long-lived assets and intangible assets subject to amortization are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of a long-lived asset or group of assets may not be recoverable. In the event that the test shows that the carrying value of certain long-lived assets are impaired, we would be required to take an impairment charge to earnings under U.S. generally accepted accounting principles. However, such a charge would have no direct effect on our cash.

An increase in the cost or decrease in the availability of our principal raw materials could adversely affect profitability.

              The principal raw materials used in the manufacture of our products are tantalum powder, palladium, aluminum and silver. These materials are considered commodities and are subject to price volatility. Due to market constraints, we no longer purchase tantalum powder under long-term contracts. Instead, we forecast our tantalum needs for the short-term (twelve weeks) and make purchases based upon those forecasts; we currently have purchase agreements outstanding for three to six months. While the financial impact of these decisions are short-term in nature given that we are not currently party to any long-term supply agreements, they could impact our financial performance from period to period given that we do not hedge any of our raw material exposure and we may be unable to pass on to a significant number of our customers any fluctuations in our raw material costs. Additionally, any delays in obtaining raw materials for our products could hinder our ability to manufacture our products, negatively impacting our competitive position and our relationships with our customers.

              Presently, a limited number of suppliers process tantalum ore into capacitor-grade tantalum powder. If there are an insufficient number of tantalum processors relative to foreseeable demand, an increase in the price of tantalum may result. If we are unable to pass the price increase on to our customers it could have an adverse affect on our profitability.

              Palladium is a precious metal used in the manufacture of multilayer ceramic capacitors and is mined primarily in Russia and South Africa. We continue to pursue ways to reduce palladium usage in ceramic capacitors in order to minimize the price risk. The amount of palladium that we require has generally been available in sufficient quantities, however the price of palladium is driven by the market which has shown significant price fluctuations. For instance, in fiscal year 2009 the price of palladium fluctuated between $177 and $444 per troy ounce. Price increases and the possibility of our inability to pass such increases on to our customers could have an adverse effect on profitability.

              Silver and aluminum have generally been available in sufficient quantities, and we believe there are a sufficient number of suppliers from which we can purchase our requirements. An increase in the price of silver that we are unable to pass on to our customers, however, could have an adverse affect on our profitability.

Changes in the competitive environment could harm our business.

              The capacitor business is highly competitive worldwide, with low transportation costs and few import barriers. Competition is based on factors such as product quality and reliability, availability, customer service, timely delivery and price. The industry has become increasingly consolidated and globalized in recent years, and our primary U.S. and non-U.S. competitors, some of which are larger than us, have significant financial resources. The greater financial resources of such competitors may enable them to commit larger amounts of capital in response to changing market conditions. Some competitors may also have the ability to use profits from other operations to subsidize losses sustained in their businesses with which we compete. Certain competitors may also develop product or service innovations that could put us at a disadvantage.

Uncertainty of the timing of customer product qualifications in heavily regulated industries could affect the timing of product revenues and profitability arising from these industries.

              Our capacitors are incorporated into products used in diverse industries. Certain of these industries, such as military, aerospace and medical, are heavily regulated, with long and sometimes unpredictable product approval and qualification processes. Due to such regulatory compliance issues, there can be no assurances as to the timing of product revenues and profitability arising from our product development and sales efforts in these industries.

We manufacture many capacitors in Europe, Mexico and Asia and economic, political or regulatory changes in any of these regions could adversely affect our profitability.

              Our international operations are subject to a number of special risks, in addition to the same risks as our domestic business. These risks include currency exchange rate fluctuations, differing protections of intellectual property, trade barriers, labor unrest, exchange controls, regional economic uncertainty, differing (and possibly more stringent) labor regulation, risk of governmental expropriation, domestic and foreign customs and tariffs, current and changing regulatory regimes, differences in the availability and terms of financing, political instability and potential increases in taxes. These factors could impact our production capability or adversely affect our results of operations or financial condition.

We may experience difficulties, delays or unexpected costs in completing our restructuring plan.

              In the second quarter of fiscal year 2010, we initiated a restructuring plan designed to improve the operating performance of our Film and Electrolytic business group. However, any anticipated benefits of this restructuring activity will not be realized until future periods. The plan is expected to take approximately two to three years to complete.

              We may not realize, in full or in part, the anticipated benefits of the restructuring plan without encountering difficulties, which may include complications in the transfer of production knowledge, loss of key employees and/or customers, the disruption of ongoing business and possible inconsistencies in standards, controls and procedures. We are party to collective bargaining agreements in certain jurisdictions in which we operate which could potentially prevent or delay execution of parts of our restructuring plan.

Our inability to attract, train and retain effective employees and management could harm our business.

              Our success depends upon the continued contributions of our executive officers and certain other employees, many of whom have many years of experience with us and would be extremely difficult to replace. We must also attract and retain experienced and highly skilled engineering, sales and marketing and managerial personnel. Competition for qualified personnel is intense in our industry, and we may not be successful in hiring and retaining these people. If we lost the services of our executive officers or our other highly qualified and experienced employees or cannot attract and retain other qualified personnel, our business could suffer through less effective management due to loss of accumulated knowledge of our business or through less successful products due to a reduced ability to design, manufacture and market our products.

We must continue to develop innovative products to maintain relationships with our customers and to offset potential price erosion in older products.

              While most of the fundamental technologies used in the passive components industry have been available for a long time, the market is nonetheless typified by rapid changes in product designs and technological advances allowing for better performance, smaller size and/or lower cost. New applications are frequently found for existing technologies, and new technologies occasionally replace existing technologies for some applications or open up new business opportunities in other areas of application. We believe that successful innovation is critical for maintaining profitability in the face of potential erosion of selling prices for existing products and to ensure the flow of new products and robust manufacturing processes that will keep us at the forefront of our customers' product designs. Non-customized commodity products are especially vulnerable to price pressure, but customized products have also experienced price pressure in recent years. Developing and marketing new products requires start-up costs that may not be recouped if these products or production techniques are not successful. There are numerous risks inherent in product development, including the risks that we will be unable to anticipate the direction of technological change or that we will be unable to develop and market new products and applications in a timely fashion to satisfy customer demands. If this occurs, we could lose customers and experience adverse effects on our results of operations.

Various laws and regulations that apply to our business, including those relating to environmental matters, could limit our ability to operate as we are currently and could result in additional costs.

              We are subject to various laws and regulations of federal, state and local authorities in the countries in which we operate regarding a wide variety of matters, including environmental, employment, land use, anti-trust, and others that affect the day-to-day operations of our business. The liabilities and requirements associated with the laws and regulations that affect us may be costly and time-consuming. There can be no assurance that we have been or will be at all times in compliance with such applicable laws and regulations. Failure to comply may result in the assessment of administrative, civil and criminal penalties, the issuance of injunctions to limit or cease operations, the suspension or revocation of permits and other enforcement measures that could have the effect of limiting our operations. If we are pursued for sanctions, costs or liabilities in respect of these matters, our operations and, as a result, our profitability could be materially and adversely affected.

              We are subject to a variety of U.S. federal, state and local, as well as foreign, environmental laws and regulations relating, among other things, to wastewater discharge, air emissions, handling of hazardous materials, disposal of solid and hazardous wastes, and remediation of soil and groundwater contamination. We use a number of chemicals or similar substances, and generate wastes, that are considered hazardous. We are required to hold environmental permits to conduct many of our operations. Violations of environmental laws and regulations could result in substantial fines, penalties, and other sanctions. Changes in environmental laws or regulations (or in their enforcement) affecting or limiting, for example, our chemical uses, certain of our manufacturing processes, or our disposal practices, could restrict our ability to operate as we are currently operating or impose additional costs. In addition, we may experience releases of certain chemicals or discover existing contamination, which could cause us to incur material cleanup costs or other damages.

Volatility of financial and credit markets could affect our access to capital.

              The continued uncertainty in the global financial and credit markets could impact our ability to implement new financial arrangements or to modify our existing financial arrangements. An inability to obtain new financing or to further modify existing financing could adversely impact the execution of our restructuring plans and delay the realization of the expected cost reductions. Our ability to generate adequate liquidity will depend on our ability to execute our operating plans and to manage costs in light of developing economic conditions. An unanticipated decrease in sales, or other factors that would cause the actual outcome of our plans to differ from expectations, could create a shortfall in cash available to fund our liquidity needs. Being unable to access new capital, experiencing a shortfall in cash from operations to fund our liquidity needs and the failure to implement an initiative to offset the shortfall in cash, such as, for example, a sale of non-core assets, would likely have a material adverse effect on our business.

We must consistently reduce the total costs of our products to remain competitive.

              Our industry is intensely competitive and prices for existing commodity products tend to decrease steadily over their life cycle. There is substantial and continuing pressure from customers to reduce the total cost of using our parts. To remain competitive, we must achieve continuous cost reductions through process and product improvements.

              We must also be in a position to minimize our customers' shipping and inventory financing costs and to meet their other goals for rationalization of supply and production. Our growth and the profit margins of our products will suffer if our competitors are more successful in reducing the total cost to customers of their products than we are. We must also continue to introduce new products that offer performance advantages over our existing products and can thereby achieve premium prices, offsetting the price declines in our more mature products.

Our use of net operating losses to offset possible future taxable income could be limited by ownership changes.

              In addition to the general limitations on the carryback and carryforward of net operating losses under Section 172 of the Internal Revenue Code (the "Code"), Section 382 of the Code imposes further limitations on the utilization of net operating losses by a corporation following of ownership changes which result in more than a 50 percentage point change in ownership of a corporation within a three year period. Therefore, the future utilization of our net operating losses may be subject to limitation for federal income tax purposes related to regular and alternative minimum tax.

              The issuance of the Platinum Warrant to K Financing, as described above, may be deemed to have been an "ownership change" for purposes of Section 382 of the Code. If such an ownership change is deemed to have occurred, the amount of our taxable income that can be offset by our net operating loss carryovers in taxable years after the ownership change will be severely limited. While we believe that the issuance of the Platinum Warrant did not result in an ownership change for purposes of Section 382 of the Code, there is no assurance that our view will be unchallenged. Moreover, the exercise of part or all of the Platinum Warrant may be deemed to have given rise to an ownership change in the future.

              The application of Section 382 of the Code now or in the future could limit a substantial part of our future utilization of available net operating losses. Such limitation could require us to pay substantial additional federal and state taxes and interest. Such tax and interest liabilities may adversely affect our liquidity and financial position.

K Equity may obtain significant influence over all matters submitted to a stockholder vote, which may limit the ability of other shareholders to influence corporate activities and may adversely affect the market price of our common stock.

              As part of the consideration for entering into the Platinum Credit Facility, K Financing received the Platinum Warrant to purchase up to 80,544,685 shares of our common stock (subject to certain adjustments), representing 49.9% of our outstanding common stock at the time of issuance on a post-exercise basis. The Platinum Warrant was subsequently transferred to K Equity, an affiliate of K Financing. To the extent that K Equity exercises the Platinum Warrant in whole or in part but does not sell all or a significant part of the shares it acquires upon exercise, K Equity may own up to 49.9% of our outstanding common stock. As a result, K Equity may have substantial influence over the outcome of votes on all matters requiring approval by our stockholders, including the election of directors, the adoption of amendments to our restated certificate of incorporation and by-laws and approval of significant corporate transactions. K Equity could also take actions that have the effect of delaying or preventing a change in control of us or discouraging others from making tender offers for our shares, which could prevent stockholders from receiving a premium for their shares. These actions may be taken even if other stockholders oppose them. Moreover, this concentration of stock ownership may make it difficult for stockholders to replace management. In addition, this significant concentration of stock ownership may adversely affect the trading price for our common stock because investors often perceive disadvantages in owning stock in companies with controlling stockholders. This concentration of control could be disadvantageous to other stockholders with interests different from those of our officers, directors and principal stockholders and the trading price of shares of our common stock could be adversely affected.

Risks Related to the Exchange Notes

Our substantial level of indebtedness could materially adversely affect our financial condition and our ability to fulfill our obligations under the Exchange Notes.

              We have and, upon consummation of this Exchange Offer, we will have a substantial amount of indebtedness, which requires significant interest and principal payments. As of June 30, 2010, we had $278.7 million of total indebtedness outstanding. As of September 30, 2010, we had no borrowings outstanding and $50.0 million available under our new revolving credit facility. Subject to the limits contained in the agreement governing our new revolving credit facility and the indenture governing the Exchange Notes, we may be able to incur additional indebtedness from time to time to finance working capital, capital expenditures, investments or acquisitions, or for other purposes. If we do so, the risks related to our high level of indebtedness could intensify.

              Our substantial level of indebtedness increases the possibility that we may be unable to generate cash sufficient to pay, when due, the principal of, interest on or other amounts due in respect of our indebtedness. Our substantial indebtedness, combined with our other financial obligations and contractual commitments, could have important consequences for holders of our Exchange Notes. For example, it could:

  •
  make it more difficult for us to satisfy our obligations with respect to our indebtedness, including the Exchange Notes, and any failure to comply with the obligations under any of our indebtedness instruments, including restrictive covenants, could result in an event of default under the indenture governing the Exchange Notes and the agreements governing such other indebtedness;

  •
  require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing funds available for working capital, capital expenditures, acquisitions, research and development and other purposes;

  •
  increase our vulnerability to adverse economic and industry conditions, which could place us at a competitive disadvantage compared to our competitors that have relatively less indebtedness;

  •
  limit our flexibility in planning for, or reacting to, changes in our business and the industries in which we operate;

  •
  limit the rights of the holders of our Exchange Notes to receive payments under the Exchange Notes if other secured creditors have not been paid;

  •
  limit our ability to borrow additional funds, or to dispose of assets to raise funds, if needed, for working capital, capital expenditures, acquisitions, research and development and other corporate purposes; and

  •
  prevent us from raising the funds necessary to repurchase all Exchange Notes tendered to us upon the occurrence of certain changes of control, which would constitute a default under the indenture governing the Exchange Notes.

Our debt agreements contain restrictions that limit our flexibility in operating our business.

              The agreement governing our new revolving credit facility and the indenture governing the Exchange Notes and certain of our other debt agreements contain various covenants that limit our ability to engage in specified types of transactions. These covenants limit our and our restricted subsidiaries' ability to, among other things:

  •
  incur additional indebtedness or issue certain preferred stock;

  •
  pay dividends on, or make distributions in respect of, capital stock or repurchase capital stock;

  •
  make certain investments or other restricted payments;

  •
  sell certain assets;

  •
  create liens or use assets as security in other transactions;

  •
  enter into sale and leaseback transactions;

  •
  merge, consolidate or transfer or dispose of substantially all of our assets; and

  •
  engage in transactions with affiliates.

              The agreement governing our new revolving credit facility also includes a fixed charge coverage ratio covenant that we must satisfy if an event of default occurs or in the event that we do not meet certain excess availability requirements under our new revolving credit facility. Our ability to comply with this covenant is dependent on our future performance, which may be subject to many factors, some of which are beyond our control.

              A breach of any of these covenants could result in a default under any or all of such indebtedness. If a default occurs under any such indebtedness, all of the outstanding obligations thereunder could become immediately due and payable, which could result in a default under our other outstanding debt. Our ability to comply with the provisions of the agreement governing our new revolving credit facility and the indenture governing the Exchange Notes and our other existing and future debt agreements can be affected by events beyond our control.

We, including our subsidiaries, will have the ability to incur substantially more indebtedness.

              Subject to the restrictions in the agreement governing our new revolving credit facility and the indenture governing the Exchange Notes, we, including our subsidiaries, may incur significant additional indebtedness. Although the terms of the agreement governing our new revolving credit facility and the indenture governing the Exchange Notes contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of important exceptions, and indebtedness incurred in compliance with these restrictions could be substantial. For example, one such exception would permit us to enter into a senior secured credit facility of up to $75.0 million. As of September 30, 2010, we had $50.0 million in unused availability under our new revolving credit facility. If we and our restricted subsidiaries incur significant additional indebtedness, the related risks that we face could intensify.

We may not be able to generate sufficient cash to service all of our indebtedness, including the Exchange Notes, and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

              Our ability to make scheduled payments on or to refinance our indebtedness depends on our financial condition and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. We may not be able to maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness, including the Exchange Notes.

              If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay investments and capital expenditures, or to sell assets, seek additional capital or restructure or refinance our indebtedness, including the Exchange Notes. Our ability to restructure or refinance our indebtedness will depend on the condition of the capital markets and our financial condition at such time. Any refinancing of our indebtedness could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. The terms of existing or future debt instruments, the agreement governing our new revolving credit facility and and the indenture governing the Exchange Notes may restrict us from adopting some of these alternatives. In addition, any failure to make payments of interest and principal on our outstanding indebtedness on a timely basis would likely result in a reduction of our credit rating, which could harm our ability to incur additional indebtedness. In the absence of such operating results and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. The agreement governing our new revolving credit facility and the indenture governing the Exchange Notes will restrict our ability to dispose of assets and use the proceeds from the disposition. We may not be able to consummate those dispositions or to obtain the proceeds that we could realize from them and these proceeds may not be adequate to meet any debt service obligations then due. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations.

Your right to receive payments on the Exchange Notes will be effectively subordinated to the right of lenders who have a security interest in our assets that are not part of the collateral securing the Exchange Notes, to the extent of the value of those assets.

              Subject to the restrictions in the agreement governing our new revolving credit facility and the indenture governing the Exchange Notes, we, including our subsidiaries, may incur significant additional indebtedness secured by assets that are not part of the collateral securing the Exchange Notes. As of September 30, 2010, we had $50.0 million in unused availability under our new revolving credit facility and borrowings under this facility are secured by assets that are not part of the collateral securing the Exchange Notes. If we are declared bankrupt or insolvent, or if we default under any of our existing or future indebtedness secured by assets that are not part of the collateral securing the Exchange Notes, the holders of such indebtedness could declare all of the funds borrowed thereunder, together with accrued interest, immediately due and payable. If we were unable to repay such indebtedness, the holders of such indebtedness could foreclose on such assets to the exclusion of holders of the Exchange Notes, even if an event of default exists under the indenture governing the Exchange Notes at such time. In any such event, because the Exchange Notes will not be secured by such assets, remaining proceeds, if any, from the sale of such assets will be available to pay obligations on the Exchange Notes only after such indebtedness has been paid in full. As a result, the Exchange Notes will be effectively subordinated in right of payment to indebtedness under our new revolving credit facility and any other indebtedness secured by a first-priority lien in the collateral securing our new revolving credit facility, to the extent of the realizable value of such collateral.

Claims of noteholders will be structurally subordinate to claims of creditors of our subsidiaries that do not guarantee the Exchange Notes.

              The Exchange Notes will not be guaranteed by all of our subsidiaries. Accordingly, claims of holders of the Exchange Notes will be structurally subordinate to the claims of creditors of these non-guarantor subsidiaries, including trade creditors. All obligations of our non-guarantor subsidiaries will have to be satisfied before any of the assets of such subsidiaries would be available for distribution, upon liquidation or otherwise, to us or a guarantor of the Exchange Notes.

              Our non-guarantor subsidiaries accounted for approximately 31% of our total assets and liabilities as of June 30, 2010. In addition, our and each guarantor's "first-tier" directly owned foreign restricted subsidiaries that are organized in Mexico, Singapore or Italy accounted for approximately 19% and 22% of our total assets and liabilities, respectively, as of June 30, 2010.

If we default on our obligations to pay our other indebtedness, we may not be able to make payments on the Exchange Notes.

              Any default under the agreements governing our indebtedness and the remedies sought by the holders of such indebtedness, could prevent us from paying principal, premium, if any, and interest on the Exchange Notes and substantially decrease the market value of the Exchange Notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants in the instruments governing our indebtedness (including covenants in the indenture governing the Exchange Notes), we could be in default under the terms of the agreements governing such indebtedness, including the indenture governing the Exchange Notes. In the event of such default:

  •
  the holders of such indebtedness may be able to cause all of our available cash flow to be used to pay such indebtedness and, in any event, could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest;

  •
  the lenders under any senior credit facilities that we may enter into in the future could elect to terminate their commitments thereunder, cease making further loans and institute foreclosure proceedings against our assets; and

  •
  we could be forced into bankruptcy or liquidation.

              As a result, any default by us on our indebtedness could have a material adverse effect on our business and could impact our ability to make payments under the Exchange Notes.

We may not be able to repurchase the Exchange Notes upon a change of control triggering event.

              Upon a change of control triggering event, as defined under the indenture governing the Exchange Notes, you will have the right to require us to offer to purchase all of the Exchange Notes then outstanding at a price equal to 101% of the principal amount of the Exchange Notes, plus accrued interest. In order to obtain sufficient funds to pay the purchase price of the outstanding Exchange Notes, we expect that we would have to refinance the Exchange Notes. We cannot assure you that we would be able to refinance the Exchange Notes on reasonable terms, if at all. Our failure to offer to purchase all outstanding Exchange Notes or to purchase all validly tendered Exchange Notes would be an event of default under the indenture. Such an event of default may cause the acceleration of our other indebtedness. Our future indebtedness also may contain restrictions on repayment requirements with respect to specified events or transactions that constitute a change of control triggering event under the indenture.

Security over certain collateral may not be in place prior to closing, may not be perfected prior to closing and may be invalidated following closing.

              The security interests in the capital stock of certain of our and our guarantor's subsidiaries that is intended to be pledged to secure the Exchange Notes may not be in place or be perfected on the closing date of this offering. To the extent any security interest in the collateral securing the Exchange Notes cannot be perfected on or prior to the closing date, the indenture governing the Exchange Notes will require us to have all such security interests perfected, to the extent required by the indenture governing the Exchange Notes and the security documents, promptly following the closing date. As a result, for a period following the closing of the offering, the collateral agent would not have perfected the security interest in this collateral, which may result in the loss of the priority of the security interest in this collateral.

The rights of noteholders in the collateral may be adversely affected by the failure to perfect security interests in the collateral.

              Applicable law requires that a security interest in certain tangible and intangible assets can only be properly perfected and its priority retained through certain actions undertaken by the secured party. The liens on the collateral securing obligations under the Exchange Notes from time to time owned by us or the guarantors may not be perfected if the collateral agent has not taken the actions necessary to perfect those liens following the issuance of the Exchange Notes. The inability or failure of the collateral agent to promptly take all actions necessary to create properly perfected security interests in the collateral may result in the loss of the priority, or a defect in the perfection, of the security interest in the collateral securing the Exchange Notes.

The value of the collateral securing the Exchange Notes may not be sufficient to satisfy our obligations under the Exchange Notes.

              Obligations under the Exchange Notes will be secured by a first-priority lien on 51% of the capital stock of our and each guarantor's "first tier" directly-owned foreign restricted subsidiaries that are organized in Mexico, Singapore or Italy. The Exchange Notes will be secured only by the foregoing stock pledges and will not be secured by any other assets of ours, the guarantors or our or their respective subsidiaries. The value of the collateral at any time will depend on market and other economic conditions, including the availability of suitable buyers for the collateral. By its nature, the collateral securing the Exchange Notes may be illiquid and may have no readily ascertainable market value. The value of the collateral could be impaired in the future as a result of changing economic conditions, competition or other future trends. In the event of a foreclosure, liquidation, bankruptcy or similar proceeding, no assurance can be given that the proceeds from any sale or liquidation of the collateral will be sufficient to pay our obligations under the Exchange Notes, in full or at all. There also can be no assurance that the collateral will be saleable, and even if saleable, the timing of its liquidation would be uncertain. Accordingly, there may not be sufficient collateral to pay all or any of the amounts due on the Exchange Notes. Any claim for the difference between the amount, if any, realized by holders of the Exchange Notes from the sale of the collateral and the obligations under the Exchange Notes will rank equally in right of payment with all of our other unsecured unsubordinated indebtedness and other obligations, including trade payables.

              The collateral agent's security interest and ability to foreclose will also be limited by the need to meet certain requirements, such as obtaining third party consents and making additional filings. If we are unable to obtain these consents or make these filings, the security interests may be invalid and the holders will not be entitled to the collateral or any recovery with respect thereto. We cannot assure you that any such required consents can be obtained on a timely basis or at all. These requirements may limit the number of potential bidders for certain collateral in any foreclosure and may delay any sale, either of which events may have an adverse effect on the sale price of the collateral. Therefore, the practical value of realizing on the collateral may, without the appropriate consents and filings, be limited.

Upon completion of the Exchange Offer, the ability of the collateral agent to realize upon the capital stock securing the Exchange Notes will be automatically limited to the extent the pledge of such capital stock would require the filing with the SEC of separate financial statements for any of the Company's subsidiaries.

              Under Rule 3-16 of Regulation S-X in effect as of the issue date of the Exchange Notes offered hereby, if the par value, book value as carried by us or market value (whichever is greatest) of the capital stock pledged as part of the collateral is greater than or equal to 20% of the aggregate principal amount of the Exchange Notes then outstanding that are then registered or being registered, such subsidiary would be required to provide separate financial statements to the SEC. As a result, the indenture governing the Exchange Notes and the security documents relating to the security interest in the collateral securing the Exchange Notes provide that to the extent that separate financial statements of any of our subsidiaries would be required by the rules of the SEC due to the fact that such subsidiary's capital stock secures registered Exchange Notes, the pledge of such capital stock constituting collateral securing such registered Exchange Notes will automatically be limited such that the value of the portion of such capital stock that the trustee of the registered Exchange Notes may realize upon will, in the aggregate, at no time exceed 19.9% of the aggregate principal amount of the then outstanding registered Exchange Notes. See "Description of Exchange Notes—Use and Release of Collateral—Release of Collateral."

Proceedings to enforce our pledge of 51% of the stock of certain of our foreign subsidiaries would likely be governed by foreign law, which could negatively affect the ability of the collateral agent to enforce these pledges.

              All of the pledges relating to the stock of our foreign subsidiaries will be governed by the laws of their country of organization, and these laws may be significantly different than those of the U.S. The collateral agent may not be able to enforce the security interest in any such pledge in the same manner and in as timely of a basis as a pledge of the capital stock of a U.S. entity. The implementation and the perfection of a share pledge will be subject to local law, and failure of the collateral agent to comply with local requirements may result in a pledge not being effective. The following is a discussion of certain of the considerations regarding each jurisdiction in which we are pledging shares of a foreign subsidiary.

Italy

              Under Italian law, a share pledge must comply with certain formalities, including certain annotations or endorsements and notarization, as well as annotation in the shareholders' ledger of the pledged company. Additionally, certificates representing the pledged shares must be delivered to the secured creditor or to a custodian authorized by the parties. Failure to comply with the foregoing formalities will result in the unenforceability of the security interests in the pledged shares of our Italian subsidiaries.

              Additionally, the sale of a pledged asset under Italian law is generally carried out through an enforcement court proceeding, which enforcement proceeding may take materially longer than in other jurisdictions. Parties may agree to different procedures and avoid the need for court action, but such procedures must ensure the transparency of the sale and the fairness of the determination of the price. Further, unless the default of the secured obligations under the pledge is proven before an Italian court, the enforcement of any foreign judgment in Italy declaring the default of any such obligation is subject to a formal recognition procedure before an Italian court, as well as to compliance with Italian mandatory rules and public policy.

              Finally, Italian law requires the pledgee of a pledged asset to be the creditor of the secured obligation in order to be able to hold and enforce the pledge. Security documents governed by Italian law are usually executed between all of the secured parties and the relevant pledgor, and the security is granted in favor of all the secured parties; the concept of a collateral trust or similar structure is generally not recognized in Italy. As such, it is not certain under Italian law whether a security interest is validly enforceable for the benefit of the beneficiaries who are not a party to the relevant pledge agreement creating the security.

              Consequently, there is substantial uncertainty under Italian law as to (i) whether holders of the Exchange Notes, which will not be parties to the relevant security documents, will be deemed to have a valid and perfected security interest under the deed of pledge and (ii) the validity of any security interest created in favor of only a collateral agent or trustee. If a challenge to the validity or enforceability of the security interest created by the deed of pledge were successful, holders of the Exchange Notes may not be able to recover any amount under such deed of pledge.

Mexico

              Under Mexican law, the implementation of a share pledge agreement with respect to the perfection of a security interest over shares issued by a Mexican company requires compliance with certain formalities. These formalities relate to the endorsement in guarantee and physical delivery of the share certificates and the registration of the pledge in the stock ledger of the issuer. Failure to complete the registrations may cause the unenforceability of the security interests in the pledged shares of our Mexican subsidiaries.

              Additionally, the enforcement of any security interest in Mexico, the taking of possession, entry, removal, sale, transfer or other disposition of property or similar action in Mexico pursuant to any collateral document may not be made in Mexico without judicial intervention after the defendant is given the right to be heard and defeated in court. Judicial proceedings in Mexico tend to be formalistic and the enforcement of any security interest in Mexico could be hindered or delayed by formalities such as proper service of process or the granting of an appropriate power of attorney to the attorney-in-fact acting on behalf of the plaintiff. Further, the court may request an official Spanish translation of any documentary evidence not executed in Spanish.

              Finally, unless the default of any principal obligation that the pledged shares of stock of our Mexican subsidiaries are securing is independently proven before a Mexican court, the enforcement of any foreign judgment in Mexico declaring the default of any such principal obligation is subject to a recognition procedure (procedimiento judicial de homologación) and to compliance with all the requirements set forth under the Federal Code of Civil Procedures (Código Federal de Procedimientos Civiles) and other applicable law, each of which could involve a lengthy process.

Singapore

              Under Singapore law, the creation of a pledge over shares (a "share charge") issued by a Singapore company entails entry into a share charge agreement and compliance with certain formalities. These formalities include (i) the transfer to the secured party of the physical certificates representing the charged shares and a share transfer form executed in blank; (ii) payment of a stamp duty and (iii) if the pledgor is incorporated in Singapore or registered as a foreign company in Singapore, an electronic filing with the Accounting and Corporate Regulatory Authority of Singapore within 30 days of the creation of the security interest or 37 days if the share charge is executed outside of Singapore. Failure to comply with these formalities may cause the unenforceability of the security interests in the pledged shares of our Singapore subsidiaries.

              "Perfection" of a share charge has no clear defined meaning under Singapore law. Furthermore, there is no established means to record the existence of a security interest over shares in the records of the company whose shares are charged absent creation of a legal mortgage over the charged shares. A legal mortgage over the charged shares would entail the actual transfer, at the time the share charge is created, of the charged shares to the secured party and registration of such shares in the name of such party. A legal mortgage over charged shares is not commonly undertaken, notwithstanding the potential increased risks to the secured party with respect to third party claims.

              At the time of a default by the pledgor of the charged shares, even in the absence of a legal mortgage over the charged shares, the holder of a valid and enforceable share charge under Singapore law may complete the share transfer form, pay the stamp duty, deliver the pledged share certificates to the company whose shares are charged, procure the issuance of new share certificates in the name of the secured party and sell the shares to a third party purchaser. However, when exercising its rights to sell the charged shares, the secured party or a receiver appointed by the secured party will generally owe a duty of care to the pledgor of the charged shares in respect of the manner in which it exercises the power of sale. Any such sale must be a bona fide transaction conducted at arms' length. Furthermore, the receiver owes a duty to take reasonable care to obtain the fair market value of the charged shares. The burden is on the secured party to obtain such a price, determined by reference to what is reasonably obtainable at the time of sale. To the extent a sale of charged shares is not affected in the foregoing manner, the secured party may be liable to the pledgor of the charged shares.

Rights of holders of Exchange Notes in the collateral may be adversely affected by bankruptcy proceedings.

              The right of the collateral agent for the Exchange Notes to repossess and dispose of the collateral upon acceleration is likely to be significantly impaired by federal bankruptcy law if bankruptcy proceedings are commenced by or against us or the guarantors prior to or possibly even after the collateral agent has repossessed and disposed of the collateral. Under the U.S. Bankruptcy Code, a secured creditor, such as the collateral agent for the Exchange Notes, is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from a debtor, without bankruptcy court approval. Moreover, bankruptcy law permits the debtor to continue to retain and to use collateral, and the proceeds, products, rents, or profits of the collateral, even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given "adequate protection." The meaning of the term "adequate protection" may vary according to circumstances, but it is intended in general to protect the value of the secured creditor's interest in the collateral and may include cash payments or the granting of additional security, if and at such time as the court in its discretion determines, for any diminution in the value of the collateral as a result of the stay of repossession or disposition or any use of the collateral by the debtor during the pendency of the bankruptcy case. In view of the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments under the Exchange Notes could be delayed following commencement of a bankruptcy case, whether or when the collateral agent would repossess or dispose of the collateral, or whether or to what extent holders of the Exchange Notes would be compensated for any delay in payment of loss of value of the collateral through the requirements of "adequate protection." Furthermore, in the event the bankruptcy court determines that the value of the collateral is not sufficient to repay all amounts due on the Exchange Notes, the holders of the Exchange Notes would have "undersecured claims" as to the difference. Federal bankruptcy laws do not permit the payment or accrual of interest, costs, and attorneys' fees for "undersecured claims" during the debtor's bankruptcy case.

              In addition, any future pledge of collateral in favor of the collateral agent might be avoidable by the pledgor (as debtor in possession) or by its collateral agent in bankruptcy or other third parties if certain events or circumstances exist or occur, including, among others, (i) if the pledge or granting of the security interest is deemed a fraudulent conveyance because the pledgor is insolvent at the time of the pledge or granting of the security interest and the debtor receives less than reasonably equivalent value, or (ii) the pledge permits the holders of the Exchange Notes to receive a greater recovery than if the pledge had not been given and a bankruptcy proceeding in respect of the pledgor is commenced within 90 days (or, in certain circumstances, a longer period) following the pledge.

Certain of our assets and the assets of the guarantors may be subject to existing liens, and may become subject to certain future liens.

              The agreement governing our new revolving credit facility and the indenture governing the Exchange Notes permits certain existing and future liens on the collateral securing the Exchange Notes. For example, the indenture governing the Exchange Notes would permit future liens on the collateral to secure a senior secured credit facility of up to $75.0 million. As of September 30, 2010, we had $50.0 million in unused availability under our new revolving credit facility. To the extent that holders of other secured indebtedness or other third parties enjoy liens (including statutory liens), whether or not permitted by the indenture, those holders or third parties may have rights and remedies with respect to the collateral securing the Exchange Notes that, if exercised, could reduce the proceeds available to satisfy the obligations under the Exchange Notes.

We are subject to certain fraudulent transfer and conveyance statutes that may have adverse implications for the holders of the Exchange Notes.

              Under relevant federal and state fraudulent transfer and conveyance statutes, in a bankruptcy or reorganization case or a lawsuit by or on behalf of our unpaid creditors, a court could avoid (cancel) or subordinate the Exchange Notes or the guarantee of any guarantor to our or the subject guarantor's presently existing and future indebtedness and take other action detrimental to the holders of the Exchange Notes including, under certain circumstances, invalidating the Exchange Notes or the applicable guarantee. For a fraudulent conveyance claim to succeed, the claimant generally must show that at the time the obligation was incurred, the obligor did so with the intent of hindering, delaying or defrauding current or future creditors, or received less than reasonably equivalent value or fair consideration for issuing the Exchange Notes or incurring the guarantee, as applicable, and:

  •
  was insolvent or was rendered insolvent by reason of the incurrence of the obligation;

  •
  was engaged, or about to engage, in a business or transaction for which its assets constituted unreasonably small capital;

  •
  intended to incur, or believed that it would incur, indebtedness beyond its ability to pay as such indebtedness matured; or

  •
  was a defendant in an action for money damages, or had a judgment for money damages docketed against it if, in either case, after final judgment the judgment is unsatisfied.

              The measure of insolvency for purposes of the foregoing considerations will vary depending upon the law of the jurisdiction that is being applied in the relevant legal proceeding. Generally, however, an obligor would be considered insolvent if, at the time it incurs the obligation, either:

  •
  the sum of its indebtedness, including contingent liabilities, is greater than its assets, at a fair valuation; or

  •
  the present fair saleable value of its assets is less than the amount required to pay the probable liability on its total existing indebtedness and liabilities, including contingent liabilities, as they become absolute and matured.

              We cannot give you any assurance as to what standards a court would use to determine whether we or a guarantor were solvent at the relevant time, or whether, whatever standard was used, the Exchange Notes or the applicable guarantee would not be avoided on any of the grounds described above.

              The indenture governing the Exchange Notes will contain a provision intended to limit each guarantor's liability to the maximum amount that it could incur without causing the incurrence of obligations under its guarantee to be a fraudulent transfer. This provision may not be effective to protect the guarantees from being voided under fraudulent transfer law, or may eliminate the guarantor's obligations or reduce the guarantor's obligations to an amount that effectively makes the guarantee worthless. In a recent Florida bankruptcy case, this kind of provision was found to be ineffective to protect the guarantees.

Your ability to transfer the Exchange Notes may be limited by the absence of an active trading market, and there is no assurance that any active trading market will develop for the Exchange Notes.

              The Exchange Notes are a new issue of securities and there is no established public market for them, or for the Old Notes. The liquidity of any market for the Exchange Notes will depend upon, among other things, the number of holders of the Exchange Notes, our performance, the market for similar securities, our ability to complete the offer to exchange the Old Notes for the Exchange Notes, the interest of securities dealers in making a market in the Exchange Notes and other factors. A liquid trading market may not develop for the Exchange Notes. If a market develops, the Exchange Notes could trade at prices that may be lower than the initial offering price of the Exchange Notes. If an active market does not develop or is not maintained, the price and liquidity of the Exchange Notes may be adversely affected. Historically, the market for non-investment grade debt securities has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the Exchange Notes. The market, if any, for any of the Exchange Notes may not be free from similar disruptions and any such disruptions may adversely affect the prices at which you may sell your Exchange Notes.

Holders of Old Notes who fail to exchange their Old Notes in the Exchange Offer will continue to be subject to restrictions on transfer.

              If you do not exchange your Old Notes for Exchange Notes in the Exchange Offer, you will continue to be subject to the restrictions on transfer applicable to the Old Notes. The restrictions on transfer of your Old Notes arise because we issued the Old Notes under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer or sell the Old Notes if they are registered under the Securities Act and applicable state securities laws, or offered and sold under an exemption from these requirements. We do not plan to register the Old Notes under the Securities Act. For further information regarding the consequences of tendering your Old Notes in the Exchange Offer, see the discussion below under the caption "Exchange Offer—Consequences of Failure to Exchange."

USE OF PROCEEDS

              This Exchange Offer is intended to satisfy our obligations under the Registration Rights Agreement. We will not receive any cash proceeds from the issuance of the Exchange Notes. The Old Notes properly tendered and exchanged for Exchange Notes will be retired and cancelled. Accordingly, no additional debt will result from the exchange. We have agreed to bear the expense of the Exchange Offer.

 RATIO OF EARNINGS TO FIXED CHARGES

              The following table sets forth our ratio of earnings to fixed charges on a historical basis for the periods indicated. For more information on our consolidated ratios of earnings to fixed charges, see our Annual Report on Form 10-K for the year ended March 31, 2010, and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2010, each of which is incorporated by reference into this prospectus as described under "Where You Can Find More Information."

	Fiscal Years Ended March 31,					Three Months Ended June 30,
	2006	2007	2008	2009	2010	2009	2010
Ratio of earnings to fixed charges(1)	—	1.5x	—	—	—	5.3x	—
Deficiency of earnings to fixed charges(2)	$12,100		$20,104	$288,411	$64,411		$18,824

(1)
Dashes represent a ratio of earnings to fixed charges of less than 1.0.

(2)
Amounts in thousands.

For purposes of calculating the ratio or deficiency, as applicable, of earnings to fixed charges, earnings consist of earnings before provision for income taxes plus fixed charges. Fixed charges consist of interest expensed and capitalized, amortized premiums, discounts and capitalized expenses related to indebtedness and an estimate of the interest within rental expense.

 CAPITALIZATION

              The following table sets forth our consolidated cash and cash equivalents and capitalization as of June 30, 2010 on a historical basis. You should read the following information in conjunction with the information contained in "Selected Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements, including the related notes, all of which are included or incorporated by reference in this prospectus. See "Incorporation of Certain Documents by Reference" and "Where You Can Find More Information."

As of June 30, 2010
(amounts in thousands)
Cash and cash equivalents	$65,968

Long-term debt (including current portion)
2.25% Convertible Senior Notes due 2026(1)	40,581
Exchange Notes(2)	230,000
Other debt(3)	8,144

Total long-term debt (including current portion)	278,725
Stockholders' equity:
Common stock, par value $0.01, authorized 300,000,000 shares, issued 88,525,140 shares	885
Additional paid-in capital	479,363
Retained deficit	(170,888)
Accumulated other comprehensive income	1,216
Treasury stock, at cost (7,390,124 shares)	(56,929)

Total stockholders' equity	253,647

Total capitalization	$532,372

(1)
Excludes the effect of approximately $3.3 million of debt discount.

(2)
Excludes the effect of approximately $3.0 million of original issue discount.

(3)
Relates to other indebtedness of certain of our foreign subsidiaries.

SELECTED FINANCIAL INFORMATION

              Our selected financial information as of and for the years ended March 31, 2006, 2007, 2008, 2009, and 2010 have been derived from our audited consolidated financial statements. Our selected financial information as of and for the quarter ended June 30, 2010 and June 30, 2009 have been derived from our unaudited condensed consolidated financial statements. Our interim results are not necessarily indicative of our operating results for the entire year nor are our historical results necessarily indicative of our operating results to be expected in the future. The following financial data is qualified by reference to and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Annual Reports on Form 10-K and our Quarterly Report on Form 10-Q and the financial statements and related notes incorporated by reference into this prospectus.

	Fiscal Years Ended March 31,					Three Months Ended June 30,
	2006	2007	2008	2009	2010	2009	2010
						(unaudited)	(unaudited)
	(amounts in thousands)
Income Statement Data:
Net sales	$490,106	$658,714	$850,120	$804,385	$736,335	$150,167	$243,794
Operating costs and expenses:
Cost of sales	399,264	517,443	696,806	736,551	611,638	129,661	182,886
Selling, general and administrative expenses	49,660	89,450	97,639	93,505	86,085	18,022	24,215
Research and development	25,976	33,385	35,699	28,956	22,064	4,779	6,031
Restructuring charges	28,319	12,572	25,341	30,874	9,198	—	1,792
Goodwill impairment	—	—	—	174,327	—	—	—
Write down of long-lived assets	—	—	4,218	67,624	656	—	—
Net (gain) loss on sales and disposals of assets	(2,917)	(1,214)	(702)	(25,505)	(1,003)	206	335
Curtailment gains on benefit plans	—	—	—	(30,835)	—	—	—

Total operating costs and expenses	500,302	651,636	859,001	1,075,497	728,638	152,668	215,259

Operating income (loss)	(10,196)	7,078	(8,881)	(271,112)	7,697	(2,501)	28,535
Other (income) expense:
Interest income	(5,640)	(6,283)	(6,061)	(618)	(188)	(31)	(21)
Interest expense and amortization of debt discount	6,628	9,865	21,696	29,789	26,008	5,819	7,458
Increase in value of warrant	—	—	—	—	81,088	—	—
Other (income) expense, net	916	(1,273)	(4,412)	(14,084)	4,121	(38,921)	1,674
(Gain) loss on early extinguishment of debt	—	—	—	2,212	(38,921)	4,512	38,248

Income (loss) before income taxes	(12,100)	4,769	(20,104)	(288,411)	(64,411)	26,120	(18,824)
Income tax expense (benefit)	(12,475)	563	5,111	(3,202)	5,036	1,030	1,275

Net income (loss)	$375	$4,206	$(25,215)	$(285,209)	$(69,447)	$25,090	$(20,099)

Per share data:
Book value	$5.90	$6.89	$7.18	$2.97	$3.50	$3.36	$3.13
Cash dividends	$—	$—	$—	$—	$—	$—	$—
Net income (loss)	$0.00	$0.05	$(0.30)	$(3.54)	$(0.86)	$0.31	$(0.25)

	As of March 31,					As of June 30,
	2006	2007	2008	2009	2010	2009	2010
						(unaudited)	(unaudited)
	(amounts in thousands)
Balance Sheet Data:
Cash and cash equivalents	$163,778	$212,202	$81,383	$39,204	$79,199	$34,135	$65,968
Accounts receivable, net	68,457	108,830	197,258	120,139	141,795	123,976	156,897
Inventories, net	125,070	153,868	243,714	154,981	150,508	150,807	152,387
Property, plant and equipment, net	253,029	349,174	479,396	357,977	319,878	356,911	301,666
Total assets	748,318	942,373	1,250,999	714,151	740,961	723,103	719,021
Total debt, net of discounts	100,000	215,931	377,741	306,746	249,509	242,381	272,399
Total stockholders' equity	512,703	577,418	576,831	240,039	284,272	271,792	253,647

 DESCRIPTION OF OTHER INDEBTEDNESS

              The following is a summary of certain of our indebtedness that is currently outstanding. The following descriptions do not purport to be complete and are qualified in their entirety by reference to the agreements and related documents referred to herein, copies of which, are filed as exhibits to the registration statement of which this prospectus forms a part.

Overview

              As of June 30, 2010, we had a total of $278.7 million of debt (including current portion) consisting of: (i) $230.0 million par value of our Old Notes, (ii) $40.6 million par value of our Convertible Notes and (iii) $8.1 million of other indebtedness related to certain of our foreign subsidiaries. Set forth below is a description of our long-term debt other than the notes.

Convertible Notes

              In November 2006, we sold and issued $160.0 million in Convertible Notes to qualified institutional buyers pursuant to Rule 144A of the Securities Act. As of December 31, 2009, we had $81.1 million of 2.25% Senior Convertible Notes outstanding. The Convertible Notes are unsecured obligations and rank equally with our existing and future unsubordinated and unsecured obligations and are junior to any of our future secured obligations to the extent of the value of the collateral securing such obligations. In connection with the issuance and sale of the Convertible Notes, we entered into an indenture dated as of November 1, 2006 with Wilmington Trust Company, as trustee.

              In connection with the issuance of the Convertible Notes, we also granted the initial purchasers a 30-day option to purchase up to $15.0 million aggregate principal amount of additional Convertible Notes. The initial purchasers exercised this option on November 9, 2006, thereby resulting in the sale of an additional $15.0 million aggregate principal amount of the Convertible Notes on November 13, 2006, resulting in a total of $175.0 million aggregate principal amount of Convertible Notes outstanding.

              The Convertible Notes bear interest at a rate of 2.25% per annum, payable in cash semi-annually in arrears on each May 15 and November 15 beginning May 15, 2007. After May 15, 2026 and prior to maturity, a holder may surrender some or all of its notes for conversion. In addition, on or prior to May 15, 2026, a holder may surrender some or all of its notes for conversion upon satisfaction of certain conditions relating to the public trading price of our common stock, the delivery of a notice of redemption, the occurrence of certain corporate transactions or the occurrence of certain fundamental changes or changes in the value of the trading price of the notes. The Convertible Notes are convertible into (i) cash in an amount equal to the lesser of the principal amount of the Convertible Notes and the conversion value of the Convertible Notes on the conversion date and (ii) cash or shares of our common stock or a combination of cash and shares of the common stock, at our option, to the extent the conversion value at that time exceeds the principal amount of the Convertible Notes, in each case, at any time prior to the close of business on the business day immediately preceding the maturity date of the Convertible Notes, unless we have redeemed or purchased the Convertible Notes, subject to certain conditions. The initial conversion rate was 103.0928 shares of common stock per $1,000 principal amount of the Convertible Notes, which represents an initial conversion price of approximately $9.70 per share, subject to adjustments. The Convertible Notes are not currently convertible.

              Holders of the Convertible Notes may require us to purchase any or all of their Convertible Notes on November 15, 2011, November 15, 2016 and November 15, 2021 at a purchase price equal to 100% of the principal thereof plus accrued and unpaid interest to, but excluding the date of purchase.

              We may redeem the Convertible Notes at any time on or after November 20, 2011 at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest to, but excluding the redemption date. On May 17, 2010, we consummated a tender offer to purchase $40.5 million in aggregate principal amount of our Convertible Notes. We used $37.9 million from the offering of Old Notes to extinguish the tendered notes. As of June 30, 2010, we had $40.6 million of 2.25% Senior Convertible Notes outstanding.

Revolving Line of Credit

              On September 30, 2010, KEMET Electronics Corporation ("KEC") and KEMET Electronics Marketing (S) Pte Ltd. ("KEMET Singapore") (each a "Borrower" and, collectively, the "Borrowers") entered into a Loan and Security Agreement (the "Loan and Security Agreement"), with Bank of America, N.A, as the administrative agent and the initial lender. The Loan and Security Agreement provides a $50.0 million revolving line of credit, which is bifurcated into a U.S. facility (for which KEC is the Borrower) and a Singapore facility (for which KEMET Singapore is the Borrower). The size of the U.S. facility and Singapore facility can fluctuate as long as the Singapore facility does not exceed $30.0 million and the total facility does not exceed $50.0 million. A portion of the U.S. facility and of the Singapore facility can be used to issue letters of credit. The Revolving Credit Facility is available to be used for working capital and other general corporate purposes and is scheduled to expire on September 30, 2014.

              Borrowings under the U.S. and Singapore facilities are subject to a borrowing base. The borrowing base consists of: in the case of the U.S. facility, (A) 85% of KEC's accounts receivable that satisfy certain eligibility criteria plus (B) the lesser of $4 million and 40% of the net book value (on a first-in, first-out basis) of inventory of KEC that satisfies certain eligibility criteria plus (C) the lesser of $3 million and 70% of the net orderly liquidation percentage of the appraised value of equipment that satisfies certain eligibility criteria less (D) certain reserves, including certain reserves imposed by the administrative agent in its permitted discretion; and in the case of the Singapore facility, (A) 85% of KEMET Singapore's accounts receivable that satisfy certain eligibility criteria less (B) certain reserves, including certain reserves imposed by the administrative agent in its permitted discretion.

              Interest is payable on borrowings monthly at a rate equal to the London Interbank Offer Rate ("LIBOR") or the base rate, plus an applicable margin, as selected by the Borrower. Depending upon the fixed charge coverage ratio of us and all of our subsidiaries on a consolidated basis as of the latest test date, the applicable margin under the U.S. facility varies between 3.00% and 3.50% for LIBOR advances and 2.00% and 2.50% for base rate advances, and under the Singapore facility varies between 3.25% and 3.75% for LIBOR advances and 2.25% and 2.75% for base rate advances. The base rate is subject to a floor that is 100 basis points above LIBOR.

              An unused line fee is payable monthly in an amount equal to 0.75% of the sum of the average daily unused portion of the facilities during any month; provided, that such percentage rate is reduced to (a) 0.50% per annum for any month in which the average daily balance of the facilities is greater than 33.3% of the total revolving commitment and less than 66.6% of the total revolving commitment, and (b) 0.375% per annum for any month in which the average daily balance of the facilities is greater than or equal to 66.6% of the total revolving commitment.

              We and the direct and indirect domestic subsidiaries of KEC (collectively, the "Guarantors") guaranty the U.S. facility obligations and the U.S. facility obligations are secured by a lien on substantially all of the assets of KEC and the Guarantors (other than assets that secure the Exchange Notes). KEC and the Guarantors guaranty the Singapore facility obligations. In addition to the assets that secure the U.S. facility, the Singapore obligations are also secured by a pledge of 100% of the stock of KEMET Singapore and a charge on substantially all of KEMET Singapore's assets.

              The Revolving Credit Facility contains certain financial maintenance covenants, including the requirement that we maintain a fixed charge coverage ratio under certain circumstances. In addition to the financial covenants, the Revolving Credit Facility also contains limitations on the incurrence additional indebtedness, the granting of liens, capital expenditures, fundamental corporate changes, the sale of assets, the payment of dividends, prepayment of indebtedness and other limitations customary to secured credit facilities.

              As of September 30, 2010, we had $50.0 million in unused availability under the Revolving Credit Facility.

EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

              We, the guarantors and the initial purchasers entered into a registration rights agreement in connection with the issuance of the Old Notes on May 5, 2010. Under the registration rights agreement, we and the guarantors have agreed to:

  •
  use commercially reasonable efforts to file a registration statement as soon as practicable after May 5, 2010, but in no event later than the date that is 210 days after May 5, 2010 (or if such 210th day is not a Business Day, the next succeeding Business Day) enabling holders of outstanding notes to exchange the privately placed Old Notes for publicly registered Exchange Notes with substantially identical terms;

  •
  use commercially reasonable efforts to cause the registration statement to be declared effective as promptly as possible; and

  •
  unless the Exchange Offer would not be permitted by applicable law or SEC policy, use commercially reasonable efforts to cause the Exchange Offer to be consummated on the earliest practicable date after the registration statement has become effective, but in no event later than 270 days after May 5, 2010 (or if such 270th day is not a Business Day, the next succeeding Business Day).

              Under the registration rights agreement that we, the guarantors and the initial purchasers entered into in connection with the issuance of the Old Notes on May 5, 2010, we and the guarantors will cause a shelf registration statement to be filed, which may be an amendment to this registration statement, with the SEC on or prior to the later of (i) 210 days following May 5, 2010 (or if such 210th day is not a Business Day, the next succeeding Business Day) and (ii) 90 days after such filing obligation arises (or if such 90th day is not a Business Day, the next succeeding Business Day) and will use commercially reasonable efforts to cause such shelf registration statement to be declared effective by the SEC on or before the 180th day after such filing obligation arises (or if such 180th day is not a Business Day, the next succeeding Business Day) if:

  •
  the issuer and the guarantors are not required to file an Exchange Offer registration statement or permitted to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or SEC policy; or

  •
  for any reason the Exchange Offer is not consummated within 270 days after May 5, 2010 (or if such 270th day is not a Business Day, the next succeeding Business Day); or

  •
  any holder of the Old Notes notifies the issuer prior to the 20th calendar day following the consummation of the Exchange Offer that:

  •
  it is prohibited by law or SEC policy from participating in the Exchange Offer;

  •
  it may not resell the Exchange Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer registration statement is not appropriate or available for such resales; or

  •
  it is a broker-dealer and owns Old Notes acquired directly from the issuer or an affiliate of the issuer and the guarantors.

              We and the guarantors will pay additional interest on the Old Notes for the periods described below if:

  •
  we and the guarantors fail to file any of the registration statements required by the registration rights agreement on or prior to the date specified for such filing;

  •
  any shelf registration statement required by the registration rights agreement is not declared effective by the SEC on or prior to the date specified for such effectiveness;

  •
  we and the guarantors fail to consummate the Exchange Offer within 270 days of May 5, 2010; or

  •
  any registration statement required by the registration rights agreement is filed declared effective but thereafter ceases to be effective or usable in connection with resales or exchanges, as applicable, of Old Notes during the periods specified in the registration rights agreement without being succeeded immediately by a post-effective amendment to such registration statement that cures such failure and that is itself immediately declared effective.

              You will not have any remedy other than liquidated damages on the notes if we fail to meet the deadlines listed above, which we refer to as a registration default. When there is a registration default, the interest rate of the notes will increase by one-quarter of one percent per year for the first 90-day period. The interest rate (as so increased) will increase by an additional one-quarter of one percent each subsequent 90-day period until all registration defaults have been cured, up to an aggregate maximum increase in the interest rate equal to one percent (1%) per annum. Following the cure of all registration defaults, the accrual of additional interest will cease and the interest rate will revert to the original rate.

Resale of Exchange Notes

              Based on interpretations of the SEC staff set forth in no-action letters issued to unrelated third parties, we believe that Exchange Notes issued in the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any Exchange Note holder without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

  •
  such holder is not an "affiliate" of ours within the meaning of Rule 405 under the Securities Act;

  •
  such Exchange Notes are acquired in the ordinary course of the holder's business; and

  •
  the holder does not intend to participate in the distribution of such Exchange Notes.

              Any holder who tenders in the Exchange Offer with the intention of participating in any manner in a distribution of the Exchange Notes:

  •
  cannot rely on the position of the staff of the SEC set forth in "Exxon Capital Holdings Corporation" or similar interpretive letters; and

  •
  must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

              If, as stated above, a holder cannot rely on the position of the staff of the SEC set forth in "Exxon Capital Holdings Corporation" or similar interpretive letters, any effective registration statement used in connection with a secondary resale transaction must contain the selling security holder information required by Item 507 of Regulation S-K under the Securities Act.

              This prospectus may be used for an offer to resell, for the resale or for other retransfer of Exchange Notes only as specifically set forth in this prospectus. With regard to broker-dealers, only broker-dealers that acquired the Old Notes as a result of market-making activities or other trading activities may participate in the Exchange Offer. Each broker-dealer that receives Exchange Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the Exchange Notes.

              Please read the section captioned "Plan of Distribution" for more details regarding these procedures for the transfer of Exchange Notes. We have agreed to use commercially reasonable efforts to keep the registration statement of which this prospectus forms a part effective and to amend and supplement this prospectus in order to permit this prospectus to be lawfully delivered by all persons subject to the prospectus delivery requirements of the Securities Act for a period ending on the earlier of (1) 180 days from the date on which the registration statement of which this prospectus forms a part is declared effective and (2) the date on which broker-dealers are no longer required to deliver a prospectus in connection with market making or other trading activities. We have also agreed that we will make a sufficient number of copies of this prospectus available to broker-dealers promptly upon request at any time during such 180-day (or shorter as provided above) period in order to facilitate such resales.

Terms of the Exchange Offer

              Upon the terms and subject to the conditions set forth in this prospectus, we will accept for exchange any Old Notes properly tendered and not withdrawn prior to the expiration date. We will issue a like principal amount of Exchange Notes in exchange for each $2,000 principal amount of Old Notes surrendered under the Exchange Offer. We will issue $1,000 integral multiple amount of Exchange Notes in exchange for each $1,000 integral multiple amount of Old Notes surrendered under the Exchange Offer. Old Notes may be tendered only in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

              The form and terms of the Exchange Notes will be substantially identical to the form and terms of the Old Notes except the Exchange Notes will be registered under the Securities Act, will not bear legends restricting their transfer and will not provide for any additional interest upon our failure to fulfill our obligations under the registration rights agreement to file, and cause to become effective, a registration statement. The Exchange Notes will evidence the same debt as the Old Notes. The Exchange Notes will be issued under and entitled to the benefits of the same indenture that authorized the issuance of the outstanding Old Notes. Consequently, both series of notes will be treated as a single class of debt securities under the indenture.

              The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Old Notes being tendered for exchange.

              As of the date of this prospectus, $230,000,000 aggregate principal amount of the Old Notes are outstanding. There will be no fixed record date for determining registered holders of Old Notes entitled to participate in the Exchange Offer.

              We intend to conduct the Exchange Offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations of the SEC. Old Notes that are not tendered for exchange in the Exchange Offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits such holders have under the indenture relating to the Old Notes.

              We will be deemed to have accepted for exchange properly tendered Old Notes when we have given oral notice (which is subsequently confirmed in writing) or written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the Exchange Notes from us and delivering Exchange Notes to such holders. Subject to the terms of the registration rights agreement, we expressly reserve the right to amend or terminate the Exchange Offer, and not to accept for exchange any Old Notes not previously accepted for exchange, upon the occurrence of any of the conditions specified below under the caption "—Conditions to the Exchange Offer."

              By tendering your Old Notes, you will represent to us that, among other things:

  •
  any Exchange Notes that you receive will be acquired in the ordinary course of your business;

  •
  you are not engaging in or intending to engage in a distribution of the Exchange Notes and you have no arrangement or understanding with any person or entity, including any of our affiliates, to participate in the distribution of the Exchange Notes;

  •
  if you are a broker-dealer that will receive Exchange Notes for your own account in exchange for Old Notes that were acquired as a result of market-making activities, that you will deliver a prospectus, as required by law, in connection with any resale of the Exchange Notes; and

  •
  you are not our "affiliate" as defined in Rule 405 under the Securities Act, or, if you are an affiliate, you will comply with any applicable registration and prospectus delivery requirements of the Securities Act.

              Holders who tender Old Notes in the Exchange Offer will not be required to pay brokerage commissions or fees, or transfer taxes with respect to the exchange of Old Notes. We will pay all charges and expenses, other than those transfer taxes described below, in connection with the Exchange Offer. It is important that you read the section labeled "—Fees and Expenses" below for more details regarding fees and expenses incurred in the Exchange Offer.

Expiration Date; Extensions; Amendments

              The Exchange Offer for the Old Notes will expire at 5:00 p.m., New York City time, on                        , 2010, unless we extend it in our sole discretion.

              In order to extend the Exchange Offer, we will notify the exchange agent orally or in writing of any extension. We will notify in writing or by public announcement the registered holders of Old Notes of the extension no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

              We reserve the right, in our sole discretion:

  •
  to delay accepting for exchange any Old Notes in connection with the extension of the Exchange Offer;

  •
  to extend the Exchange Offer or to terminate the Exchange Offer and to refuse to accept Old Notes not previously accepted if any of the conditions set forth below under "Conditions" have not been satisfied, by giving oral or written notice of such delay, extension or termination to the exchange agent; or

  •
  subject to the terms of the registration rights agreement, to amend the terms of the Exchange Offer in any manner, provided that in the event of a material change in the Exchange Offer, including the waiver of a material condition, we will extend the Exchange Offer period, if necessary, so that at least five business days remain in the Exchange Offer following notice of the material change.

              Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by written notice or public announcement thereof to the registered holders of Old Notes. If we amend the Exchange Offer in a manner that we determine to constitute a material change, we will promptly disclose such amendment in a manner reasonably calculated to inform the holders of Old Notes of such amendment, provided that in the event of a material change in the Exchange Offer, including the waiver of a material condition, we will extend the Exchange Offer period, if necessary, so that at least five business days remain in the Exchange Offer following notice of the material change. If we terminate this Exchange Offer as provided in this prospectus before accepting any Old Notes for exchange or if we amend the terms of this Exchange Offer in a manner that constitutes a fundamental change in the information set forth in the registration statement of which this prospectus forms a part, we will promptly file a post-effective amendment to the registration statement of which this prospectus forms a part. In addition, we will in all events comply with our obligation to make prompt delivery of Exchange Notes for all Old Notes properly tendered and accepted for exchange in the Exchange Offer.

              Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the Exchange Offer, we shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by issuing a timely press release to a financial news service.

Conditions to the Exchange Offer

              Despite any other term of the Exchange Offer, we will not be required to accept for exchange, or exchange any Exchange Notes for, any Old Notes, and we may terminate the Exchange Offer as provided in this prospectus before accepting any Old Notes for exchange if in our reasonable judgment:

  •
  the Exchange Offer, or the making of any exchange by a holder of Old Notes, would violate applicable law or any applicable interpretation of the staff of the SEC; or

  •
  any action or proceeding has been instituted or threatened in any court or by or before any governmental agency with respect to the Exchange Offer that, in our judgment, would reasonably be expected to impair our ability to proceed with the Exchange Offer.

              In addition, we will not be obligated to accept for exchange the Old Notes of any holder that has not made:

  •
  the representations described under "—Procedures for Tendering Old Notes" and "Plan of Distribution;" and

  •
  such other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to make available to us an appropriate form for registration of the new notes under the Securities Act.

              We expressly reserve the right, at any time or at various times on or prior to the scheduled expiration date of the Exchange Offer, to extend the period of time during which the Exchange Offer is open. Consequently, we may delay acceptance of any Old Notes by giving written notice of such extension to the registered holders of the Old Notes. During any such extensions, all Old Notes previously tendered will remain subject to the Exchange Offer, and we may accept them for exchange unless they have been previously withdrawn. We will return any Old Notes that we do not accept for exchange for any reason without expense to their tendering holder promptly after the expiration or termination of the Exchange Offer.

              We expressly reserve the right to amend or terminate the Exchange Offer on or prior to the scheduled expiration date of the Exchange Offer, and to reject for exchange any Old Notes not previously accepted for exchange, upon the occurrence of any of the conditions to termination of the Exchange Offer specified above. We will give written notice or public announcement of any extension, amendment, non-acceptance or termination to the registered holders of the Old Notes as promptly as practicable. In the case of any extension, such notice will be issued no later than 9:00 a.m., New York City time on the business day after the previously scheduled expiration date.

              These conditions are for our sole benefit and we may, in our sole discretion, assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times except that all conditions to the Exchange Offer must be satisfied or waived by us prior to acceptance of your notes. If we fail at any time to exercise any of the foregoing rights, that failure will not constitute a waiver of such right. Each such right will be deemed an ongoing right that we may assert at any time or at various times prior to the expiration of the Exchange Offer. Any waiver by us will be made by written notice or public announcement to the registered holders of the notes and any such waiver shall apply to all the registered holders of the notes.

              In addition, we will not accept for exchange any Old Notes tendered, and will not issue Exchange Notes in exchange for any such Old Notes, if at such time any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939, as amended.

Procedures for Tendering Old Notes

              Only a holder of Old Notes may tender such Old Notes in the Exchange Offer. If you are a DTC participant that has Old Notes which are credited to your DTC account by book-entry and which are held of record by DTC's nominee, as applicable, you may tender your Old Notes by book-entry transfer as if you were the record holder. Because of this, references herein to registered or record holders include DTC.

              If you are not a DTC participant, you may tender your Old Notes by book-entry transfer by contacting your broker, dealer or other nominee or by opening an account with a DTC participant, as the case may be.

              If you are DTC participant, to tender Old Notes in the Exchange Offer:

  •
  you must comply with DTC's Automated Tender Offer Program, or ATOP, procedures described below; and

  •
  the exchange agent must receive a timely confirmation of a book-entry transfer of the Old Notes into its account at DTC through ATOP pursuant to the procedure for book-entry transfer described below, along with a properly transmitted agent's message, before the expiration date.

              Participants in DTC's ATOP program must electronically transmit their acceptance of the exchange by causing DTC to transfer the Old Notes to the exchange agent in accordance with DTC's ATOP procedures for transfer. DTC will then send an agent's message to the exchange agent. With respect to the exchange of the Old Notes, the term "agent's message" means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, which states that:

  •
  DTC has received an express acknowledgment from a participant in its ATOP that is tendering Old Notes that are the subject of the book-entry confirmation;

  •
  the participant has received and agrees to be bound by the terms and subject to the conditions set forth in this prospectus; and

  •
  we may enforce the agreement against such participant.

              Delivery of an agent's message will also constitute an acknowledgment from the tendering DTC participant that the representations described above in "—Terms of the Exchange Offer" are true and correct and when received by the exchange agent will form a part of a confirmation of book-entry transfer in which you acknowledge and agree to be bound by the terms of the letter of transmittal.

              In addition, each broker-dealer that receives new notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution."

Guaranteed Delivery Procedures

              If you desire to tender Old Notes pursuant to the Exchange Offer and (1) time will not permit your letter of transmittal and all other required documents to reach the exchange agent on or prior to the expiration date, or (2) the procedures for book-entry transfer (including delivery of an agent's message) cannot be completed on or prior to the expiration date, you may nevertheless tender such Old Notes with the effect that such tender will be deemed to have been received on or prior to the expiration date if all the following conditions are satisfied:

  •
  you must effect your tender through an "eligible guarantor institution;"

  •
  a properly completed and duly executed notice of guaranteed delivery, substantially in the form provided by us herewith, or an agent's message with respect to guaranteed delivery that is accepted by us, is received by the exchange agent on or prior to the expiration date as provided below; and

  •
  a book-entry confirmation of the transfer of such notes into the exchange agent account at DTC as described above, together with a letter of transmittal (or a manually signed facsimile of the letter of transmittal) properly completed and duly executed, with any signature guarantees and any other documents required by the letter of transmittal or a properly transmitted agent's message, are received by the exchange agent within three New York Stock Exchange, Inc. trading days after the date of execution of the notice of guaranteed delivery.

              The notice of guaranteed delivery may be sent by hand delivery, facsimile transmission or mail to the exchange agent and must include a guarantee by an eligible guarantor institution in the form set forth in the notice of guaranteed delivery.

Withdrawal Rights

              Except as otherwise provided in this prospectus, you may withdraw your tender of Old Notes at any time before 5:00 p.m., New York City time, on the expiration date.

              To withdraw a tender of Old Notes in any Exchange Offer, the applicable exchange agent must receive a letter or facsimile notice of withdrawal at its address set forth below under "—Exchange Agent" before the time indicated above. Any notice of withdrawal must:

  •
  specify the name of the person who deposited the Old Notes to be withdrawn;

  •
  identify the Old Notes to be withdrawn including the certificate number or numbers and aggregate principal amount of Old Notes to be withdrawn or, in the case of Old Notes transferred by book-entry transfer, the name and number of the account at DTC to be credited and otherwise comply with the procedures of the relevant book-entry transfer facility; and

  •
  specify the name in which the Old Notes being withdrawn are to be registered, if different from that of the person who deposited the notes.

              We will determine in our sole discretion all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal. Our determination will be final and binding on all parties. Any Old Notes withdrawn in this manner will be deemed not to have been validly tendered for purposes of the Exchange Offer. We will not issue Exchange Notes for such withdrawn Old Notes unless the Old Notes are validly retendered. We will return to you any Old Notes that you have tendered but that we have not accepted for exchange without cost as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. You may retender properly withdrawn Old Notes by following one of the procedures described above at any time before the expiration date.

Exchange Agent

              We have appointed Wilmington Trust Company as exchange agent for the Exchange Offer of Old Notes.

              You should direct questions and requests for assistance and requests for additional copies of this prospectus to the exchange agent addressed as follows:

By Overnight Courier or Registered/Certified Mail
Wilmington Trust Company
Rodney Square North
1100 North Market Street
Wilmington, DE 19890-1615
Attention: Sam Hamed

Telephone Inquiries:
(302) 636-6181

For facsimile transmission (for eligible institutions only):
(302) 636-4139, Attention: Exchanges

Fees and Expenses

              We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, we may make additional solicitations by telephone or in person by our officers and regular employees and those of our affiliates.

              We have not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to broker-dealers or others soliciting acceptances of the Exchange Offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses.

              Our expenses in connection with the Exchange Offer include:

  •
  SEC registration fees;

  •
  fees and expenses of the exchange agent and trustee;

  •
  accounting and legal fees;

  •
  printing costs; and

  •
  related fees and expenses.

Transfer Taxes

              We will pay all of the transfer taxes, if any applicable to the exchange of Old Notes under the Exchange Offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

  •
  certificates representing Old Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of Old Notes tendered; or

  •
  a transfer tax is imposed for any reason other than the exchange of Old Notes under the Exchange Offer.

              If satisfactory evidence of payment of such taxes is not submitted, the amount of such transfer taxes will be billed to that tendering holder.

Consequences of Failure to Exchange

              Holders of Old Notes who do not exchange their Old Notes for Exchange Notes under the Exchange Offer, including as a result of failing to timely deliver Old Notes to the exchange agent, together with all required documentation, will remain subject to the restrictions on transfer of such Old Notes:

  •
  as set forth in the legend printed on the Old Notes as a consequence of the issuance of the Old Notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

  •
  as otherwise set forth in the offering memorandum distributed in connection with the private offering of the Old Notes.

              In addition, holders of Old Notes who do not exchange their Old Notes for Exchange Notes under the Exchange Offer will no longer have any registration rights or be entitled to liquidated damages under the registration rights agreement.

              In general, you may not offer or sell the Old Notes unless they are registered under the Securities Act, or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the Old Notes under the Securities Act. Based on interpretations of the SEC staff, Exchange Notes issued pursuant to the Exchange Offer may be offered for resale, resold or otherwise transferred by their holders, other than any such holder that is our "affiliate" within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holders acquired the Exchange Notes in the ordinary course of the holders' business and the holders have no arrangement or understanding with respect to the distribution of the Exchange Notes to be acquired in the Exchange Offer. Any holder who tenders Old Notes in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes:

  •
  cannot rely on the applicable interpretations of the SEC; and

  •
  must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

              After the Exchange Offer is consummated, if you continue to hold any Old Notes, you may have difficulty selling them because there will be fewer Old Notes outstanding.

Accounting Treatment

              We will record the Exchange Notes in our accounting records at the same carrying value as the Old Notes, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the Exchange Offer.

Other

              Participation in the Exchange Offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

              We may in the future seek to acquire untendered Old Notes in the open market or privately negotiated transactions, through subsequent Exchange Offers or otherwise. We have no present plans to acquire any Old Notes that are not tendered in the Exchange Offer or to file a registration statement to permit resales of any untendered Old Notes.

DESCRIPTION OF EXCHANGE NOTES

              The Old Notes were, and the Exchange Notes will be, issued under an indenture, dated as of the Issue Date (the "Indenture") among KEMET Corporation, the Guarantors and Wilmington Trust Company, as trustee (the "Trustee"). Any Old Note that remains outstanding after the completion of the Exchange Offer, together with the Exchange Notes issued in connection with the Exchange Offer, will be treated as a single class of securities under the Indenture For purposes of this section of this prospectus, references to the "Company" shall mean KEMET Corporation, without its Subsidiaries.

              The terms of the Exchange Notes offered in exchange for the Old Notes will be substantially identical to the terms of the Old Notes, except that the Exchange Notes are registered under the Securities Act, and the transfer restrictions, registration rights and related additional interest terms applicable to the Old Notes (as described under "The Exchange Offer—Purpose of the Exchange Offer") will not apply to the Exchange Notes. As a result, we refer to the Exchange Notes and the Old Notes collectively as "Notes" for purposes of the following summary.

              The statements under this caption relating to the Indenture, the Notes and the Security Documents are summaries and are not a complete description thereof, and where reference is made to particular provisions, such provisions, including the definitions of certain terms, are qualified in their entirety by reference to all of the provisions of the Indenture, the Notes and the Security Documents and those terms made part of the Indenture by the Trust Indenture Act. The definitions of certain capitalized terms used in the following summary are set forth under the caption "—Certain Definitions." Copies of the Indenture and the Security Documents are available upon request from the Company. We urge you to read those documents carefully because they, and not the following description, govern your rights as a Holder.

General

              The Notes will mature on May 1, 2018. The Company has issued $230,000,000 in aggregate principal amount of 10 1/2% senior notes due 2018 ("Notes"). The Company may issue additional notes (the "Additional Notes") under the Indenture, subject to the limitations of the covenants described under the captions "—Certain Covenants—Limitation on Incurrence of Debt and "—Certain Covenants—Limitation on Liens." The Notes and any Additional Notes subsequently issued under the Indenture would be treated as a single class for all purposes of the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase, and except as otherwise specified herein, all references to the "Notes" include any Additional Notes. Any Additional Notes will be secured, equally and ratably with the Notes, by the Liens on the Collateral described under the caption "—Security."

              Interest on the Notes will be payable at a rate of 10.50% per annum. Interest on the Notes will be payable semi-annually in cash in arrears on May 1 and November 1 of each year, commencing on November 1, 2010. The Company will make each interest payment to the Holders of record of the Notes on the immediately preceding April 15 and October 15. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the Issue Date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Principal of and premium, if any, and interest on the Notes will be payable, and the Notes will be exchangeable and transferable, at the office or agency of the Company maintained for such purposes, which, initially, will be the corporate trust office of the Trustee or an agent thereof; provided, however, that payment of interest may be made at the option of the Company by check mailed to the Person entitled thereto as shown on the security register. The Notes will be issued only in fully registered form without coupons, in denominations of $2,000 and any integral multiple of $1,000 in excess thereof. No service charge will be made for any registration of transfer, exchange or redemption of Notes, except in certain circumstances for any tax or other governmental charge that may be imposed in connection therewith.

Note Guarantees

              The Notes will be guaranteed (the "Note Guarantees"), on a joint and several basis, by the Guarantors. On the Issue Date, each of the Company's existing domestic Subsidiaries, other than certain Subsidiaries that are in the process of being dissolved, will be a Guarantor. The obligations of a Guarantor under its Note Guarantee will be limited to the maximum amount as will result in the obligations of such Guarantor under the Note Guarantee not to be deemed to constitute a fraudulent conveyance or fraudulent transfer under federal or state law. The Note Guarantees will be secured by Liens on the Collateral described under the caption "—Security."

              As of the date of the Indenture, all of the Company's Subsidiaries, other than certain Subsidiaries that are in the process of being dissolved, will be "Restricted Subsidiaries." However, under the circumstances described under the caption "—Certain Covenants—Limitation on Creation of Unrestricted Subsidiaries," any of the Company's Subsidiaries may be designated as "Unrestricted Subsidiaries." Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the Indenture and will not guarantee the Notes. Claims of creditors of non-Guarantor Subsidiaries, including trade creditors, secured creditors and creditors holding debt and guarantees issued by those Subsidiaries, and claims of preferred stockholders (if any) of those Subsidiaries generally will have priority with respect to the assets and earnings of those Subsidiaries over the claims of creditors of the Company and the Guarantors, including Holders.

              The Indenture provides that, subject to the provisions of the following paragraph, no Guarantor may consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person, unless:

              (1)   immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and

              (2)   either:

                  (A)  such Guarantor will be the surviving or continuing Person; or

                  (B)  the Person formed by or surviving any such consolidation or merger is another Guarantor or assumes all the obligations of such Guarantor under the Note Guarantee of such Guarantor, the Indenture, the Security Documents and the Registration Rights Agreement; and

              (3)   the Company delivers, or causes to be delivered, to the Trustee an Officers' Certificate and an opinion of counsel, each stating that such consolidation, assumption or merger complies with the requirements of the Indenture.

              The Indenture provides that in connection with (i) any sale of all of the Capital Interests of a Guarantor by the Company or any Subsidiary of the Company to a Person that is not (either before or after giving effect to such transaction) a Restricted Subsidiary or (ii) any sale or other disposition by the Company or any Subsidiary of the Company of all or substantially all of the assets of a Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) a Restricted Subsidiary, then in each case such Guarantor (or the Person concurrently acquiring such assets of such Guarantor) shall be released and relieved of any obligations under its Note Guarantee and any liens granted thereby in support thereof; provided that (A) the Net Cash Proceeds of such sale or other disposition are applied in accordance with the covenant described under the caption "—Certain Covenants—Limitation on Asset Sales" and (B) the Company delivers to the Trustee an Officers' Certificate and an opinion of counsel to the effect that such sale or other disposition was made by the Company in accordance with the provisions of the Indenture, including without limitation the covenant described under the caption "—Certain Covenants—Limitation on Asset Sales." The Trustee shall execute any documents reasonably required in order to evidence the release of any Guarantor from its obligations under its Note Guarantee.

              Not all of the Company's Subsidiaries will guarantee the Notes. The Company's non-Guarantor Subsidiaries accounted for approximately 31% of the total assets and liabilities of the Company and its Subsidiaries as of June 30, 2010.

Ranking

Ranking of the Notes

              The Notes will be senior secured obligations of the Company. As a result, the Notes:

  •
  will rank equally in right of payment with all of the Company's existing and future indebtedness that is not by its terms expressly subordinated in right of payment to the Notes;

  •
  will rank senior in right of payment to all of the Company's existing and future indebtedness that is by its terms expressly subordinated in right of payment to the Notes;

  •
  will be effectively subordinated in right of payment to all of the Company's existing and future secured indebtedness that is secured by assets that are not part of the Collateral securing the Notes, to the extent of the assets securing such indebtedness; and

  •
  will be structurally subordinated in right of payment to all existing and future indebtedness and other liabilities of any Subsidiary of the Company that is not a Guarantor.

              The Notes will be secured by first-priority Security Interests in the Collateral (subject as to priority and otherwise, in each case, to certain exceptions and permitted liens).

              As of June 30, 2010, the Company and its Subsidiaries had approximately $278.7 million of total indebtedness outstanding (including the Notes), of which approximately $8.1 million was indebtedness of non-Guarantor Subsidiaries of the Company. The Company's and each Guarantor's "first-tier" directly owned Foreign Restricted Subsidiaries that are organized in Mexico, Singapore or Italy accounted for approximately 19% and 22% of the total assets and liabilities, respectively, of the Company and its Subsidiaries as of June 30, 2010.

Ranking of the Note Guarantees

              Each Note Guarantee is a senior secured obligation of the applicable Guarantor. Each Note Guarantee:

  •
  will rank senior in right of payment to all existing and future indebtedness of the applicable Guarantor that is by its terms expressly subordinated in right of payment to such Note Guarantee;

  •
  will rank equally in right of payment with all existing and future indebtedness of the applicable Guarantor that is not by its terms expressly subordinated in right of payment to such Note Guarantee;

  •
  will be effectively subordinated in right of payment to all existing and future secured indebtedness of the applicable Guarantor that is secured by assets that are not part of the Collateral securing such Note Guarantee, to the extent of the assets securing such indebtedness; and

  •
  will be structurally subordinated in right of payment to all existing and future indebtedness and other liabilities of any Subsidiary of the applicable Guarantor that is not also a Guarantor.

Sinking Fund

              There are no mandatory sinking fund payment obligations with respect to the Notes.

Security

              The obligations of the Company with respect to the Notes, the obligations of the Guarantors under the Note Guarantees, and the performance of all other obligations of the Company and the Guarantors under or relating to the Senior Note Documents will be secured equally and ratably by first-priority Security Interests in the following assets (the "Collateral"):

  •
  51% of the total outstanding Capital Interests (including, without limitation, joint venture interests) of each of the Company's "first-tier" Foreign Restricted Subsidiaries that is owned directly by the Company and/or a Guarantor and is organized in Italy, Mexico or Singapore;

  •
  all Trust Monies, if any; and

  •
  all proceeds and products of any and all of the foregoing.

              The Collateral will be pledged pursuant to the Pledge Agreement and the Foreign Law Security Documents or other grants or transfers for security executed and delivered by the Company or the applicable Guarantor to the Collateral Agent, creating a Lien under the Security Documents upon property owned or to be acquired by the Company or the applicable Guarantor in favor of the Collateral Agent for the benefit of the Trustee and the Holders.

              So long as no Event of Default shall have occurred and be continuing, and subject to certain terms and conditions, the Company and the Guarantors are entitled to exercise any voting and other consensual rights pertaining to all Capital Interests pledged pursuant to the Security Documents and to remain in possession and retain exclusive control over the Collateral (other than Trust Monies and Collateral comprised of certificated Capital Interests or as otherwise set forth in the Indenture or the Security Documents), to alter the Collateral and to collect, invest and dispose of any income thereon. Upon the occurrence and during the continuance of an Event of Default, to the extent permitted by law and subject to the provisions of the Security Documents:

              (1)   all of the rights of the Company and the Guarantors to exercise voting or other consensual rights with respect to all Capital Interests included in the Collateral shall cease, and all such rights shall become vested in the Collateral Agent, which, to the extent permitted by law, shall have the sole right to exercise such voting and other consensual rights; and

              (2)   the Collateral Agent may take possession of and sell the Collateral or any part thereof in accordance with the terms of the Security Documents.

              In the case of an Event of Default, the Collateral Agent will only be permitted, subject to applicable law, to exercise remedies and sell the Collateral under the Security Documents at the direction of the Trustee. The proceeds from the sale of the Collateral will be applied first, to pay the expenses of the exercise of such remedies and fees and other amounts then payable to the Collateral Agent and the Trustee under the Indenture and the Security Documents and thereafter, to pay the principal of, premium, if any, and accrued interest on the Notes on a pro rata basis. The proceeds of any sale of the Collateral following an Event of Default may not be sufficient to satisfy in full the Company's obligations under the Notes. See "Risk Factors—Risks Related to the Exchange Notes—The value of the collateral securing the notes may not be sufficient to satisfy our obligations under the notes."

              The Indenture and the Security Documents will require that the Company and the Guarantors grant to the Collateral Agent, for the benefit of the Trustee and the Holders, a first-priority lien on all property acquired after the Issue Date of the kinds described above as Collateral. In addition, any future Domestic Restricted Subsidiaries (other than Immaterial Subsidiaries) will be required to become Guarantors and similarly grant liens on their property of the kinds described above as Collateral to the Collateral Agent, for the benefit of the Trustee and the Holders.

Use and Release of Collateral

              Unless an Event of Default shall have occurred and be continuing, the Company will have the right to remain in possession and retain exclusive control of the Collateral (other than Trust Monies and Collateral comprised of certificated Capital Interests or as otherwise set forth in the Indenture or the Security Documents), to alter the Collateral and to collect, invest and dispose of any income thereon.

Release of Collateral

              The Indenture and the Security Documents provide that the Liens securing the Notes will, upon compliance with the condition that the Company or the applicable Guarantor satisfies certain conditions set forth in the Indenture and delivers to the Trustee all documents required by the Trust Indenture Act, automatically and without the need for any further action by any Person be released so long as such release is in compliance with the Trust Indenture Act:

              (1)   in whole or in part, as applicable, as to all or any portion of property subject to such Liens which has been taken by eminent domain, condemnation or other similar circumstances;

              (2)   in whole, as to all property subject to such Liens, upon:

                  (a)   payment in full of the principal of, accrued and unpaid interest and premium on the Notes; or

                  (b)   satisfaction and discharge of the Indenture as set forth under the caption "—Satisfaction and Discharge of the Indenture; Defeasance;" or

                  (c)   legal defeasance or covenant defeasance of the Indenture as set forth under the caption "—Satisfaction and Discharge of the Indenture; Defeasance;"

              (3)   in part, as to any property that (a) is sold, transferred or otherwise disposed of by the Company or a Restricted Subsidiary in a transaction not prohibited by the Indenture or the relevant Security Documents, at the time of such sale, transfer or disposition, to the extent of the interest sold, transferred or disposed of or (b) is owned or at any time acquired by a Guarantor that has been released from its Note Guarantee, concurrently with the release of such Note Guarantee;

              (4)   pursuant to any amendment to, or waiver of, the provisions of the Indenture or any Security Document that has the effect of releasing all or substantially all of the Collateral from the Note Liens, with the consent of the Holders of at least 66 2/3% in aggregate principal amount of the Notes then outstanding; or

              (5)   in part, in accordance with the applicable provisions of the Security Documents.

              If any Collateral is released in accordance with any of the Security Documents (other than as permitted by the Indenture) and if the Company or the applicable Guarantor has delivered the certificates and documents required by the Security Documents, the Trustee will determine whether it has received all documentation required by Section 314(d) of the Trust Indenture Act (to the extent applicable) in connection with such release.

              The Capital Interests of any Subsidiary of the Company will constitute Collateral securing the Notes and the related Note Guarantees only to the extent that such Capital Interests can secure such Notes and Note Guarantees without Rule 3-16 of Regulation S-X (or any other law, rule or regulation) requiring separate financial statements of such Subsidiary to be filed with the Commission (or any other governmental agency). In the event that Rule 3-16 of Regulation S-X requires or is amended, modified or interpreted by the Commission to require (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would require) the filing with the Commission (or any other governmental agency) of separate financial statements of any such Subsidiary due to the fact that such Subsidiary's Capital Interests secure the Notes and the related Note Guarantees, then such Capital Interests shall automatically be deemed not to be part of the Collateral securing the Notes and Note Guarantees (but only to the extent necessary to not be subject to such requirement). In such event, the Security Documents may be amended or modified, without the consent of any Holder, to the extent necessary to release the security interests on the Capital Interests that are so deemed to no longer constitute part of the Collateral.

              In the event that Rule 3-16 of Regulation S-X is amended, modified or interpreted by the Commission to permit (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would permit) such Subsidiary's Capital Interests to secure the Notes and the related Note Guarantees in excess of the amount then pledged without the filing with the Commission (or any other governmental agency) of separate financial statements of such Subsidiary, then the Capital Interests of such Subsidiary shall automatically be deemed to be a part of the Collateral securing the Notes and Note Guarantees (but only to the extent such Subsidiary would not be subject to any such financial statement requirement). In such event, the Security Documents may be amended or modified, without the consent of any Holder, to the extent necessary to subject to the Liens under the Security Documents such additional Capital Interests.

              In accordance with the limitations set forth in the two immediately preceding paragraphs, as of the date the Company files a registration statement with the Commission relating to the Notes, the Collateral securing the Notes and the related Note Guarantees will include Capital Interests of any Subsidiaries of the Company only to the extent that the applicable value of such Capital Interests (on an entity-by-entity basis) is less than 20% of the aggregate principal amount of the Notes outstanding. The applicable value of the Capital Interests of any entity is deemed to be the greatest of its par value, book value or market value. None of the par value, book value or market value of the Capital Interests of any of the Foreign Restricted Subsidiaries pledged as Collateral securing the Notes and the related Note Guarantees currently exceeds 20% of the aggregate principal amount of the Notes. However, the portion of the Capital Interests of such Subsidiaries constituting Collateral securing the Notes and the related Note Guarantees may decrease or increase as the value of such Capital Interests changes as described above (but not, for the avoidance of doubt, above the maximum percentage of such Capital Interests required to be pledged as Collateral). See "Risk Factors—Risks Related to the Exchange Notes—Upon completion of the Exchange Offer, the ability of the collateral agent to realize upon the capital stock securing the notes will be automatically limited to the extent the pledge of such capital stock would require the filing with the SEC of separate financial statements for any of the Company's subsidiaries."

Use of Trust Monies

              All Trust Monies shall be held by the Trustee as a part of the Collateral securing the Notes and, so long as no Event of Default shall have occurred and be continuing, may, subject to certain conditions set forth in the Indenture, at the direction of the Company be applied by the Trustee from time to time to the payment of the principal of, premium, if any, and interest on any Notes at maturity or upon redemption or retirement, or to the purchase of Notes upon tender or in the open market or otherwise, in each case in compliance with the Indenture.

Certain bankruptcy limitations

              The right of the Trustee to take possession and dispose of the Collateral following an Event of Default is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy proceeding were to be commenced by or against the Company or the Guarantors prior to the Trustee having taken possession and disposed of the Collateral. Under the U.S. Bankruptcy Code, a secured creditor is prohibited from taking its security from a debtor in a bankruptcy case, or from disposing of security taken from such debtor, without bankruptcy court approval. Moreover, the U.S. Bankruptcy Code permits the debtor in certain circumstances to continue to retain and to use collateral owned as of the date of the bankruptcy filing (and the proceeds, products, offspring, rents or profits of such Collateral) even though the debtor is in default under the applicable debt instruments; provided that the secured creditor is given "adequate protection." The meaning of the term "adequate protection" may vary according to circumstances. In view of the lack of a precise definition of the term "adequate protection" and the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments under the Notes could be delayed following commencement of a bankruptcy case, whether or when the Collateral Agent could repossess or dispose of the Collateral, or whether or to what extent holders would be compensated for any delay in payment or loss of value of the Collateral through the requirement of "adequate protection."

              Furthermore, in the event a bankruptcy court determines the value of the Collateral is not sufficient to repay all amounts due on the Notes, the holders of the Notes would hold secured claims to the extent of the value of the Collateral, and would hold unsecured claims with respect to any shortfall. Applicable federal bankruptcy laws do not permit the payment and/or accrual of post-petition interest, costs and attorneys' fees during a debtor's bankruptcy case unless the claims are over-secured or the debtor is solvent at the time of reorganization. In addition, if the Company or the Guarantors were to become the subject of a bankruptcy case, the bankruptcy court, among other things, may avoid certain pre-petition transfers made by the entity that is the subject of the bankruptcy filing, including, without limitation, transfers held to be preferences or fraudulent conveyances.

Optional Redemption

              The Notes may be redeemed, in whole or in part, at any time prior to May 1, 2014, at the option of the Company upon not less than 30 nor more than 60 days' prior notice mailed by first-class mail to each Holder's registered address, at a Redemption Price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, but not including, the applicable redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).

              In addition, the Notes are subject to redemption, at the option of the Company, in whole or in part, at any time on or after May 1, 2014, upon not less than 30 nor more than 60 days' notice at the Redemption Prices (expressed as percentages of the principal amount to be redeemed) set forth below, plus accrued and unpaid interest, if any, to, but not including, the redemption date (subject to the right of Holders of record on the relevant regular record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period beginning on May 1 of the years indicated.

Year	Redemption Price
2014	105.250%
2015	102.625%
2016 and thereafter	100.000%

              Prior to May 1, 2013, the Company may, with the net proceeds of one or more Qualified Equity Offerings, redeem, on one or more occasions, in whole or in part, up to 35% of the aggregate principal amount of the outstanding Notes (including Additional Notes) at a Redemption Price equal to 110.500% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to, but not including, the date of redemption (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided that at least 65% of the principal amount of Notes then outstanding (including Additional Notes) remains outstanding immediately after the occurrence of any such redemption (excluding Notes held by the Company or its Subsidiaries) and that any such redemption occurs within 90 days following the date of the closing of any such Qualified Equity Offering.

              If less than all of the Notes are to be redeemed, the Trustee will select the Notes or portions thereof to be redeemed by lot, pro rata or by any other method the Trustee shall deem fair and appropriate (subject to the procedures of The Depository Trust Company).

              No Notes of $2,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail (and, to the extent permitted by applicable procedures or regulations, electronically) at least 30 days before the redemption date to each Holder to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to that Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the Holder thereof upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

              The Company may at any time, and from time to time, purchase Notes in the open market or otherwise, subject to compliance with applicable securities laws.

Change of Control

              Upon the occurrence of a Change of Control Triggering Event, the Company will make an Offer to Purchase all of the outstanding Notes at a Purchase Price in cash equal to 101% of the principal amount tendered, together with accrued interest, if any, to but not including the Purchase Date. For purposes of the foregoing, an Offer to Purchase shall be deemed to have been made if (i) within 30 days following the date of the occurrence of any Change of Control Triggering Event, the Company commences an Offer to Purchase all outstanding Notes at the Purchase Price (provided that the running of such 30-day period shall be suspended, for up to a maximum of 30 days, during any period when the commencement of such Offer to Purchase is delayed or suspended by reason of any court's or governmental authority's review of or ruling on any materials being employed by the Company to effect such Offer to Purchase, so long as the Company has used and continues to use its commercially reasonable efforts to make and conclude such Offer to Purchase promptly) and (ii) all Notes properly tendered pursuant to the Offer to Purchase are purchased on the terms of such Offer to Purchase.

              The phrase "all or substantially all," as used in the definition of "Change of Control," has not been interpreted under New York law (which is the governing law of the Indenture) to represent a specific quantitative test. As a consequence, in the event the Holders elected to exercise their rights under the Indenture and the Company elects to contest such election, there could be no assurance how a court interpreting New York law would interpret such phrase. As a result, it may be unclear as to whether a Change of Control has occurred and whether a Holder may require the Company to make an Offer to Purchase the Notes as described above.

              The provisions of the Indenture may not afford Holders protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction affecting the Company that may adversely affect Holders, if such transaction is not the type of transaction included within the definition of "Change of Control." A transaction involving the management of the Company or its Affiliates, or a transaction involving a recapitalization of the Company, will result in a Change of Control only if it is the type of transaction specified in such definition. The definition of "Change of Control" may be amended or modified with the written consent of a majority in aggregate principal amount of outstanding Notes. See "—Amendment, Supplement and Waiver."

              The Company will be required to comply with the requirements of Rule 14e-1 under the Exchange Act and any other applicable securities laws or regulations in connection with any Offer to Purchase as described above. To the extent that any applicable securities laws or regulations conflict with the Change of Control provisions of the Indenture, the Company will comply with such laws and regulations, and no Default or Event of Default shall be deemed to have occurred as a result of such compliance.

              The Company will not be required to make an Offer to Purchase upon a Change of Control Triggering Event if (i) a third party makes such Offer to Purchase contemporaneously with or upon a Change of Control Triggering Event in the manner, at the times and otherwise in compliance with the requirements of the Indenture and purchases all Notes validly tendered and not withdrawn under such Offer to Purchase or (ii) a notice of redemption has been given pursuant to the Indenture as described under the caption "—Optional Redemption."

              The Company's ability to pay cash to Holders upon a Change of Control Triggering Event may be limited by the Company's then existing financial resources. Further, the agreements governing the Company's other Debt contain, and future agreements of the Company may contain, prohibitions of certain events, including events that would constitute a Change of Control. If the exercise by Holders of their right to require the Company to repurchase the Notes upon a Change of Control Triggering Event occurred at the same time as a change of control event under one or more of the Company's other debt agreements, the Company's ability to pay cash to the Holders upon a repurchase may be further limited by the Company's then existing financial resources. See "Risk Factors—Risks Related to the Exchange Notes—We may not be able to repurchase the notes upon a change of control triggering event."

              In addition, an Offer to Purchase may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of launching the Offer to Purchase.

Certain Covenants

              Set forth below are descriptions of certain covenants contained in the Indenture:

Covenant Suspension

              If on any date following the Issue Date (i) the Notes have Investment Grade Ratings from both Rating Agencies and (ii) no Default or Event of Default has occurred and is continuing under the Indenture (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a "Covenant Suspension Event"), the Company and its Restricted Subsidiaries will not be subject to the covenants (the "Suspended Covenants") described under:

              (1)   "—Certain Covenants—Limitation on Incurrence of Debt;"

              (2)   "—Certain Covenants—Limitation on Layering Debt;"

              (3)   "—Certain Covenants—Limitation on Restricted Payments;"

              (4)   "—Certain Covenants—Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries;"

              (5)   "—Certain Covenants—Limitation on Asset Sales;"

              (6)   "—Certain Covenants—Limitation on Transactions with Affiliates;"

              (7)   clause (iii) of "—Certain Covenants—Consolidation, Merger, Conveyance, Transfer or Lease;" and

              (8)   "—Certain Covenants—Limitation on Business Activities."

              In the event that the Company and its Restricted Subsidiaries are not subject to the Suspended Covenants under the Indenture for any period of time as a result of the foregoing, and on any subsequent date (the "Reversion Date") (a) one or both of the Rating Agencies withdraw their Investment Grade Rating or downgrade the rating assigned to the Notes below an Investment Grade Rating or (b) the Company or any of its affiliates enters into an agreement to effect a transaction that would result in a Change of Control and one or more of the Rating Agencies indicate that if consummated, such transaction (alone or together with any related recapitalization or refinancing transactions) would cause such Rating Agency to withdraw its Investment Grade Rating or downgrade the ratings assigned to the Notes below an Investment Grade Rating, then the Company and the Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants under the Indenture with respect to future events. The period beginning on the date of a Covenant Suspension Event and ending on a Reversion Date is called a "Suspension Period."

              On each Reversion Date, all Debt incurred, or Redeemable Capital Interests or Preferred Interests issued, during the Suspension Period will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under clause (iv) of the definition of "Permitted Debt." Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under the covenant described under the caption "—Certain Covenants—Limitation on Restricted Payments" will be made as though the covenant described under the caption "—Certain Covenants—Limitation on Restricted Payments" had been in effect since the Issue Date and throughout the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will reduce the amount available to be made as Restricted Payments under the first paragraph of the covenant described under the caption "—Certain Covenants—Limitation on Restricted Payments." However, no Default or Event of Default will be deemed to have occurred on the Reversion Date (or thereafter) under any Suspended Covenant solely as a result of any actions taken by the Company or its Restricted Subsidiaries, or events occurring, during the Suspension Period. For purposes of the covenant described under the caption "Limitation on Asset Sales," on the Reversion Date, the unutilized Excess Proceeds amount will be reset to zero.

              There can be no assurance that the Notes will ever achieve or maintain Investment Grade Ratings.

Limitation on Incurrence of Debt

              The Company will not, and will not permit any of its Restricted Subsidiaries to, Incur any Debt (including Acquired Debt); provided, that the Company and any of its Restricted Subsidiaries that is a Guarantor may Incur Debt (including Acquired Debt) if, immediately after giving effect to the Incurrence of such Debt and the receipt and application of the proceeds therefrom, (a) the Consolidated Fixed Charge Coverage Ratio of the Company would be greater than (A) on or prior to June 30, 2011, 2.0:1.0, (B) following June 30, 2011 and or prior to June 30, 2012, 2.25:1.0 and (C) following June 30, 2012, 2.5:1.0 and (b) no Default or Event of Default shall have occurred and be continuing at the time or as a consequence of the Incurrence of such Debt.

              Notwithstanding the first paragraph above, the Company and its Restricted Subsidiaries may Incur Permitted Debt.

              For purposes of determining compliance with this "Limitation on Incurrence of Debt" covenant, (x) Debt outstanding or Incurred under any Credit Facility on the Issue Date shall at all times be treated as Incurred pursuant to clause (i) of the definition of "Permitted Debt," and may not be re-classified, (y) Guarantees or obligations with respect to letters of credit supporting Debt otherwise included in the determination of such particular amount shall not be included and (z) except as provided above, in the event that an item of Debt meets the criteria of more than one of the types of Debt described above, including categories of Permitted Debt and the first paragraph of this

"Limitation on Incurrence of Debt" covenant, the Company, in its sole discretion, shall classify, and from time to time may reclassify, all or any portion of such item of Debt and may divide an item into more than one type of Debt.

              The accrual of interest, the accretion or amortization of original issue discount and the payment of interest on Debt in the form of additional Debt, or payment of dividends on Capital Interests in the form of additional shares of Capital Interests with the same terms or the reclassification of Capital Interests as Debt due to a change in GAAP will not be deemed to be an Incurrence of Debt or issuance of Capital Interests for purposes of this covenant.

              For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Debt, the U.S. dollar-equivalent principal amount of Debt denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Debt was Incurred, in the case of term Debt, or first committed, in the case of revolving credit Debt; provided that if such Debt is Incurred to refinance other Debt denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Debt does not exceed the principal amount of such Debt being refinanced.

Limitation on Layering Debt

              The Company will not, and will not permit any Guarantor to, Incur any Debt that pursuant to its terms is subordinate or junior in right of payment to any Debt unless such Debt is subordinated in right of payment to the Notes and the Note Guarantees to the same extent. For all purposes under the Indenture, Debt will not be considered subordinate or junior in right of payment to any other Debt solely by virtue of being unsecured or secured to a greater or lesser extent or with greater or lower priority.

Limitation on Restricted Payments

              The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any Restricted Payment unless, at the time of and after giving effect to the proposed Restricted Payment:

              (a)   no Default or Event of Default shall have occurred and be continuing or will occur as a consequence thereof;

              (b)   after giving effect to such Restricted Payment on a pro forma basis, the Company would be permitted to Incur at least $1.00 of additional Debt (other than Permitted Debt) pursuant to the provisions described in the first paragraph under the caption "—Certain Covenants—Limitation on Incurrence of Debt;" and

              (c)   after giving effect to such Restricted Payment on a pro forma basis, the aggregate amount expended or declared for all Restricted Payments made on or after the Issue Date (excluding Restricted Payments permitted by clauses (ii), (iii), (iv), (v), (vi), (vii) and (viii) of the next succeeding paragraph), shall not exceed the sum (without duplication) of:

                  (1)   50% of the Consolidated Net Income (or, if Consolidated Net Income shall be a deficit, minus 100% of such deficit) of the Company accrued on a cumulative basis during the period (taken as one accounting period) from January 1, 2010 and ending on the last day of the fiscal quarter for which consolidated financial statements are available ended immediately prior to the date of such proposed Restricted Payment, plus

                  (2)   100% of the aggregate net proceeds (including the Fair Market Value of property other than cash) received by the Company subsequent to the Issue Date either (i) as a contribution to its common equity capital or (ii) from the issuance and sale (other than to a Subsidiary) of its Qualified Capital Interests, including Qualified Capital Interests issued upon the conversion of Debt or Redeemable Capital Interests of the Company, and from the exercise of options, warrants or other rights to purchase such Qualified Capital Interests (other than, in each case, Capital Interests or Debt sold to a Subsidiary of the Company), plus

                  (3)   100% of the net reduction in Investments (other than Permitted Investments), subsequent to the Issue Date, in any Person, resulting from (i) payments of interest on Debt, dividends, repayments of loans or advances (but only to the extent such interest, dividends or repayments are not included in the calculation of Consolidated Net Income), in each case to the Company or any Restricted Subsidiary from any Person or (ii) the redesignation of any Unrestricted Subsidiary as a Restricted Subsidiary (which shall be calculated, in the case of this clause (ii), as the Fair Market Value of the Company's proportionate interest in such Subsidiary immediately following such redesignation, as determined in good faith by the Board of Directors), in each case, not to exceed in the case of any Person the amount of Investments (other than Permitted Investments) previously made by the Company or any Restricted Subsidiary in such Person.

              Notwithstanding the foregoing provisions, the Company and its Restricted Subsidiaries may take the following actions, provided that, in the case of clauses (iii), (iv) and (x), immediately after giving effect to such action, no Default or Event of Default has occurred and is continuing:

                       (i)  the payment of any dividend on, or redemption of, Capital Interests in the Company or a Restricted Subsidiary within 60 days after declaration thereof if at the declaration date such payment would not have been prohibited by the foregoing provisions of this covenant;

                      (ii)  the retirement of any Qualified Capital Interests of the Company by conversion into, or by or in exchange for, Qualified Capital Interests, or out of net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of other Qualified Capital Interests of the Company;

                    (iii)  the redemption, defeasance, repurchase or acquisition or retirement for value of any Debt of the Company or a Guarantor that is subordinate in right of payment to the Notes or the applicable Note Guarantee out of the net cash proceeds of a substantially concurrent issue and sale (other than to a Subsidiary of the Company) of (x) new subordinated Debt of the Company or such Guarantor, as the case may be, Incurred in accordance with the Indenture or (y) Qualified Capital Interests of the Company;

                     (iv)  the purchase, redemption, retirement or other acquisition for value of Capital Interests in the Company held by current or former employees, directors, officers, managers or consultants of the Company or any Restricted Subsidiary (or their estates or beneficiaries under their estates) upon death, disability, retirement or termination of employment or pursuant to the terms of any agreement under which such Capital Interests were issued; provided that the aggregate cash consideration paid for all such purchases, redemptions, retirements or other acquisitions of such Capital Interests does not exceed $2.5 million in any calendar year (which amount shall be increased by (x) the amount of any net cash proceeds of key man life insurance policies received by the Company and its Restricted Subsidiaries after the Issue Date that have not been applied to the payment of Restricted Payments pursuant to this clause (iv) and (y) the amount of net cash proceeds received by the Company and its Restricted Subsidiaries after the Issue Date from the issuance and sale of Capital Interests in the Company to employees, directors, officers, managers or consultants of the Company or any Restricted Subsidiary); provided that any unused amounts in any calendar year may be carried forward to one or more future periods; provided, further, that the aggregate amount of repurchases made pursuant to this clause (iv) may not exceed $5.0 million in any calendar year;

                      (v)  the repurchase of Capital Interests deemed to occur upon the exercise of stock options, warrants or other convertible or exchangeable securities to the extent such Capital Interests represent a portion of the exercise price of those stock options, warrants or other convertible or exchangeable securities;

                     (vi)  the prepayment of intercompany Debt, the Incurrence of which was permitted pursuant to the covenant described under the caption "—Certain Covenants—Limitation on Incurrence of Debt;"

                    (vii)  cash payment, in lieu of issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for the Capital Interests of the Company or a Restricted Subsidiary;

                   (viii)  the declaration and payment of dividends to holders of any class or series of Redeemable Capital Interests of the Company or any Restricted Subsidiary issued or Incurred in compliance with the covenant described under the caption "—Certain Covenants—Limitation on Incurrence of Debt" to the extent such dividends are included in the definition of "Consolidated Fixed Charges;"

                     (ix)  upon the occurrence of a Change of Control Triggering Event or an Asset Sale, the defeasance, redemption, repurchase or other acquisition of any subordinated Debt pursuant to provisions substantially similar to those described under "—Change of Control" and "—Certain Covenants—Limitation on Asset Sales" at a purchase price not greater than 101% of the principal amount thereof (in the case of a Change of Control Triggering Event) or at a percentage of the principal amount thereof not higher than 100% of the principal amount thereof (in the case of an Asset Sale), plus any accrued and unpaid interest thereon; provided that prior to or contemporaneously with such defeasance, redemption, repurchase or other acquisition, the Company has made an Offer to Purchase with respect to the Notes and has repurchased all Notes validly tendered for payment and not withdrawn in connection therewith;

                      (x)  other Restricted Payments not in excess of $25.0 million in the aggregate since the Issue Date; and

                     (xi)  the payment to the Permitted Holders of up to $5.5 million in the aggregate of fees and expenses related to the transactions disclosed in the offering memorandum related to initial offer and sale of the Notes.

              If any Person in which an Investment is made, which Investment constitutes a Restricted Payment when made, thereafter becomes a Restricted Subsidiary in accordance with the Indenture, all such Investments previously made in such Person shall no longer be counted as Restricted Payments for purposes of calculating the aggregate amount of Restricted Payments pursuant to clause (c) of the first paragraph under this "Limitation on Restricted Payments" covenant, in each case to the extent such Investments would otherwise be so counted.

              If the Company or a Restricted Subsidiary transfers, conveys, sells, leases or otherwise disposes of an Investment in accordance with the covenant described under the caption "—Certain Covenants—Limitation on Asset Sales," which Investment was originally included in the aggregate amount expended or declared for all Restricted Payments pursuant to clause (c) of the first paragraph under this "Limitation on Restricted Payments" covenant, the aggregate amount expended or declared for all Restricted Payments shall be reduced by the Net Cash Proceeds from the transfer, conveyance, sale, lease or other disposition of such Investment, to the extent originally included in the aggregate amount expended or declared for all Restricted Payments pursuant to clause (c) of the first paragraph under this "Limitation on Restricted Payments" covenant.

              For purposes of this covenant, if a particular Restricted Payment involves a non-cash payment, including a distribution of assets, then such Restricted Payment shall be deemed to be an amount equal to the cash portion of such Restricted Payment, if any, plus an amount equal to the Fair Market Value of the non-cash portion of such Restricted Payment.

Limitation on Liens

              The Company will not, and will not permit any of its Restricted Subsidiaries, directly or indirectly, to enter into, create, incur, assume or suffer to exist any Liens of any kind on or with respect to the Collateral except Permitted Collateral Liens. Subject to the immediately preceding sentence, the Company will not, and will not permit any of its Restricted Subsidiaries, directly or indirectly, to enter into, create, incur, assume or suffer to exist any Liens of any kind, other than Permitted Liens, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom except the Collateral without securing the Notes and all other amounts due under the Indenture and the Security Documents (for so long as such Lien exists) equally and ratably with (or prior to) the obligation or liability secured by such Lien.

Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

              The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, cause or suffer to exist or become effective or enter into any encumbrance or restriction on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions on its Capital Interests owned by the Company or any Restricted Subsidiary or pay any Debt or other obligation owed to the Company or any Restricted Subsidiary, (ii) make loans or advances to the Company or any Restricted Subsidiary thereof or (iii) transfer any of its property or assets to the Company or any Restricted Subsidiary.

              However, the preceding restrictions will not apply to the following encumbrances or restrictions existing under or by reason of:

              (a)   any encumbrance or restriction in existence on the Issue Date and any amendments, modifications, restatements, renewals, restructurings, increases, supplements, refundings, replacements or refinancings thereof, provided that the amendments, modifications, restatements, renewals, restructurings, increases, supplements, refundings, replacement or refinancings, in the good faith judgment of the Company, are no more restrictive, taken as a whole, with respect to such dividend or other payment restrictions than those contained in these agreements on the Issue Date or refinancings thereof;

              (b)   any encumbrance or restriction pursuant to an agreement relating to an acquisition of property or assets, so long as the encumbrances or restrictions in any such agreement relate solely to the property or assets so acquired (and are not or were not created in anticipation of or in connection with the acquisition thereof);

              (c)   any encumbrance or restriction which exists with respect to a Person that becomes a Restricted Subsidiary or merges with or into a Restricted Subsidiary of the Company on or after the Issue Date, which is in existence at the time such Person becomes a Restricted Subsidiary, but not created in connection with or in anticipation of such Person becoming a Restricted Subsidiary, and which is not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person becoming a Restricted Subsidiary;

              (d)   any encumbrance or restriction pursuant to an agreement effecting a permitted renewal, refunding, replacement, refinancing or extension of Debt issued pursuant to an agreement containing any encumbrance or restriction referred to in the foregoing clauses (a) through (c), so long as the encumbrances and restrictions contained in any such refinancing agreement are no less favorable in any material respect to the Holders than the encumbrances and restrictions contained in the agreements governing the Debt being renewed, refunded, replaced, refinanced or extended in the good faith judgment of the Board of Directors of the Company;

              (e)   customary provisions restricting subletting or assignment of any lease, contract, or license of the Company or any Restricted Subsidiary or provisions in agreements that restrict the assignment of such agreement or any rights thereunder;

              (f)    any encumbrance or restriction by reason of applicable law, rule, regulation or order;

              (g)   any encumbrance or restriction under a Credit Facility permitted under the Indenture, the Indenture, the Notes and the Note Guarantees;

              (h)   any encumbrance or restriction imposed under any agreement for the sale of assets pending the closing of such sale, including, without limitation, any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

              (i)    restrictions on cash and other deposits or net worth imposed by customers under contracts entered into the ordinary course of business;

              (j)    Purchase Money Debt (including Capital Lease Obligations) incurred in compliance with the covenant described under the caption "—Certain Covenants—Limitation on Incurrence of Debt" for property acquired in the ordinary course of business that imposes restrictions on that property of the nature described in clause (iii) of the first paragraph hereof;

              (k)   Liens securing, and other restrictions contained in agreements governing, Debt otherwise permitted to be incurred under the Indenture, including the provisions of the covenant described under the caption "—Certain Covenants—Limitation on Liens;"

              (l)    customary provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements otherwise permitted by the Indenture and entered into with the approval of the Company's Board of Directors, which limitation is applicable only to the assets that are the subject of such agreements; and

              (m)  any Non-Recourse Receivable Subsidiary Indebtedness or other contractual requirements of a Receivable Subsidiary that is a Restricted Subsidiary in connection with a Qualified Receivables Transaction; provided that such restrictions apply only to such Receivable Subsidiary or the receivables and related assets described in the definition of "Qualified Receivables Transaction" which are subject to such Qualified Receivables Transaction.

Limitation on Asset Sales

              The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

              (1)   the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Capital Interests issued or sold or otherwise disposed of;

              (2)   at least 75% of the consideration received in the Asset Sale by the Company or such Restricted Subsidiary is in the form of cash or Eligible Cash Equivalents. For purposes of this provision, each of the following will be deemed to be cash:

                  (a)   any liabilities, as shown on the most recent consolidated balance sheet of the Company or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes or any Note Guarantee) that are assumed by the transferee of any such assets pursuant to a customary assignment and assumption agreement that releases the Company or such Restricted Subsidiary from further liability;

                  (b)   any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash within 180 days of their receipt to the extent of the cash received in that conversion; and

                  (c)   any Designated Non-cash Consideration received by the Company or any Restricted Subsidiary in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of (x) $25.0 million and (y) 3.0% of Total Assets at the time of the receipt of such Designated Non-cash Consideration, with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value; and

              (3)   if such Asset Sale involves the disposition of Collateral, the Company or such Subsidiary has complied with the provisions of the Indenture and the Security Documents, including those described under the caption "—Use and Release of Collateral."

              Within 360 days after the receipt of any Net Cash Proceeds from an Asset Sale, the Company (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Cash Proceeds at its option:

              (1)   to permanently repay secured Debt under any Credit Facility and, if the Obligation repaid is revolving credit Debt, to correspondingly reduce commitments with respect thereto;

              (2)   to acquire assets constituting, or any Capital Interests of, a Permitted Business, if, after giving effect to any such acquisition of Capital Interests, such assets are owned by the Company or a Restricted Subsidiary or the Person owning such Permitted Business is or becomes a Restricted Subsidiary of the Company;

              (3)   to make a capital expenditure in or that is used or useful in a Permitted Business or to make expenditures for maintenance, repair or improvement of existing properties and assets in accordance with the provisions of the Indenture;

              (4)   to acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business; or

              (5)   any combination of the foregoing;

provided that, in the case of clauses (2) and (3) above, if the Company or such Restricted Subsidiary enters into a binding agreement to make any such acquisition or expenditure within such 360-day period, but if the consummation of the transactions under such agreement has not occurred within such 360-day period, and the agreement has not been terminated, then the 360-day period will be extended to 540 days to permit such consummation; provided, further, however, if such consummation does not occur, or such agreement is terminated within such 540-day period, then such Net Cash Proceeds will constitute Excess Proceeds. Pending the final application of any such Net Cash Proceeds within the relevant time periods referred to in the previous sentence, the Company may temporarily reduce revolving credit borrowings or otherwise invest such Net Cash Proceeds in any manner that is not prohibited by the Indenture.

              Subject to the next paragraph, any Net Cash Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph of this covenant will constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $10.0 million, within thirty days thereof, the Company will make an Offer to Purchase to all Holders and to all holders of other Debt ranking pari passu with the Notes containing provisions similar to those set forth in the Indenture with respect to assets sales, equal to the Excess Proceeds. The offer price in any Offer to Purchase will be equal to 100% of the principal amount plus accrued and unpaid interest to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Offer to Purchase, the Company may use those Excess Proceeds for any purpose not otherwise prohibited by the Indenture (and such remaining amount shall not be added to any subsequent Excess Proceeds for any purpose under the Indenture). If the aggregate principal amount of Notes and other pari passu debt tendered into such Offer to Purchase exceeds the amount of Excess Proceeds, the Trustee will select the Notes to be purchased on a pro rata basis. Upon completion of each Offer to Purchase, the amount of Excess Proceeds will be reset at zero.

              The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other applicable securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Offer to Purchase. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the Indenture by virtue of such compliance.

Limitation on Transactions with Affiliates

              The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of related transactions, contract, agreement, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (each of the foregoing, an "Affiliate Transaction") involving aggregate consideration in excess of $2.5 million, unless:

                       (i)  such Affiliate Transaction is on terms that are not materially less favorable to the Company or the relevant Restricted Subsidiary than those that could reasonably have been obtained in a comparable arm's length transaction by the Company or such Restricted Subsidiary with an unaffiliated party; and

                      (ii)  with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, the Company delivers to the Trustee a resolution adopted in good faith by the majority of the Board of Directors of the Company approving such Affiliate Transaction and set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (i) above; and

                    (iii)  with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $15.0 million, the Company must obtain and deliver to the Trustee a written opinion of a nationally recognized investment banking, accounting or appraisal firm (an "Independent Financial Advisor") stating that the transaction is fair to the Company or such Restricted Subsidiary, as the case may be, from a financial point of view.

              The foregoing limitation does not limit, and shall not apply to:

              (1)   Restricted Payments that are permitted by the provisions of the Indenture described under the caption "—Certain Covenants—Limitation on Restricted Payments" and Permitted Investments permitted under the Indenture;

              (2)   the payment of reasonable and customary fees, expenses and indemnities to members of the Board of Directors of the Company or a Restricted Subsidiary;

              (3)   the payment of reasonable and customary compensation and other benefits (including retirement, health, option, deferred compensation and other benefit plans) and indemnities to officers and employees of the Company or any Restricted Subsidiary as determined by the Board of Directors thereof in good faith;

              (4)   payments by the Company or any of its Restricted Subsidiaries to any of the Permitted Holders made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, which payments are approved by a majority of the disinterested members of the Board of Directors in good faith; provided that the aggregate amount of such payments may not exceed $5.0 million in any calendar year;

              (5)   transactions between or among the Company and/or its Restricted Subsidiaries;

              (6)   any agreement or arrangement as in effect on the Issue Date and any amendment or modification thereto or replacement thereof so long as such amendment or modification or replacement is not, in the good faith judgment of the Board of Directors of the Company, more disadvantageous to Holders in any material respect;

              (7)   transactions in which the Company delivers to the Trustee a written opinion from an Independent Financial Advisor to the effect that the transaction is fair, from a financial point of view, to the Company and any relevant Restricted Subsidiaries;

              (8)   any contribution of capital to the Company;

              (9)   the payment to the Permitted Holders of up to $5.5 million in the aggregate of fees and expenses related to the transactions disclosed in the offering memorandum related to initial offer and sale of the Notes;

              (10) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case, in the ordinary course of business and on terms that are no less favorable to the Company or such Restricted Subsidiary, as the case may be, as determined in good faith by the Company, than those that could be obtained in a comparable arm's length transaction with a Person that is not an Affiliate of the Company; and

              (11) transactions effected as part of a Qualified Receivables Transaction.

Limitation on Sale and Leaseback Transactions

              The Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any Sale and Leaseback Transaction unless:

                       (i)  the consideration received in such Sale and Leaseback Transaction is at least equal to the fair market value of the property sold, as determined by a board resolution of the Board of Directors of the Company or by an Officers' Certificate;

                      (ii)  prior to and after giving effect to the Attributable Debt in respect of such Sale and Leaseback Transaction, the Company and such Restricted Subsidiary comply with the covenant described under the caption "—Certain Covenants—Limitation on Incurrence of Debt; and

                    (iii)  at or after such time the Company and such Restricted Subsidiary also comply with the covenant described under the caption "—Certain Covenants—Limitation on Asset Sales."

Payment for Consents

              The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid or agreed to be paid to all Holders that so consent, waive or agree to amend in the time frame set forth in solicitation documents relating to such consent, waiver or agreement.

Provision of Financial Information

              Whether or not required by the Commission, so long as any Notes are outstanding (unless defeased in a legal or covenant defeasance), the Company will have its annual financial statements audited, and its interim financial statements reviewed, by a nationally recognized firm of independent accountants and will furnish to the Holders, no later than 90 days after the end of each fiscal year (in the case of annual financial statements) and 45 days after the end of each of the first three fiscal quarters (in the case of quarterly financial statements), all quarterly and annual financial statements in the form included in the offering memorandum related to initial offer and sale of the Notes prepared in accordance with GAAP that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file those Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report on the annual financial statements by the Company's certified independent accountants. To the extent that the Company does not file such information with the Commission, the Company will deliver such information and such reports to the Trustee and post such information and such reports to Intralinks or a comparable password protected online data system, such that such information and such reports are available electronically to (a) any Holder, (b) any beneficial owner of the Notes, who certifies that it is a beneficial owner of Notes, (c) any prospective investor who certifies that it is a Qualified Institutional Buyer (as defined in the Securities Act) or (d) any securities analyst who certifies that it is a securities analyst and who requests a password from the Company and agrees to treat such information as confidential. If at any time the Company is not subject to the reporting requirements of the Exchange Act, the Company will also hold a quarterly conference call to discuss such financial information. The conference call will not be later than five business days from the time that the Company distributes the financial information as set forth above.

              If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries, then, to the extent that any such Unrestricted Subsidiary or group of Unrestricted Subsidiaries would (but for its or their being designated as an Unrestricted Subsidiary or Subsidiaries) constitute a Significant Subsidiary or Subsidiaries, the quarterly and annual financial information required by the preceding paragraph shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in "Management's Discussion and Analysis of Financial Condition and Results of Operations," of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

              Following the consummation of the Exchange Offer (as defined in the Registration Rights Agreement), whether or not required by the Commission, the Company will file a copy of all of the information and reports that would be required by the Commission for public availability within the time periods specified in the Commission's rules and regulations (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, the Company and the Guarantors will agree that, for so long as any Notes remain outstanding, they will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

              In the event that any parent of the Company becomes a Guarantor or co-obligor of the Notes, the Indenture will permit the Company to satisfy its obligations under this covenant with respect to financial information relating to the Company by furnishing financial information relating to such parent; provided that, if required by Regulation S-X, the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such parent and any of its Subsidiaries other than the Company and its Subsidiaries, on the one hand, and the information relating to the Company, the Subsidiary Guarantors, if any, and the other Subsidiaries of the Company on a standalone basis, on the other hand.

              Notwithstanding the foregoing, the Company will be deemed to have furnished such reports referred to above to the Holders if it or any parent of the Company has filed such reports with the Commission via the EDGAR filing system and such reports are publicly available. In addition, such requirements shall be deemed satisfied prior to the commencement of the Exchange Offer or the effectiveness of the Shelf Registration Statement (as defined in the Registration Rights Agreement) by the filing with the Commission of the Exchange Offer Registration Statement (as defined in the Registration Rights Agreement) and/or Shelf Registration Statement in accordance with the provisions of the Registration Rights Agreement, and any amendments thereto, with such financial information that satisfies Regulation S-X and such registration statement and/or amendments thereto are filed at times that otherwise satisfy the time requirements set forth in the first paragraph of this covenant.

Additional Note Guarantees

              On the Issue Date, each of the Guarantors will guarantee the Notes in the manner and on the terms set forth in the Indenture. In addition, following the Issue Date, each newly formed or newly acquired Domestic Restricted Subsidiary of the Company (other than any Immaterial Subsidiary) shall, within 60 days of its formation or acquisition, execute and deliver to the Trustee a supplemental indenture or guarantee in the manner and on the terms set forth in the Indenture.

              After the Issue Date, the Company will cause each of its Restricted Subsidiaries (other than Immaterial Subsidiaries) that:

              (a)   guarantees any Debt of the Company or a Guarantor; or

              (b)   Incurs any Debt pursuant to the provisions described in the first paragraph under the caption "—Certain Covenants—Limitation on Incurrence of Debt" or clause (xiii) of the definition of "Permitted Debt" or not permitted by the covenant described under the caption "—Certain Covenants—Limitation on Incurrence of Debt,"

in each case, to guarantee the Notes.

              Each Note Guarantee by a Guarantor will be limited to an amount not to exceed the maximum amount that can be guaranteed by that Guarantor without rendering its Note Guarantee voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. The Note Obligations of any Person that is or becomes a Guarantor after the Issue Date will be secured equally and ratably by a first- priority Security Interest in the Collateral granted to the Collateral Agent for the benefit of the Holders. Such Guarantor will enter into a joinder agreement to the applicable Security Documents defining the terms of the Security Interests that secure payment and performance when due of the Notes and take all actions advisable in the opinion of the Company, as set forth in an Officers' Certificate accompanied by an opinion of counsel to the Company to cause the Note Liens created by the Security Documents to be duly perfected to the extent required by such agreement in accordance with all applicable law, including the filing of financing statements in such jurisdictions as requested by the Company or the Collateral Agent.

Further Assurances

              The Company will, and will cause each of its existing and future Restricted Subsidiaries to, execute and deliver such additional instruments, certificates or documents, and take all such actions as may be reasonably required from time to time in order to:

              (1)   carry out more effectively the purposes of the Security Documents;

              (2)   create, grant, perfect and maintain the validity, effectiveness and priority of any of the Security Documents and the Liens created, or intended to be created, by the Security Documents; and

              (3)   ensure the protection and enforcement of any of the rights granted or intended to be granted to the Trustee under any other instrument executed in connection therewith.

              Upon the exercise by the Trustee or any Holder of any power, right, privilege or remedy under the Indenture or any of the Security Documents which requires any consent, approval, recording, qualification or authorization of any governmental authority, the Company will, and will cause each of its Restricted Subsidiaries to, execute and deliver all applications, certifications, instruments and other documents and papers that may be reasonably required from the Company or any of its Restricted Subsidiaries for such governmental consent, approval, recording, qualification or authorization.

Limitation on Creation of Unrestricted Subsidiaries

              The Company may designate any Subsidiary of the Company to be an "Unrestricted Subsidiary" as provided below, in which event such Subsidiary and each other Person that is a Subsidiary of such Subsidiary will be deemed to be an Unrestricted Subsidiary.

              "Unrestricted Subsidiary" means:

              (1)   any Subsidiary designated as such by the Board of Directors of the Company as set forth below where (a) neither the Company nor any of its Restricted Subsidiaries (i) provides credit support for, or Guarantee of, any Debt of such Subsidiary or any Subsidiary of such Subsidiary (including any undertaking, agreement or instrument evidencing such Debt, but excluding in the case of a Receivable Subsidiary any Standard Securitization Undertakings) or (ii) is directly or indirectly liable for any Debt of such Subsidiary or any Subsidiary of such Subsidiary (except in the case of a Receivable Subsidiary any Standard Securitization Undertakings), and (b) no default with respect to any Debt of such Subsidiary or any Subsidiary of such Subsidiary (including any right which the holders thereof may have to take enforcement action against such Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Debt of the Company and its Restricted Subsidiaries to declare a default on such other Debt or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity (except in the case of a Receivable Subsidiary any Standard Securitization Undertakings); and

              (2)   any Subsidiary of an Unrestricted Subsidiary.

              The Company may designate any Subsidiary to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Interests of, or owns or holds any Lien on any property of, any other Restricted Subsidiary of the Company, provided that either:

              (x)   the Subsidiary to be so designated is an Immaterial Subsidiary; or

              (y)   immediately after giving effect to such designation, the Company could (A) Incur at least $1.00 of additional Debt (other than Permitted Debt) pursuant to the provisions described in the first paragraph under the caption "—Certain Covenants—Limitation on Incurrence of Debt" and (B) make a Restricted Payment in an amount equal to the greater of the Fair Market Value or book value of such Subsidiary pursuant to the covenant described under the caption "—Certain Covenants—Limitation on Restricted Payments" and such amount is thereafter treated as a Restricted Payment for the purpose of calculating the amount available for Restricted Payments thereunder.

              An Unrestricted Subsidiary may be designated as a Restricted Subsidiary if (i) all the Debt of such Unrestricted Subsidiary could be Incurred under the covenant described under the caption "—Certain Covenants—Limitation on Incurrence of Debt" and (ii) all the Liens on the property and assets of such Unrestricted Subsidiary could be incurred pursuant to the covenant described under the caption "—Certain Covenants—Limitation on Liens."

Consolidation, Merger, Conveyance, Transfer or Lease

              The Company will not in any transaction or series of transactions, consolidate with or merge into any other Person (other than a merger of a Restricted Subsidiary into the Company in which the Company is the continuing Person or the merger of a Restricted Subsidiary into or with another Restricted Subsidiary or another Person that as a result of such transaction becomes or merges into a Restricted Subsidiary), or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of the assets of the Company and its Restricted Subsidiaries (determined on a consolidated basis), taken as a whole, to any other Person, unless:

                           (i)  either: (a) the Company shall be the continuing Person or (b) the Person (if other than the Company) formed by such consolidation or into which the Company is merged, or the Person that acquires, by sale, assignment, conveyance, transfer, lease or other disposition, all or substantially all of the property and assets of the Company (such Person, the "Surviving Entity"), (1) shall be a corporation, partnership, limited liability company or similar entity organized and validly existing under the laws of the United States, any political subdivision thereof or any state thereof or the District of Columbia, (2) shall expressly assume, by a supplemental indenture, the due and punctual payment of all amounts due in respect of the principal of (and premium, if any) and interest on all the Notes and the performance of the covenants and obligations of the Company under the Indenture and (3) shall expressly assume the due and punctual performance of the covenants and obligations of the Company and the Guarantors under the Security Documents; provided that at any time the Company or its successor is not a corporation, there shall be a co-issuer of the Notes that is a corporation;

                          (ii)  immediately before and immediately after giving effect to such transaction or series of transactions on a pro forma basis (including, without limitation, any Debt Incurred or anticipated to be Incurred in connection with or in respect of such transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing or would result therefrom;

                        (iii)  immediately after giving effect to any such transaction or series of transactions on a pro forma basis (including, without limitation, any Debt Incurred or anticipated to be Incurred in connection with or in respect of such transaction or series of transactions) as if such transaction or series of transactions had occurred on the first day of the determination period, the Company (or the Surviving Entity if the Company is not continuing) could Incur $1.00 of additional Debt (other than Permitted Debt) pursuant to the provisions described in the first paragraph under the caption "—Certain Covenants—Limitation on Incurrence of Debt;"

                         (iv)  the Company delivers, or causes to be delivered, to the Trustee an Officers' Certificate and an opinion of counsel, each stating that such consolidation, merger, sale, conveyance, assignment, transfer, lease or other disposition complies with the requirements of the Indenture;

                          (v)  the Surviving Entity causes such amendments, supplements or other instruments to be executed, delivered, filed and recorded in such jurisdictions as may be required by applicable law to preserve and protect the Lien of the Security Documents on the Collateral owned by or transferred to the Surviving Entity, together with such financing statements as may be required to perfect any security interests in such Collateral which may be perfected by the filing of a financing statement under the Uniform Commercial Code of the relevant states;

                         (vi)  the Collateral owned by or transferred to the Surviving Entity shall (a) continue to constitute Collateral under the Indenture and the Security Documents, (b) be subject to the Lien in favor of the Collateral Agent for the benefit of the Trustee and the Holders, and (c) not be subject to any Lien other than Permitted Collateral Liens; and

                        (vii)  the property and assets of the Person which is merged or consolidated with or into the Surviving Entity, to the extent that they are property or assets of the types which would constitute Collateral under the Security Documents, shall be treated as after-acquired property and the Surviving Entity shall take such action as may be reasonably necessary to cause such property and assets to be made subject to the Lien of the Security Documents in the manner and to the extent required in the Indenture.

              The preceding clause (iii) will not prohibit:

                  (a)   a merger between the Company and a Restricted Subsidiary that is a wholly owned Subsidiary of the Company; or

                  (b)   a merger between the Company and an Affiliate incorporated solely for the purpose of converting the Company into a corporation organized under the laws of the United States or any political subdivision or state thereof;

so long as, in each case, the amount of Debt of the Company and its Restricted Subsidiaries is not increased thereby.

              For all purposes of the Indenture and the Notes, Subsidiaries of any Surviving Entity will, upon such transaction or series of transactions, become Restricted Subsidiaries or Unrestricted Subsidiaries as provided pursuant to the Indenture and all Debt, and all Liens on property or assets, of the Surviving Entity and its Subsidiaries that was not Debt, or were not Liens on property or assets, of the Company and its Subsidiaries immediately prior to such transaction or series of transactions shall be deemed to have been Incurred upon such transaction or series of transactions.

              Upon any transaction or series of transactions that are of the type described in, and are effected in accordance with, conditions described in the immediately preceding paragraphs, the Surviving Entity shall succeed to, and be substituted for, and may exercise every right and power of, the Company, under the Indenture with the same effect as if such Surviving Entity had been named as the Company therein; and when a Surviving Entity duly assumes all of the obligations and covenants of the Company pursuant to the Indenture and the Notes, except in the case of a lease, the predecessor Person shall be relieved of all such obligations.

Limitation on Business Activities

              The Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than a Permitted Business.

Impairment of Security Interests

              The Company and the Guarantors will not, and will not permit any of their Restricted Subsidiaries to, (i) take or omit to take any action with respect to the Collateral that could reasonably be expected to have the result of affecting or impairing the security interest in the Collateral in favor of the Collateral Agent for the benefit of the Trustee and for the benefit of the Holders or (ii) grant to any Person (other than the Collateral Agent for the benefit of the Trustee and the Holders) any interest whatsoever in the Collateral, in each case except as provided for in the Indenture or the Security Documents.

Events of Default

              Each of the following is an "Event of Default" under the Indenture:

              (1)   default in the payment in respect of the principal of (or premium, if any, on) any Note when due and payable (whether at Stated Maturity or upon repurchase, acceleration, optional redemption or otherwise);

              (2)   default in the payment of any interest upon any Note when it becomes due and payable, and continuance of such default for a period of 30 days;

              (3)   failure to perform or comply with the Indenture provisions described under "—Certain Covenants—Consolidation, Merger, Conveyance, Transfer or Lease;"

              (4)   except as permitted by the Indenture, any Note Guarantee of any Significant Subsidiary (or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary) shall for any reason cease to be, or it shall be asserted by any Guarantor or the Company not to be, in full force and effect and enforceable in accordance with its terms;

              (5)   default in the performance, or breach, of any covenant or agreement of the Company or any Guarantor in the Indenture (other than a covenant or agreement a default in whose performance or whose breach is specifically dealt with in clauses (1), (2), (3) or (4) above), and continuance of such default or breach for a period of 60 days (or 120 days in relation to the covenant described under the caption "—Certain Covenants—Provision of Financial Information") after written notice thereof has been given to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the outstanding Notes;

              (6)   a default or defaults under any bonds, debentures, notes or other evidences of Debt (other than the Notes) by the Company or any Restricted Subsidiary having, individually or in the aggregate, a principal or similar amount outstanding of at least $25.0 million, whether such Debt now exists or shall hereafter be created, which default or defaults shall have resulted in the acceleration of the maturity of such Debt prior to its express maturity or shall constitute a failure to pay at least $25.0 million of such Debt when due and payable after the expiration of any applicable grace period with respect thereto;

              (7)   the entry against the Company or any Restricted Subsidiary that is a Significant Subsidiary (or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary) of a final judgment or final judgments for the payment of money in an aggregate amount in excess of $25.0 million (net of amounts covered by insurance), by a court or courts of competent jurisdiction, which judgments remain undischarged, unwaived, unstayed, unbonded or unsatisfied for a period of 60 consecutive days;

              (8)   certain events in bankruptcy, insolvency or reorganization affecting the Company or any Significant Subsidiary (or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary); or

              (9)   unless all of the Collateral has been released from the Note Liens in accordance with the provisions of the Security Documents, default by the Company or any Subsidiary in the performance of the Security Documents which adversely affects the enforceability, validity, perfection or priority of the Note Liens on a material portion of the Collateral granted to the Collateral Agent for the benefit of the Trustee and the Holders, the repudiation or disaffirmation by the Company or any Subsidiary of its material obligations under the Security Documents or the determination in a judicial proceeding that the Security Documents are unenforceable or invalid against the Company or any Subsidiary party thereto for any reason with respect to a material portion of the Collateral (which default, repudiation, disaffirmation or determination is not rescinded, stayed, or waived by the Persons having such authority pursuant to the Security Documents or otherwise cured within 60 days after the Company receives written notice thereof specifying such occurrence from the Trustee or the Holders of at least 25% of the outstanding principal amount of the Note Obligations and demanding that such default be remedied).

              If an Event of Default (other than an Event of Default specified in clause (8) above with respect to the Company) occurs and is continuing, then and in every such case the Trustee or the Holders of not less than 25% in aggregate principal amount of the outstanding Notes may declare the principal of the Notes and any accrued interest on the Notes to be due and payable immediately by a notice in writing to the Company (and to the Trustee if given by Holders); provided, however, that after such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of the outstanding Notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal of or interest on the Notes, have been cured or waived as provided in the Indenture.

              In the event of a declaration of acceleration of the Notes solely because an Event of Default described in clause (6) above has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically rescinded and annulled if the event of default or payment default triggering such Event of Default pursuant to clause (6) shall be remedied or cured by the Company or a Restricted Subsidiary of the Company or waived by the holders of the relevant Debt within 20 business days after the declaration of acceleration with respect thereto and if the rescission and annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction obtained by the Trustee for the payment of amounts due on the Notes.

              If an Event of Default specified in clause (8) above occurs with respect to the Company, the principal of and any accrued interest on the Notes then outstanding shall ipso facto become immediately due and payable without any declaration or other act on the part of the Trustee or any Holder. For further information as to waiver of defaults, see "—Amendment, Supplement and Waiver." The Trustee may withhold from Holders notice of any Default (except Default in payment of principal of, premium, if any, and interest) if the Trustee determines that withholding notice is in the interests of the Holders to do so.

              No Holder will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such Holder shall have previously given to the Trustee written notice of a continuing Event of Default and unless the Holders of at least 25% in aggregate principal amount of the outstanding Notes shall have made written request to the Trustee, and offered indemnity reasonably satisfactory to the Trustee, to institute such proceeding as Trustee, and the Trustee shall not have received from the Holders of a majority in aggregate principal amount of the outstanding Notes a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. Such limitations do not apply, however, to a suit instituted by a Holder directly (as opposed to through the Trustee) for enforcement of payment of the principal of (and premium, if any) or interest on its Notes on or after the respective due dates expressed in such Notes.

              In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the Notes pursuant to the optional redemption provisions of the Indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Notes.

              The Company will be required to furnish to the Trustee annually a statement as to the performance of certain obligations under the Indenture and as to any default in such performance. The

Company also is required to notify the Trustee if it becomes aware of the occurrence of any Default or Event of Default.

Amendment, Supplement and Waiver

              Without the consent of any Holders, the Company, the Guarantors, the Trustee and the Collateral Agent, as applicable, at any time and from time to time, may enter into one or more indentures supplemental to, or otherwise amend, supplement or waive any provision of, the Indenture, the Notes, the Note Guarantees and the Security Documents for any of the following purposes:

              (1)   to evidence the succession of another Person to the Company or a Guarantor and the assumption by any such successor of the covenants of the Company or such Guarantor in the Indenture, the Notes, the Note Guarantees and the Security Documents, as applicable;

              (2)   to add to the covenants of the Company for the benefit of the Holders, or to surrender any right or power herein conferred upon the Company or any Guarantor, or to make any change that would provide any additional rights or benefits to the Holders;

              (3)   to secure the Notes pursuant to the requirements of the covenant described under the caption "—Certain Covenants—Limitation on Liens" or to enter into, amend or supplement, or reflect the terms of, an Intercreditor Agreement;

              (4)   to comply with the requirements of the Commission in order to effect or maintain qualification of the Indenture under the Trust Indenture Act;

              (5)   to add additional Events of Default;

              (6)   to provide for uncertificated Notes in addition to or in place of the certificated Notes;

              (7)   to evidence and provide for the acceptance of appointment under the Indenture by a successor Trustee or Collateral Agent;

              (8)   to provide for or confirm the issuance of Additional Notes in accordance with the terms of the Indenture;

              (9)   to add to the Collateral securing the Notes,

              (10) to add a Guarantor or to release a Guarantor in accordance with the Indenture;

              (11) to cure any ambiguity, defect, omission, mistake or inconsistency;

              (12) to make any other provisions with respect to matters or questions arising under the Indenture, provided that such actions pursuant to this clause shall not adversely affect the interests of the Holders in any material respect, as determined in good faith by the Board of Directors of the Company;

              (13) to conform the text of the Indenture, the Notes or the Note Guarantees to any provision of this "Description of Exchange Notes" to the extent that the Trustee has received an Officers' Certificate stating that such text constitutes an unintended conflict with the description of the corresponding provision in this "Description of Exchange Notes;"

              (14) to mortgage, pledge, hypothecate or grant any other Lien in favor of the Collateral Agent for the benefit of the Trustee on behalf of the Holders, as additional security for the payment and performance of all or any portion of the Note Obligations under the Indenture and the Notes, in any property or assets, including any which are required to be mortgaged, pledged or hypothecated, or in which a Lien is required to be granted to or for the benefit of the Trustee or the Collateral Agent pursuant to the Indenture, any of the Security Documents or otherwise; or

              (15) to provide for the release of Collateral from the Lien of the Indenture and the Security Documents when permitted or required by the Security Documents, or the Indenture.

              With the consent of the Holders of not less than a majority in aggregate principal amount of the outstanding Notes, the Company, the Guarantors, the Trustee and the Collateral Agent, as applicable, may enter into an indenture or indentures supplemental to, or otherwise amend, supplement or waive, the Indenture, the Notes, the Note Guarantees or the Security Documents for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or the Notes or the Note Guarantees or the Security Documents, or of modifying in any manner the rights of the Holders under the Indenture, the Notes, the Note Guarantees or the Security Documents, including the definitions therein; provided, however, that no such supplemental indenture or other amendment, supplement or waiver shall, without the consent of the Holder of each outstanding Note affected thereby:

              (1)   change the Stated Maturity of any Note or of any installment of interest on any Note, or reduce the amount payable in respect of the principal thereof or the rate of interest thereon or any premium payable thereon, or reduce the amount that would be due and payable on acceleration of the maturity thereof, or change the place of payment where, or the coin or currency in which, any Note or any premium or interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof, or change the date on which any Notes may be subject to redemption or reduce the Redemption Price therefor,

              (2)   reduce the percentage in aggregate principal amount of the outstanding Notes, the consent of whose Holders is required for any such supplemental indenture, or the consent of whose Holders is required for any waiver (of compliance with certain provisions of the Indenture or certain defaults thereunder and their consequences) provided for in the Indenture,

              (3)   modify the obligations of the Company to make Offers to Purchase upon a Change of Control Triggering Event or from the Excess Proceeds of Asset Sales if such modification was done after the occurrence of such Change of Control Triggering Event or such Asset Sale,

              (4)   subordinate, in right of payment, the Notes to any other Debt of the Company,

              (5)   modify any of the provisions of this paragraph or provisions relating to waiver of defaults or certain covenants, except to increase any such percentage required for such actions or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the Holder of each outstanding Note affected thereby, or

              (6)   release any Note Guarantees required to be maintained under the Indenture (other than in accordance with the terms of the Indenture).

              In addition, any amendment or supplement to, or waiver of, the provisions of the Indenture or any Security Document that has the effect of releasing all or substantially all of the Collateral from the Liens securing the Notes will require the consent of the Holders of at least 66 2/3% in aggregate principal amount of the Notes then outstanding.

              The Holders of not less than a majority in aggregate principal amount of the outstanding Notes may on behalf of all Holders waive any past default under the Indenture and its consequences, except a default:

              (1)   in any payment in respect of the principal of (or premium, if any) or interest on any Notes (including any Note which is required to have been purchased pursuant to an Offer to Purchase which has been made by the Company), or

              (2)   in respect of a covenant or provision hereof which under the Indenture cannot be modified or amended without the consent of the Holder of each outstanding Note affected.

Satisfaction and Discharge of the Indenture; Defeasance

              The Company and the Guarantors may terminate the obligations under the Indenture and the Security Documents (a "Discharge") when:

              (1)   either: (A) all Notes theretofore authenticated and delivered have been delivered to the Trustee for cancellation, or (B) all such Notes not theretofore delivered to the Trustee for cancellation (i) have become due and payable or (ii) will become due and payable within one year or are to be called for redemption within one year under irrevocable arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company, and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire indebtedness on the Notes, not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest to the Stated Maturity or date of redemption;

              (2)   the Company has paid or caused to be paid all other sums then due and payable under the Indenture by the Company;

              (3)   the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

              (4)   the Company has delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of the Notes at maturity or on the redemption date, as the case may be; and

              (5)   the Company has delivered to the Trustee an Officers' Certificate and an opinion of counsel reasonably acceptable to the Trustee, each stating that all conditions precedent under the Indenture relating to the Discharge have been complied with.

              The Company may elect, at its option, to have its obligations discharged with respect to the outstanding Notes ("legal defeasance"). Such legal defeasance means that the Company and the Guarantors will be deemed to have paid and discharged the entire indebtedness represented by the outstanding Notes and the Note Guarantees, except for:

              (1)   the rights of Holders of such Notes to receive payments in respect of the principal of and any premium and interest on such Notes when payments are due,

              (2)   the Company's obligations with respect to such Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust,

              (3)   the rights, powers, trusts, duties and immunities of the Trustee,

              (4)   the Company's right of optional redemption, and

              (5)   the defeasance provisions of the Indenture.

              In addition, the Company may elect, at its option, to have its obligations and the obligations of the Guarantors released with respect to certain covenants, including, without limitation, their obligation to make Offers to Purchase in connection with Asset Sales and any Change of Control Triggering Event, in the Indenture ("covenant defeasance") and any omission to comply with such obligation shall not constitute a Default or an Event of Default with respect to the Notes. In the event covenant defeasance occurs, certain events (not including non-payment, bankruptcy and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Notes.

              In order to exercise either legal defeasance or covenant defeasance with respect to outstanding Notes:

              (1)   the Company must irrevocably have deposited or caused to be deposited with the Trustee as trust funds in trust for the purpose of making the following payments, specifically pledged as security for, and dedicated solely to the benefits of the Holders of such Notes: (A) money in an amount, or (B) U.S. government obligations, which through the scheduled payment of principal and interest in respect thereof in accordance with their terms will provide, not later than the due date of any payment, money in an amount or (C) a combination thereof, in each case sufficient without reinvestment, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, to pay and discharge, and which shall be applied by the Trustee to pay and discharge, the entire indebtedness in respect of the principal of and premium, if any, and interest on such Notes on the Stated Maturity thereof or (if the Company has made irrevocable arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name and at the expense of the Company) the redemption date thereof, as the case may be, in accordance with the terms of the Indenture and such Notes;

              (2)   in the case of legal defeasance, the Company shall have delivered to the Trustee an opinion of counsel stating that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable United States federal income tax law, in either case (A) or (B) to the effect that, and based thereon such opinion shall confirm that, the Holders of such Notes will not recognize gain or loss for United States federal income tax purposes as a result of the deposit, legal defeasance and discharge to be effected with respect to such Notes and will be subject to United States federal income tax on the same amount, in the same manner and at the same times as would be the case if such deposit, legal defeasance and discharge were not to occur;

              (3)   in the case of covenant defeasance, the Company shall have delivered to the Trustee an opinion of counsel to the effect that the Holders of such outstanding Notes will not recognize gain or loss for United States federal income tax purposes as a result of the deposit and covenant defeasance to be effected with respect to such Notes and will be subject to federal income tax on the same amount, in the same manner and at the same times as would be the case if such deposit and covenant defeasance were not to occur;

              (4)   no Default or Event of Default with respect to the outstanding Notes shall have occurred and be continuing at the time of such deposit after giving effect thereto (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien to secure such borrowing);

              (5)   such legal defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a default under, any material agreement or material instrument (other than the Indenture) to which the Company is a party or by which the Company is bound; and

              (6)   the Company shall have delivered to the Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent with respect to such legal defeasance or covenant defeasance have been complied with.

              In the event of a legal defeasance or a Discharge, under current law a Holder whose taxable year straddles the deposit of funds and the distribution in redemption to such Holder would generally be subject to tax on any gain (whether characterized as capital gain or market discount) in the year of deposit rather than in the year of receipt. In connection with a Discharge, in the event the Company becomes insolvent within the applicable preference period after the date of deposit, monies held for the payment of the Notes may be part of the bankruptcy estate of the Company, disbursement of such monies may be subject to the automatic stay of the bankruptcy code and monies disbursed to Holders may be subject to disgorgement in favor of the Company's estate. Similar results may apply upon the insolvency of the Company during the applicable preference period following the deposit of monies in connection with legal defeasance.

              If the Company exercises legal defeasance or covenant defeasance, the Liens on the Collateral will be released.

              Notwithstanding the foregoing, the opinion of counsel required by clause (2) above with respect to a legal defeasance need not to be delivered if all Notes not theretofore delivered to the Trustee for cancellation (x) have become due and payable, or (y) will become due and payable at Stated Maturity within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company.

The Trustee

              Wilmington Trust Company, the Trustee under the Indenture, will be the initial paying agent and registrar for the Notes. The Trustee from time to time may extend credit to the Company in the normal course of business. Except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the continuance of an Event of Default that has not been cured or waived, the Trustee will exercise such of the rights and powers vested in it by the Indenture and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person's own affairs.

              The Indenture and the Trust Indenture Act contain certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any "conflicting interest" (as defined in the Trust Indenture Act) it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

              The Holders of a majority in principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by the Indenture, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person's own affairs. Subject to such provisions, the Trustee shall be under no obligation to exercise any of the rights or powers vested in it by the Indenture at the request or direction of any of the Holders pursuant to the Indenture, unless such Holders shall have offered to the Trustee security or indemnity reasonably satisfactory to the Trustee against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction.

              The Indenture provides that neither the Trustee nor the Collateral Agent shall be responsible for the existence, genuineness, value or protection of any Collateral (except for the safe custody of Collateral in its possession and the accounting for Trust Monies actually received by it in accordance with the terms of the Indenture), for the legality, effectiveness or sufficiency of any Security Document, or for the creation, perfection, priority, sufficiency or protection of any Note Lien.

No Personal Liability of Stockholders, Partners, Officers or Directors

              No director, officer, employee, stockholder, member, general or limited partner or incorporator, past, present or future, of the Company or any of its Subsidiaries, as such or in such capacity, shall have any personal liability for any obligations of the Company under the Notes, any Note Guarantee or the Indenture or the Security Documents by reason of his, her or its status as such director, officer, employee, stockholder, member, general or limited partner or incorporator.

Governing Law

              The Indenture, the Notes and the Pledge Agreement are governed by, and will be construed in accordance with, the laws of the State of New York.

Certain Definitions

              Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any capitalized term used herein for which no definition is provided.

              "Acquired Debt" means Debt (i) of a Person (including an Unrestricted Subsidiary) existing at the time such Person becomes a Restricted Subsidiary or (ii) assumed in connection with the acquisition of assets from such Person. Acquired Debt shall be deemed to have been Incurred, with respect to clause (i) of the preceding sentence, on the date such Person becomes a Restricted Subsidiary and, with respect to clause (ii) of the preceding sentence, on the date of consummation of such acquisition of assets.

              "Affiliate" of any Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings that correspond to the foregoing. For purposes of the covenant described under the caption "—Certain Covenants—Limitation on Transactions with Affiliates," (i) any Person directly or indirectly owning 10% or more of the outstanding Voting Interests of any other Person will be deemed to be an Affiliate of such other Person and (ii) any Person who is a Permitted Holder will be deemed to be an Affiliate of the Company.

              "Applicable Premium" means, with respect to any Note on any redemption date, the greater of (i) 1.0% of the principal amount of such Note and (ii) the excess, if any, of: (1) the present value at such redemption date of (A) the Redemption Price of such Note on May 1, 2014 (such Redemption Price being set forth in the table appearing under the caption "—Optional Redemption") plus (B) all required interest payments due on such Note during the period from such redemption date through May 1, 2014 (excluding accrued but unpaid interest), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points over (2) the principal amount of such Note.

              "Asset Acquisition" means:

                  (a)   an Investment by the Company or any Restricted Subsidiary in any other Person pursuant to which such Person shall become a Restricted Subsidiary, or shall be merged with or into the Company or any Restricted Subsidiary; or

                  (b)   the acquisition by the Company or any Restricted Subsidiary of the assets of any Person which constitute all or substantially all of the assets of such Person, any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business and consistent with past practices.

              "Asset Sale" means any transfer, conveyance, sale, lease or other disposition (including, without limitation, dispositions pursuant to any consolidation or merger) by the Company or any of its Restricted Subsidiaries to any Person (other than to the Company or one or more of its Restricted Subsidiaries) in any single transaction or series of transactions of:

                           (i)  Capital Interests in another Person (other than directors' qualifying shares or shares or interests required to be held by foreign nationals pursuant to local law); or

                          (ii)  any other property or assets (other than in the normal course of business, including any sale or other disposition of obsolete or permanently retired equipment);

provided, however, that the term "Asset Sale" shall exclude:

                  (a)   a transaction that constitutes a Change of Control Triggering Event or any asset disposition permitted by the covenant described under the caption "—Certain Covenants—Consolidation, Merger, Conveyance, Transfer or Lease" that constitutes a disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole;

                  (b)   any transfer, conveyance, sale, lease or other disposition of property or assets, including Capital Interests, the gross proceeds of which (exclusive of indemnities) do not exceed in any one or related series of transactions $5.0 million;

                  (c)   sales or other dispositions of cash or Eligible Cash Equivalents;

                  (d)   sales of interests in Unrestricted Subsidiaries;

                  (e)   the sale and leaseback of any assets within 90 days of the acquisition thereof;

                  (f)    the disposition of assets that, in the good faith judgment of the Board of Directors of the Company, are surplus or are no longer used or useful in the business of such entity;

                  (g)   a Restricted Payment or Permitted Investment that is otherwise permitted by the Indenture;

                  (h)   any trade-in of equipment in exchange for other equipment; provided that in the good faith judgment of the Company, the Company or such Restricted Subsidiary receives equipment having a Fair Market Value equal to or greater than the equipment being traded in;

                  (i)    the creation of a Lien (but not the sale or other disposition of the property subject to such Lien);

                  (j)    leases or subleases in the ordinary course of business to third persons not interfering in any material respect with the business of the Company or any of its Restricted Subsidiaries and otherwise in accordance with the provisions of the Indenture;

                  (k)   any disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Restricted Subsidiary that is a Guarantor;

                  (l)    dispositions of accounts receivable in connection with the collection or compromise thereof in the ordinary course of business and consistent with past practice;

                  (m)  licensing of intellectual property in accordance with industry practice in the ordinary course of business;

                  (n)   any transfer of accounts receivable, or a fractional undivided interest therein, by a Receivable Subsidiary in a Qualified Receivables Transaction; or

                  (o)   sales of accounts receivable to a Receivable Subsidiary pursuant to a Qualified Receivables Transaction for the Fair Market Value thereof, including cash in an amount at least equal to 75% of the Fair Market Value thereof (for the purposes of this clause (o), Purchase Money Notes will be deemed to be cash).

              For purposes of this definition, any series of related transactions that, if effected as a single transaction, would constitute an Asset Sale, shall be deemed to be a single Asset Sale effected when the last such transaction which is a part thereof is effected.

              "Attributable Debt" in respect of a Sale and Leaseback Transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been or may be extended).

              "Average Life" means, as of any date of determination, with respect to any Debt, the quotient obtained by dividing (i) the sum of the products of (x) the number of years from the date of determination to the dates of each successive scheduled principal payment (including any sinking fund or mandatory redemption payment requirements) of such Debt multiplied by (y) the amount of such principal payment by (ii) the sum of all such principal payments.

              "Board of Directors" means (i) with respect to the Company, its board of directors, (ii) with respect to a corporation, the board of directors of such corporation, (iii) with respect to a limited liability company, the board of managers of such limited liability company, (iv) with respect to a partnership, the board of directors of the general partner of such partnership and (v) with respect to any other entity, the functional equivalent of the foregoing in respect of such entity or, in each case, any duly authorized committee thereof.

              "Capital Interests" in any Person means any and all shares, interests (including Preferred Interests), participations or other equivalents in the equity interest (however designated) in such Person and any rights (other than debt securities convertible into an equity interest), warrants or options to acquire an equity interest in such Person.

              "Capital Lease Obligations" means any obligation under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP; and the amount of Debt represented by such obligation shall be the capitalized amount of such obligations determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. For purposes of the covenant described under the caption "—Certain Covenants—Limitation on Liens," a Capital Lease Obligation shall be deemed secured by a Lien on the property being leased.

              "Change of Control" means the occurrence of any of the following events:

                  (a)   the Company becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) that any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the ultimate "beneficial owner" (as such term is used in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (a) such person or group shall be deemed to have "beneficial ownership" of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the Voting Interests in the Company; or

                  (b)   the Company or any Restricted Subsidiary sells, conveys, transfers or leases (either in one transaction or a series of related transactions) all or substantially all of the assets of the Company and its Restricted Subsidiaries (determined on a consolidated basis) to any Person, or the Company merges or consolidates with, a Person other than (x) a Restricted Subsidiary of the Company or (y) a Successor Entity in which a majority or more of the voting power of the Voting Interests is held by the Permitted Holders.

              "Change of Control Triggering Event" means the occurrence of both a Change of Control and a Ratings Event.

              "Code" means the Internal Revenue Code of 1986, as amended from time to time and the regulations promulgated thereunder.

              "Collateral Agent" means Wilmington Trust Company or other financial institution or entity which, in the determination of the Company is acceptable and may include, without limitation, an entity affiliated with the initial purchasers, any lenders or an entity affiliated with the lenders under any Credit Facility or an affiliate thereof, in any case, not in its individual capacity, but solely as Collateral Agent under the Security Documents.

              "Commission" means the U.S. Securities and Exchange Commission and any successor thereto.

              "Common Interests" of any Person means Capital Interests in such Person that do not rank prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to Capital Interests of any other class in such Person.

              "Consolidated Cash Flow Available for Fixed Charges" means, with respect to any Person for any period:

                       (i)  the sum of, without duplication, the amounts for such period, taken as a single accounting period, of:

                  (a)   Consolidated Net Income;

                  (b)   Consolidated Non-cash Charges;

                  (c)   Consolidated Interest Expense to the extent the same was deducted in computing Consolidated Net Income;

                  (d)   Consolidated Income Tax Expense (other than income tax expense (either positive or negative) attributable to extraordinary gains or losses);

                  (e)   any expenses or charges related to any equity offering, Permitted Investment, recapitalization or Debt permitted to be Incurred by the Indenture (whether or not successful) or related to this offering of the Notes;

                  (f)    facility closure and severance costs and charges;

                  (g)   restructuring expenses and charges;

                  (h)   acquisition integration expenses and charges; and

                  (i)    the Historical Costs and Expenses; and

                      (ii)  less non-cash items increasing Consolidated Net Income for such period, other than (a) the accrual of revenue consistent with past practice, and (b) reversals of prior accruals or reserves for cash items previously excluded in the calculation of Consolidated Non-cash Charges.

              "Consolidated Fixed Charge Coverage Ratio" means, with respect to any Person, the ratio of the aggregate amount of Consolidated Cash Flow Available for Fixed Charges of such Person for the four full fiscal quarters, treated as one period, for which financial information in respect thereof is available immediately preceding the date of the transaction (the "Transaction Date") giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (such four full fiscal quarter period being referred to herein as the "Four Quarter Period") to the aggregate amount of Consolidated Fixed Charges of such Person for the Four Quarter Period. For purposes of this definition, Consolidated Cash Flow Available for Fixed Charges and Consolidated Fixed Charges shall be calculated after giving effect, on a pro forma basis for the period of such calculation, to:

              (a)   the Incurrence of any Debt (other than working capital borrowings under any revolving credit facility in the ordinary course of business) of the Company or any Restricted Subsidiary (and the application of the proceeds thereof) and any repayment of other Debt (other than working capital borrowings under any revolving credit facility in the ordinary course of business) occurring during the

Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such Incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period; and

              (b)   any Asset Sale or Asset Acquisition (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of the Company or any Restricted Subsidiary (including any Person who becomes a Restricted Subsidiary as a result of such Asset Acquisition) Incurring Acquired Debt and also including any Consolidated Cash Flow Available for Fixed Charges associated with any such Asset Acquisition or Asset Sale) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such Asset Sale or Asset Acquisition (including the Incurrence of, or assumption or liability for, any such Debt or Acquired Debt) occurred on the first day of the Four Quarter Period.

              For purposes of this definition, pro forma calculations shall be made in accordance with Article 11 of Regulation S-X, except that such pro forma calculations may also include operating expense reductions for such period resulting from any Asset Sale or other dispositions or Asset Acquisition, investment, merger, consolidation or discontinued operation (as determined in accordance with GAAP) for which pro forma effect is being given that (A) have been realized or (B) for which steps have been taken or are reasonably expected to be taken within six months of the date of such transaction and are supportable and quantifiable and, in each case, including, but not limited to, (a) reduction in personnel expenses, (b) reduction of costs related to administrative functions, (c) reduction of costs related to leased or owned properties and (d) reductions from the consolidation of operations and streamlining of corporate overhead, provided that, in either case, such adjustments are set forth in an Officers' Certificate signed by the Company's principal financial officer and one other officer of the Company that states (i) the amount of such adjustment or adjustments and (ii) that such adjustment or adjustments are based on the reasonable good faith belief of the officers executing such Officers' Certificate at the time of such execution.

              In calculating Consolidated Fixed Charges for purposes of determining the denominator (but not the numerator) of this Consolidated Fixed Charge Coverage Ratio:

                       (i)  interest on outstanding Debt determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Debt in effect on the Transaction Date;

                      (ii)  if interest on any Debt actually Incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four Quarter Period; and

                    (iii)  notwithstanding clause (i) or (ii) above, interest on Debt determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Hedging Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of these agreements.

              "Consolidated Fixed Charges" means, with respect to any Person for any period, the sum of, without duplication, the amounts for such period of:

                       (i)  Consolidated Interest Expense; and

                      (ii)  the product of (a) all dividends and other distributions paid or accrued during such period in respect of Redeemable Capital Interests of such Person and its Restricted Subsidiaries, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, determined on a consolidated basis in accordance with GAAP.

              "Consolidated Income Tax Expense" means, with respect to any Person for any period, the provision for federal, state, local and foreign income taxes of such Person and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP.

              "Consolidated Interest Expense" means, with respect to any Person for any period, without duplication, the sum of:

                       (i)  the interest expense of such Person and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP, including, without limitation:

                  (a)   any amortization of debt discount;

                  (b)   the net cost under Hedging Obligations related to interest rates (including any amortization of discounts);

                  (c)   the interest portion of any deferred payment obligation;

                  (d)   all commissions, discounts and other fees and charges owed with respect to letters of credit, bankers' acceptance financing or similar activities; and

                  (e)   all accrued interest;

                      (ii)  the interest component of Capital Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period determined on a consolidated basis in accordance with GAAP;

                    (iii)  the interest expense on any Debt guaranteed by such Person and its Restricted Subsidiaries; and

                     (iv)  all capitalized interest of such Person and its Restricted Subsidiaries for such period;

less interest income of such Person and its Restricted Subsidiaries for such period; provided, however, that Consolidated Interest Expense will exclude the amortization or write-off of debt issuance costs and deferred financing fees, commissions, fees and expenses.

              "Consolidated Net Income" means, with respect to any Person, for any period, the consolidated net income (or loss) of such Person and its Restricted Subsidiaries for such period as determined in accordance with GAAP, adjusted, to the extent included in calculating such net income, by excluding, without duplication:

                       (i)  all extraordinary gains or losses (net of fees and expense relating to the transaction giving rise thereto), income, expenses or charges;

                      (ii)  the portion of net income of such Person and its Restricted Subsidiaries allocable to minority interest in unconsolidated Persons or Investments in Unrestricted Subsidiaries to the extent that cash dividends or distributions have not actually been received by such Person or one of its Restricted Subsidiaries;

                    (iii)  gains or losses in respect of any Asset Sales by such Person or one of its Restricted Subsidiaries (net of fees and expenses relating to the transaction giving rise thereto), on an after-tax basis;

                     (iv)  the net income (loss) from any disposed or discontinued operations or any net gains or losses on disposed or discontinued operations, on an after-tax basis;

                      (v)  solely for purposes of determining the amount available for Restricted Payments under clause (c) of the first paragraph of "—Certain Covenants—Limitation on Restricted Payments," the net

income of any Restricted Subsidiary (other than a Guarantor) of such Person to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is not at the time permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulations applicable to that Restricted Subsidiary or its stockholders;

                     (vi)  any gain or loss realized as a result of the cumulative effect of a change in accounting principles;

                    (vii)  any fees and expenses paid in connection with the issuance of the Notes;

                   (viii)  non-cash compensation expense incurred with any issuance of equity interests to an employee of such Person or any Restricted Subsidiary;

                     (ix)  any net after-tax gains or losses attributable to the early extinguishment of Debt;

                      (x)  any non-cash impairment charges or asset write-off or write-down recorded in accordance with GAAP;

                     (xi)  any non-cash losses and expenses resulting from changes in the exercise price of the warrant issued to K Financing, LLC in June 2009, and subsequently transferred to K Equity, LLC, an affiliate of K Financing, LLC, to purchase shares of the Company's common stock;

                    (xii)  non-cash gains, losses, income and expenses resulting from fair value accounting required by GAAP; and

                   (xiii)  any foreign currency translation gains or losses.

              "Consolidated Non-cash Charges" means, with respect to any Person for any period, the aggregate depreciation, amortization (including amortization of goodwill and other intangibles) and other non-cash expenses of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charges constituting an extraordinary item or loss and excluding any such charges constituting an extraordinary item or loss or any charge which requires an accrual of or a reserve for cash charges for any future period).

              "Credit Facility" means, collectively, one or more debt facilities or other financing arrangements with banks or other lenders providing for revolving credit loans, term loans, letters of credit or overdraft or factoring facilities, in each case, as amended, refinanced or otherwise restructured, in whole or in part from time to time, including by or pursuant to any agreement or instrument that increases the amount of available borrowings thereunder or adds Subsidiaries of the Company as additional borrowers or guarantors thereunder, in each case with respect to such agreement or agreements or any successor or replacement agreement or agreements and whether by the same or any other agent, lender or group of lenders.

              "Debt" means at any time (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person, or non-recourse, and whether or not contingent, the following: (i) all indebtedness of such Person for money borrowed or for the deferred purchase price of property, excluding any trade payables or other current liabilities incurred in the normal course of business; (ii) all obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments; (iii) all obligations of such Person with respect to letters of credit (other than letters of credit that are secured by cash or Eligible Cash Equivalents), bankers' acceptances or similar facilities issued for the account of such Person; (iv) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property or assets acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property or assets); (v) all Capital Lease Obligations of such

Person; (vi) the maximum fixed redemption or repurchase price of Redeemable Capital Interests in such Person (or, if such Person is not the Company or a Guarantor, the maximum fixed redemption or repurchase price of any Preferred Interests in such Person) at the time of determination; (vii) any Hedging Obligations of such Person at the time of determination; (viii) Attributable Debt with respect to any Sale and Leaseback Transaction to which such Person is a party; and (ix) all obligations of the types referred to in clauses (i) through (viii) of this definition of another Person and all dividends and other distributions of another Person, the payment of which, in either case, (A) such Person has Guaranteed or (B) is secured by (or the holder of such Debt or the recipient of such dividends or other distributions has an existing right, whether contingent or otherwise, to be secured by) any Lien upon the property or other assets of such Person, even though such Person has not assumed or become liable for the payment of such Debt, dividends or other distributions. For purposes of the foregoing: (a) the maximum fixed redemption or repurchase price of any Redeemable Capital Interests or Preferred Interests that do not have a fixed redemption or repurchase price shall be calculated in accordance with the terms of such Redeemable Capital Interests or such Preferred Interests as if such Redeemable Capital Interests or such Preferred Interests were redeemed or repurchased on any date on which Debt shall be required to be determined pursuant to the Indenture; provided, however, that, if such Redeemable Capital Interests or such Preferred Interests are not then permitted to be redeemed or repurchased, the redemption or repurchase price shall be the book value of such Redeemable Capital Interests or such Preferred Interests; (b) the amount of Debt of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligations, of any contingent obligations at such date; provided, however, that the amount outstanding at any time of any Debt issued with original issue discount is the principal amount of such Debt less the remaining unamortized portion of the original issue discount of such Debt at such time as determined in conformity with GAAP, but such Debt shall be deemed Incurred only as of the date of original issuance thereof; (c) the amount of any Debt described in clause (ix)(A) above shall be the maximum liability under any such Guarantee; (d) the amount of any Debt described in clause (ix)(B) above shall be the lesser of (I) the maximum amount of the obligations so secured and (II) the Fair Market Value of such property or other assets; and (e) interest, fees, premium, and expenses and additional payments, if any, will not constitute Debt.

              Notwithstanding the foregoing, in connection with the purchase by the Company or any Restricted Subsidiary of any business, the term "Debt" will exclude (x) customary indemnification obligations and (y) post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment is otherwise contingent; provided, however, that, such amount would not be required to be reflected on the face of a balance sheet prepared in accordance with GAAP.

              "Default" means any event that is, or after notice or passage of time, or both, would be, an Event of Default.

              "Designated Non-cash Consideration" means the Fair Market Value of non-cash consideration received by the Company or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officers' Certificate, setting forth the basis of such valuation, executed by the principal financial officer and another officer of the Company, less the amount of cash or Eligible Cash Equivalents received in connection with a subsequent sale of or collection on such Designated Non-cash Consideration.

              "Domestic Restricted Subsidiary" means any Restricted Subsidiary that is formed or otherwise incorporated in the United States or a State thereof or the District of Columbia or that Guarantees or otherwise provides direct credit support for any Debt of the Company.

              "Eligible Bank" means a bank or trust company that (i) is organized and existing under the laws of the United States of America, or any state, territory or possession thereof, or any country that is a member of the Organization for Economic Cooperation and Development, (ii) as of the time of the making or acquisition of an Investment in such bank or trust company, has combined capital and surplus in excess of $250.0 million and (iii) the senior Debt of which is rated at least "A-2" by Moody's or at least "A" by Standard & Poor's (or an equivalent rating from a comparable foreign rating agency).

              "Eligible Cash Equivalents" means any of the following Investments: (i) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) maturing not more than one year after the date of acquisition; (ii) time deposits in and certificates of deposit of any Eligible Bank, provided that such Investments have a maturity date not more than two years after date of acquisition and that the Average Life of all such Investments is one year or less from the respective dates of acquisition; (iii) repurchase obligations with a term of not more than 180 days for underlying securities of the types described in clause (i) above entered into with any Eligible Bank; (iv) direct obligations issued by any state of the United States or any political subdivision or public instrumentality thereof, or any country that is a member of the Organization for Economic Cooperation and Development, provided that such Investments mature, or are subject to tender at the option of the holder thereof, within 365 days after the date of acquisition and, at the time of acquisition, have a rating of at least "A" from Standard & Poor's or "A-2" from Moody's (or an equivalent rating by any other nationally recognized rating agency or a comparable foreign rating agency); (v) commercial paper of any Person other than an Affiliate of the Company and other than structured investment vehicles, provided that such Investments have a rating of at least "P-2" by Moody's or at least "A-2" by Standard & Poor's and mature within 180 days after the date of acquisition; (vi) overnight and demand deposits in and bankers' acceptances of any Eligible Bank and demand deposits in any bank or trust company to the extent insured by the Federal Deposit Insurance Corporation against the Bank Insurance Fund; (vii) money market funds substantially all of the assets of which comprise Investments of the types described in clauses (i) through (vi); and (viii) instruments equivalent to those referred to in clauses (i) through (vi) above or funds equivalent to those referred to in clause (vii) above denominated in Euros or any other foreign currency comparable in credit quality and tender to those referred to in such clauses and customarily used by corporations for cash management purposes in jurisdictions outside the United States to the extent reasonably required in connection with any business conducted by any Restricted Subsidiary organized in such jurisdiction, all as determined in good faith by the Company.

              "ERISA" means the Employee Retirement Income Security Act of 1974 and all rules and regulations from time to time promulgated thereunder.

              "Exchange Act" means the Securities Exchange Act of 1934, as amended.

              "Expiration Date" has the meaning set forth in the definition of "Offer to Purchase."

              "Fair Market Value" means, with respect to any asset or the consideration received or paid in any transaction or series of transactions, the fair market value thereof as determined in good faith by the Board of Directors of the Company. In the case of a transaction between the Company or a Restricted Subsidiary, on the one hand, and a Receivable Subsidiary, on the other hand, if the Board of Directors determines in its sole discretion that such determination is appropriate, a determination as to Fair Market Value may be made at the commencement of the transaction and be applicable to all dealings between the Receivable Subsidiary and the Company or such Restricted Subsidiary during the course of such transaction.

              "Foreign Law Security Documents" means the Singapore law-governed Share Charge between the Collateral Agent and Kemet Electronics Corporation, the Mexican law-governed Stock Pledge Agreement among Kemet Electronics Corporation, the Collateral Agent and Kemet de México, S.A. de C.V. and the Italian law-governed Pledge Agreement Over Shares, each being executed in connection with the issuance of the Notes pursuant to the Indenture.

              "Foreign Restricted Subsidiary" means any Restricted Subsidiary other than a Domestic Restricted Subsidiary.

              "Four Quarter Period" has the meaning set forth in the definition of "Consolidated Fixed Charge Coverage Ratio."

              "GAAP" means generally accepted accounting principles in the United States, consistently applied, as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect from time to time.

              "Guarantee" means, as applied to any Debt of another Person, (i) a guarantee (other than by endorsement of negotiable instruments for collection in the normal course of business), direct or indirect, in any manner, of any part or all of such Debt, (ii) any direct or indirect obligation, contingent or otherwise, of a Person guaranteeing or having the effect of guaranteeing the Debt of any other Person in any manner and (iii) an agreement of a Person, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-payment or non-performance) of all or any part of such Debt of another Person (and "Guaranteed" and "Guaranteeing" shall have meanings that correspond to the foregoing).

              "Guarantor" means any Person that executes the Indenture as a Guarantor or executes a Note Guarantee or supplemental indenture in accordance with the provisions of the Indenture and their respective successors and assigns.

              "Hedging Obligations" of any Person means the obligations of such Person pursuant to any interest rate agreement, currency agreement or commodity agreement.

              "Historical Costs and Expenses" means public company costs, merger and proxy related expenses, workers compensation reserve adjustments, legal settlements and historical costs associated with closed facilities to the extent incurred prior to the Issue Date and, in each case, on a basis consistent with the calculation of Adjusted EBITDA as set forth in the offering memorandum related to initial offer and sale of the Notes.

              "Holder" means a Person in whose name a Note is registered in the security register.

              "Immaterial Subsidiary" means, as of any date, any Restricted Subsidiary whose total assets, as of such date, are less than $100,000 and whose total revenues for the most recent 12-month period do not exceed $100,000; provided that a Restricted Subsidiary will not be considered to be an Immaterial Subsidiary if it, directly or indirectly, Guarantees or otherwise provides direct credit support for any Debt of the Company.

              "Incur" means, with respect to any Debt or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume, Guarantee or otherwise become liable in respect of such Debt or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Debt or other obligation on the balance sheet of such Person; provided, however, that a change in GAAP that results in an obligation of such Person that exists at such time becoming Debt shall not be deemed an Incurrence of such Debt. Debt otherwise Incurred by a Person before it becomes a Subsidiary of the Company shall be deemed to be Incurred at the time at which such Person becomes a Subsidiary of the Company. "Incurrence," "Incurred," "Incurrable" and "Incurring" shall have meanings that correspond to the foregoing. A Guarantee by the Company or a Restricted Subsidiary of

Debt Incurred by the Company or a Restricted Subsidiary, as applicable, shall not be a separate Incurrence of Debt. In addition, the following shall not be deemed a separate Incurrence of Debt:

              (1)   amortization of debt discount or accretion of principal with respect to a non-interest bearing or other discount security;

              (2)   the payment of regularly scheduled interest in the form of additional Debt of the same instrument or the payment of regularly scheduled dividends on Capital Interests in the form of additional Capital Interests of the same class and with the same terms;

              (3)   the obligation to pay a premium in respect of Debt arising in connection with the issuance of a notice of redemption or making of a mandatory offer to purchase such Debt; and

              (4)   unrealized losses or charges in respect of Hedging Obligations.

              "Initial Purchasers" means Banc of America Securities LLC, KeyBanc Capital Markets Inc., UBS Securities LLC and such other initial purchasers (if any) party to the purchase agreement entered into in connection with the offer and sale of the Notes on the Issue Date.

              "Intercreditor Agreement" means an intercreditor agreement among the Collateral Agent, the collateral agent (or entity performing a similar function) under a Credit Facility and any other parties thereto that provides for the allocation of rights among the Collateral Agent and such collateral agent (or other entity) under such Credit Facility with respect to their respective interests in the Collateral and the enforcement provisions relating thereto, in form and substance satisfactory to the Collateral Agent.

              "Investment" by any Person means any direct or indirect loan, advance (or other extension of credit) or capital contribution to (by means of any transfer of cash or other property or assets to another Person or any other payments for property or services for the account or use of another Person) another Person, including, without limitation, the following: (i) the purchase or acquisition of any Capital Interest or other evidence of beneficial ownership in another Person; (ii) the purchase, acquisition or Guarantee of the obligations of another Person or the issuance of a "keep-well" with respect thereto; and (iii) the purchase or acquisition of the business or assets of another Person, but shall exclude: (a) accounts receivable and other extensions of trade credit on commercially reasonable terms in accordance with normal trade practices; (b) the acquisition of property and assets from suppliers and other vendors in the normal course of business; (c) prepaid expenses and workers' compensation, utility, lease and similar deposits, in the normal course of business; and (d) commission, travel and similar advances to officers and employees in the ordinary course of business.

              "Investment Grade Rating" means a rating equal to or higher than Baa3 (or the equivalent) by Moody's and BBB- (or the equivalent) by Standard & Poor's, or, in either case, an equivalent rating by any other Rating Agency.

              "Issue Date" means May 5, 2010, the date on which the initial $230.0 million in aggregate principal amount of the Notes is originally issued under the Indenture.

              "Lien" means, with respect to any property or other asset, any mortgage, deed of trust, deed to secure debt, pledge, hypothecation, assignment, deposit arrangement, security interest, lien (statutory or otherwise), charge, easement, encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such property or other asset (including, without limitation, any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

              "Moody's" means Moody's Investors Service, Inc. and any successor to its rating agency business.

              "Net Cash Proceeds" means, with respect to Asset Sales of any Person, cash and Eligible Cash Equivalents received, net of: (i) all reasonable out-of-pocket costs and expenses of such Person incurred in connection with such a sale, including, without limitation, all legal, accounting, title and recording tax expenses, commissions and other fees and expenses incurred and all federal, state, foreign and local taxes arising in connection with such an Asset Sale that are paid or required to be accrued as a liability under GAAP by such Person; (ii) except in the case of Liens ranking junior to the Liens securing the Notes, all payments made by such Person on any Debt that is secured by such properties or other assets in accordance with the terms of any Lien upon or with respect to such properties or other assets or that must, by the terms of such Lien or such Debt, or in order to obtain a necessary consent to such transaction or by applicable law, be repaid to any other Person (other than the Company or a Restricted Subsidiary thereof) in connection with such Asset Sale; and (iii) all contractually required distributions and other payments made to minority interest holders in Restricted Subsidiaries of such Person as a result of such transaction; provided, however, that: (a) in the event that any consideration for an Asset Sale (which would otherwise constitute Net Cash Proceeds) is required by (I) contract to be held in escrow pending determination of whether a purchase price adjustment will be made or (II) GAAP to be reserved against other liabilities in connection with such Asset Sale, such consideration (or any portion thereof) shall become Net Cash Proceeds only at such time as it is released to such Person from escrow or otherwise; and (b) any non-cash consideration (including Designated Non-cash Consideration) received in connection with any transaction, which is subsequently converted to cash or Eligible Cash Equivalents, shall become Net Cash Proceeds only at such time as it is so converted.

              "Non-Recourse Receivable Subsidiary Indebtedness" has the meaning set forth in the definition of "Receivable Subsidiary."

              "Note Liens" means all Liens in favor of the Collateral Agent on Collateral securing the Note Obligations.

              "Note Obligations" means the Debt Incurred and Obligations under the Senior Note Documents.

              "Obligations" means any principal, premium, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker's acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Debt.

              "Offer" has the meaning set forth in the definition of "Offer to Purchase."

              "Offer to Purchase" means a written offer (the "Offer") sent by the Company by first class mail (or such other means reasonably likely to be delivered faster than first class mail), postage prepaid, to each Holder at his address appearing in the security register on the date of the Offer, offering to purchase up to the aggregate principal amount of Notes set forth in such Offer at the purchase price set forth in such Offer (as determined pursuant to the Indenture). Unless otherwise required by applicable law, the offer shall specify an expiration date (the "Expiration Date") of the Offer to Purchase which shall be, subject to any contrary requirements of applicable law, not less than 30 days or more than 60 days after the date of mailing of such Offer and a settlement date (the "Purchase Date") for purchase of Notes within five business days after the Expiration Date. The Company shall notify the Trustee at least 15 days (or such shorter period as is acceptable to the Trustee) prior to the mailing of the Offer of the Company's obligation to make an Offer to Purchase, and the Offer shall be mailed by the Company or, at the Company's request, by the Trustee in the name and at the expense of the Company. The Offer shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Offer to Purchase. The Offer shall also state:

              (1)   the section of the Indenture pursuant to which the Offer to Purchase is being made;

              (2)   the Expiration Date and the Purchase Date;

              (3)   the aggregate principal amount of the outstanding Notes offered to be purchased pursuant to the Offer to Purchase (including, if less than 100%, the manner by which such amount has been determined pursuant to Indenture covenants requiring the Offer to Purchase) (the "Purchase Amount");

              (4)   the purchase price to be paid by the Company for each $1,000 principal amount of Notes accepted for payment (as specified pursuant to the Indenture) (the "Purchase Price");

              (5)   that the Holder may tender all or any portion of the Notes registered in the name of such Holder and that any portion of a Note tendered must be tendered in a minimum amount of $1,000 principal amount;

              (6)   the place or places where Notes are to be surrendered for tender pursuant to the Offer to Purchase, if applicable;

              (7)   that, unless the Company defaults in making such purchase, any Note accepted for purchase pursuant to the Offer to Purchase will cease to accrue interest on and after the Purchase Date, but that any Note not tendered or tendered but not purchased by the Company pursuant to the Offer to Purchase will continue to accrue interest at the same rate;

              (8)   that, on the Purchase Date, the Purchase Price will become due and payable upon each Note accepted for payment pursuant to the Offer to Purchase;

              (9)   that each Holder electing to tender a Note pursuant to the Offer to Purchase will be required to surrender such Note or cause such Note to be surrendered at the place or places set forth in the Offer prior to the close of business on the Expiration Date (such Note being, if the Company or the Trustee so requires, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Trustee duly executed by, the Holder thereof or his attorney duly authorized in writing);

              (10) that Holders will be entitled to withdraw all or any portion of Notes tendered if the Company (or its paying agent) receives, not later than the close of business on the Expiration Date, a facsimile transmission or letter setting forth the name of the Holder, the aggregate principal amount of the Notes the Holder tendered, the certificate number of the Note the Holder tendered and a statement that such Holder is withdrawing all or a portion of his tender;

              (11) that (a) if Notes having an aggregate principal amount less than or equal to the Purchase Amount are duly tendered and not withdrawn pursuant to the Offer to Purchase, the Company shall purchase all such Notes and (b) if Notes having an aggregate principal amount in excess of the Purchase Amount are tendered and not withdrawn pursuant to the Offer to Purchase, the Company shall purchase Notes having an aggregate principal amount equal to the Purchase Amount on a pro rata basis (with such adjustments as may be deemed appropriate so that only Notes in denominations of $2,000 principal amount or integral multiples of $1,000 in excess thereof shall remain outstanding following such purchase); and

              (12) if applicable, that, in the case of any Holder whose Note is purchased only in part, the Company shall execute, and the Trustee shall authenticate and deliver to the Holder of such Note without service charge, a new Note or Notes, of any authorized denomination as requested by such Holder, in the aggregate principal amount equal to and in exchange for the unpurchased portion of the aggregate principal amount of the Notes so tendered.

              "Officers' Certificate" means a certificate signed by two officers of the Company or a Guarantor, as applicable, one of whom must be the principal executive officer, the principal financial officer or the principal accounting officer of the Company or such Guarantor, as applicable.

              "Permitted Business" means any business similar in nature to any business conducted by the Company and the Restricted Subsidiaries on the Issue Date and any business reasonably ancillary, incidental, complementary or related to, or a reasonable extension, development or expansion of, the business conducted by the Company and the Restricted Subsidiaries on the Issue Date, in each case, as determined in good faith by the Board of Directors of the Company.

              "Permitted Collateral Liens" means the Liens permitted by clauses (b) (which Liens shall be (i) equal and ratable with, or junior to, the Note Liens and (ii) subject to an Intercreditor Agreement), (c), (d), (e), (f), (p) or (t) of the definition of "Permitted Liens."

              "Permitted Debt" means:

                       (i)  Debt Incurred pursuant to one or more Credit Facilities in an aggregate principal amount at any one time outstanding not to exceed (x) the greatest of (1) $75.0 million, (2) the sum of (A) 85% of the net book value of accounts receivable, plus (B) 60% of the net book value of the inventory, in each case of the Company and the Restricted Subsidiaries, calculated on a consolidated basis in accordance with GAAP and (3) an amount equal to (A) the aggregate amount of Consolidated Cash Flow Available for Fixed Charges of the Company for the four full fiscal quarters, treated as one period, for which financial information in respect thereof is available immediately preceding the date on which such Debt is Incurred, multiplied by (B) 1.5, minus (y)(1) any amounts Incurred and outstanding pursuant to a Qualified Receivables Transaction permitted under clause (xiv) below and (2) with respect to clause (x)(1) above only, any amount used to permanently repay such Obligations (and, if the Obligations repaid are revolving credit Debt, permanently reduce commitments with respect thereto) pursuant to the covenant described under the caption "—Certain Covenants—Limitation on Asset Sales;"

                      (ii)  Debt outstanding under the Notes (excluding any Additional Notes) on the Issue Date (and any Exchange Notes pursuant to the Registration Rights Agreement) and contribution, indemnification and reimbursement obligations owed by the Company or any Guarantor to any of the other of them in respect of amounts paid or payable on such Notes;

                    (iii)  Guarantees of the Notes (and of any Exchange Notes pursuant to the Registration Rights Agreement);

                     (iv)  Debt of the Company or any Restricted Subsidiary outstanding at the time of the Issue Date (other than clauses (i), (ii) or (iii) above), including the Company's existing 2.25% Convertible Senior Notes due 2026 (other than any such notes purchased in the tender offer therefor being conducted concurrently with the offering of the Notes);

                      (v)  Debt owed to and held by the Company or a Restricted Subsidiary, provided that (A) if such Debt is owed by the Company or a Guarantor to a Restricted Subsidiary that is not a Guarantor, such Debt must be expressly subordinated in right of payment to, in the case of the Company, the Notes or, in the case of a Guarantor, such Guarantor's Note Guarantee and (B) if for any reason such Debt ceases to be held by the Company or a Restricted Subsidiary, as applicable, such Debt shall cease to be Permitted Debt and the Company or such Restricted Subsidiary shall be deemed to have Incurred Debt not permitted by this clause (v);

                     (vi)  Guarantees Incurred by the Company of Debt of a Restricted Subsidiary otherwise permitted to be incurred under the Indenture;

                    (vii)  Guarantees by any Restricted Subsidiary of Debt of the Company or any Restricted Subsidiary, including Guarantees by any Restricted Subsidiary of Debt under any Credit Facility, provided that (a) such Debt is Permitted Debt or is otherwise Incurred in accordance with the covenant described under the caption "—Certain Covenants—Limitation on Incurrence of Debt" and (b) such Guarantees are subordinated to the Notes to the same extent as the Debt being guaranteed;

                   (viii)  Debt Incurred in respect of workers' compensation claims, self insurance obligations, indemnity, bid, performance, warranty, release, appeal, surety and similar bonds, letters of credit for operating purposes and completion guarantees provided or incurred (including Guarantees thereof) by the Company or a Restricted Subsidiary in the ordinary course of business;

                     (ix)  Debt under Hedging Obligations entered into for bona fide hedging purposes to protect the Company and its Restricted Subsidiaries from fluctuations in interest rates, commodity prices and currency exchange rates and not for the purpose of speculation;

                      (x)  Debt of the Company or any Restricted Subsidiary pursuant to Capital Lease Obligations and Purchase Money Debt under this clause (x), provided that the aggregate principal amount of such Debt outstanding at any time may not exceed $15.0 million in the aggregate;

                     (xi)  Debt arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, contribution, earnout, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or Capital Interests of a Restricted Subsidiary otherwise permitted under the Indenture;

                    (xii)  the issuance by any of the Company's Restricted Subsidiaries to the Company or to any of its Restricted Subsidiaries of Preferred Interests; provided, however, that:

                  (a)   any subsequent issuance or transfer of Capital Interests that results in any such Preferred Interests being held by a Person other than the Company or a Restricted Subsidiary; and

                  (b)   any sale or other transfer of any such Preferred Interests to a Person that is not either the Company or a Restricted Subsidiary;

shall be deemed, in each case, to constitute an issuance of such Preferred Interests by such Restricted Subsidiary that was not permitted by this clause (xii);

                   (xiii)  Debt of the Company or any Restricted Subsidiary not otherwise permitted pursuant to this definition, in an aggregate principal amount not to exceed $25.0 million at any time outstanding, which Debt may be Incurred under a Credit Facility;

                   (xiv)  Purchase Money Notes Incurred by any Receivable Subsidiary that is a Restricted Subsidiary in a Qualified Receivables Transaction and Non-Recourse Receivable Subsidiary Indebtedness;

                    (xv)  Refinancing Debt in respect of Debt permitted by clauses (ii), (iii) or (iv) above, or this clause (xv) or the provisions described in the first paragraph under the caption "—Certain Covenants—Limitation on Incurrence of Debt;"

                   (xvi)  Debt of the Company or any of its Restricted Subsidiaries arising from customary cash management services or the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business and consistent with past practices; provided, however, that such Debt is extinguished within five business days of Incurrence;

                  (xvii)  customer deposits and advance payments received in the ordinary course of business from customers for goods purchased in the ordinary course of business;

                    (xx)  Debt of the Company or any of its Restricted Subsidiaries consisting of (A) the financing of insurance premiums or (B) take-or-pay obligations contained in supply arrangements, in each case, incurred in the ordinary course of business; and

                   (xxi)  Debt of Foreign Restricted Subsidiaries in an aggregate principal amount at any one time outstanding not to exceed the greater of (A) $15.0 million and (B) 5.0% of the total consolidated assets of the Foreign Restricted Subsidiaries calculated on a consolidated basis in accordance with GAAP.

              Notwithstanding anything herein to the contrary, Debt permitted under clause (i) of this definition of "Permitted Debt" shall not constitute "Refinancing Debt" under clause (xv) of this definition of "Permitted Debt."

              "Permitted Holders" means Platinum Equity Capital Partners, L.P., a Delaware limited partnership, and Platinum Equity Capital Partners II, L.P., a Delaware limited partnership, or any of their Affiliates.

              "Permitted Investments" means:

                  (a)   Investments in existence on the Issue Date;

                  (b)   Investments required pursuant to any agreement or obligation of the Company or a Restricted Subsidiary, in effect on the Issue Date, to make such Investments;

                  (c)   Investments in cash and Eligible Cash Equivalents;

                  (d)   Investments in property and other assets, owned or used by the Company or any Restricted Subsidiary in the normal course of business;

                  (e)   Investments by the Company or any of its Restricted Subsidiaries in the Company or any Restricted Subsidiary that is a Guarantor;

                  (f)    Investments by the Company or any Restricted Subsidiary in a Person, if as a result of such Investment (A) such Person becomes a Restricted Subsidiary or (B) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated or wound-up into, the Company or a Restricted Subsidiary;

                  (g)   Hedging Obligations entered into for bona fide hedging purposes to protect the Company and its Restricted Subsidiaries from fluctuations in interest rates, commodity prices and currency exchange rates and not for the purpose of speculation;

                  (h)   Investments received in settlement of obligations owed to the Company or any Restricted Subsidiary and as a result of bankruptcy or insolvency proceedings or upon the foreclosure or enforcement of any Lien in favor of the Company or any Restricted Subsidiary;

                  (i)    Investments by the Company or any Restricted Subsidiary (other than in an Affiliate) not otherwise permitted under this definition, in an aggregate amount not to exceed $25.0 million at any one time outstanding (with the Fair Market Value of each such Investment being measured at the time made and without giving effect to subsequent changes in value);

                  (j)    loans and advances (including for travel and relocation) to employees in an amount not to exceed $2.5 million in the aggregate at any one time outstanding;

                  (k)   Investments the payment for which consists solely of Qualified Capital Interests in the Company or the net cash proceeds from the issuance and sale of Qualified Capital Interests;

                  (l)    any Investment in any Person to the extent such Investment represents the non-cash portion of the consideration received in connection with an Asset Sale consummated in compliance with the covenant described under the caption "—Certain Covenants—Limitation on Asset Sales" or any other disposition of property not constituting an Asset Sale;

                  (m)  payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business and consistent with past practice;

                  (n)   guarantees by the Company or any Restricted Subsidiary of Debt of the Company or a Restricted Subsidiary (other than a Receivable Subsidiary) of Debt otherwise permitted by the covenant described under the caption "—Certain Covenants—Limitation on Incurrence of Debt;"

                  (o)   any Investment by the Company or any Restricted Subsidiary in a Receivable Subsidiary or any Investment by a Receivable Subsidiary in any other Person in connection with a Qualified Receivables Transaction, so long as any Investment in a Receivable Subsidiary is in the form of a Purchase Money Note or an Investment in Capital Interests; and

                  (p)   any Investment by the Company or any Restricted Subsidiary in a Permitted Joint Venture; provided that the aggregate amount of all such Investments made pursuant to this clause (p) shall not exceed $12.5 million at any one time outstanding (with the Fair Market Value of each such Investment being measured at the time made and without giving effect to subsequent changes in value).

              "Permitted Joint Venture" means any agreement or other arrangement between the Company or a Restricted Subsidiary and any other Person engaged in a Permitted Business, consistent with the agreements and arrangements of the Company and its Restricted Subsidiaries in effect on the Issue Date, that permits one party to share risks or costs, comply with regulatory requirements or satisfy other business objectives customarily achieved through the conduct of such Permitted Business jointly with third parties.

              "Permitted Liens" means:

                  (a)   Liens existing on the Issue Date;

                  (b)   Liens that secure Obligations Incurred pursuant to clause (i) of the definition of "Permitted Debt" (and any related Hedging Obligations permitted under the agreement related thereto);

                  (c)   any Lien for taxes or assessments or other governmental charges or levies not then due and payable (or which, if due and payable, are being contested in good faith and for which adequate reserves are being maintained, to the extent required by GAAP, and such proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien);

                  (d)   any warehousemen's, materialmen's, landlord's or other similar Liens arising by law for sums not then due and payable (or which, if due and payable, are being contested in good faith and with respect to which adequate reserves are being maintained, to the extent required by GAAP, and such proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien);

                  (e)   survey exceptions, encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other similar restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Debt and which do not individually or in the aggregate materially adversely affect the value of the Company or materially impair the operation of the business of such Person;

                  (f)    pledges or deposits (i) in connection with workers' compensation, unemployment insurance and other types of statutory obligations or the requirements of any official body; or (ii) to secure the performance of tenders, bids, surety or performance bonds, leases, purchase, construction, sales or servicing contracts and other similar obligations Incurred in the normal course of business consistent with industry practice; or (iii) to obtain or secure obligations with respect to letters of credit, Guarantees, bonds or other sureties or assurances given in connection with the activities described in clauses (i) and (ii) above, in each case not Incurred or made in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of property or services or imposed by ERISA or the Code in connection with a "plan" (as defined in ERISA) or (iv) arising in connection with any attachment unless such Liens shall not be satisfied or discharged or stayed pending appeal within 60 days after the entry thereof or the expiration of any such stay;

                  (g)   Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Company or a Restricted Subsidiary, or becomes a Restricted Subsidiary (and not created or Incurred in anticipation of such transaction), provided that such Liens are not extended to the property and assets of the Company and its Restricted Subsidiaries other than the property or assets acquired;

                  (h)   Liens securing Debt of a Restricted Subsidiary that is a Guarantor owed to and held by the Company or a Restricted Subsidiary that is a Guarantor;

                  (i)    other Liens (not securing Debt) incidental to the conduct of the business of the Company or any of its Restricted Subsidiaries, as the case may be, or the ownership of their assets which do not individually or in the aggregate materially adversely affect the value of such assets or materially impair the operation of the business of the Company or its Restricted Subsidiaries;

                  (j)    Liens to secure any permitted extension, renewal, refinancing or refunding (or successive extensions, renewals, refinancings or refundings), in whole or in part, of any Debt secured by Liens referred to in the foregoing clauses (a) and (g); provided that such Liens do not extend to any other property or assets and the principal amount of the obligations secured by such Liens is not increased;

                  (k)   Liens in favor of customs or revenue authorities arising as a matter of law to secure payment of custom duties in connection with the importation of goods incurred in the ordinary course of business;

                  (l)    Liens to secure Capital Lease Obligations and Purchase Money Debt permitted to be incurred pursuant to clause (x) of the definition of "Permitted Debt;" provided that such Liens do not extend to any Collateral;

                  (m)  Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person's obligation in respect of banker's acceptances issued or created in the ordinary course of business for the account of such Person to facilitate the purchase, shipment, or storage of such inventory or other goods;

                   (n)   Liens on property or shares of Capital Interests of another Person at the time such other Person becomes a Restricted Subsidiary of such Person; provided, however, that (i) the Liens may not extend to any other property owned by such Person or any of its Restricted Subsidiaries (other than assets and property affixed or appurtenant thereto) and (ii) such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Restricted Subsidiary;

                   (o)   Liens (i) that are contractual rights of set-off (A) relating to the establishment of depository relations with banks not given in connection with the issuance of Debt, (B) relating to pooled deposit or sweep accounts of the Company or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations and other cash management activities incurred in the ordinary course of business of the Company and or any of its Restricted Subsidiaries or (C) relating to purchase orders and other agreements entered into with customers of the Company or any of its Restricted Subsidiaries in the ordinary course of business and (ii) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (Y) encumbering reasonable customary initial deposits and margin deposits and attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business, and (Z) in favor of banking institutions arising as a matter of law or pursuant to customary account agreements encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

                   (p)   Liens securing judgments for the payment of money not constituting an Event of Default under clause (7) under the caption "Events of Default" so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

                   (q)   Deposits made in the ordinary course of business to secure liability to insurance carriers;

                   (r)   leases, subleases, licenses or sublicenses granted to others in the ordinary course of business so long as such leases, subleases, licenses or sublicenses are subordinate in all respects to the Liens granted and evidenced by the Security Documents and which do not materially interfere with the ordinary conduct of the business of the Company or any Restricted Subsidiaries and do not secure any Debt;

                   (s)   Liens arising from UCC financing statement filings regarding operating leases entered into by the Company or any Restricted Subsidiary in the ordinary course of business;

                   (t)    Liens on the Collateral granted under the Security Documents in favor of the Collateral Agent to secure the Notes and the Note Guarantees; and

                   (u)   Liens not otherwise permitted under the Indenture in an aggregate amount not to exceed $10.0 million, provided that no portion of the Liens permitted pursuant to this clause (u) may be used to encumber Collateral.

              "Person" means any individual, corporation, limited liability company, partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.

              "Pledge Agreement" means the pledge agreement being executed in connection with the issuance of the Notes pursuant to the Indenture between the Collateral Agent, the Company and the applicable Guarantors, among other things, granting a first-priority Lien on the Collateral, subject to Permitted Collateral Liens, in favor of the Collateral Agent for its benefit and for the benefit of the

Trustee and the Holders, as amended, modified, restated, supplemented or replaced from time to time in accordance with its terms.

              "Preferred Interests" as applied to the Capital Interests in any Person, means Capital Interests in such Person of any class or classes (however designated) that rank prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Common Interests in such Person.

              "Purchase Amount" has the meaning set forth in the definition of "Offer to Purchase."

              "Purchase Date" has the meaning set forth in the definition of "Offer to Purchase."

              "Purchase Money Debt" means, with respect to any Person, Debt

                           (i)  Incurred to finance the purchase or construction (including additions and improvements thereto) of any assets (other than Capital Interests) of such Person or any Restricted Subsidiary; and

                          (ii)  that is secured by a Lien on such assets where the lender's sole security is to the assets so purchased or constructed; and

in each case that does not exceed 100% of the cost and to the extent the purchase or construction prices for such assets are or should be included in "addition to property, plant or equipment" in accordance with GAAP.

              "Purchase Money Note" means a promissory note of a Receivable Subsidiary to the Company or any Restricted Subsidiary, which note must be repaid from cash available to the Receivable Subsidiary, other than amounts required to be established as reserves pursuant to agreements, amounts paid to investors in respect of interest, principal and other amounts owing to such investors and amounts paid in connection with the purchase of newly generated receivables. The repayment of a Purchase Money Note may be subordinated to the repayment of other liabilities of the Receivable Subsidiary on terms determined in good faith by the Company to be substantially consistent with market practice in connection with Qualified Receivables Transactions.

              "Purchase Price" has the meaning set forth in the definition of "Offer to Purchase."

              "Qualified Capital Interests" in any Person means Capital Interests in such Person other than Redeemable Capital Interests.

              "Qualified Equity Offering" means (i) an underwritten public equity offering of Qualified Capital Interests pursuant to an effective registration statement under the Securities Act yielding gross proceeds to either of the Company, or any direct or indirect parent company of the Company, of at least $25.0 million, (ii) a private equity offering of Qualified Capital Interests of the Company other than (x) any such public or private sale to an entity that is an Affiliate of the Company and (y) any public offerings registered on Form S-8 or (iii) the sale of shares of the Company's common stock pursuant to an exercise of the warrant issued to K Financing, LLC in June 2009, and subsequently transferred to K Equity, LLC, an affiliate of K Financing, LLC, to purchase shares of the Company's common stock.

              "Qualified Receivables Transaction" means any transaction or series of transactions entered into by the Company or any of its Restricted Subsidiaries pursuant to which the Company or such Restricted Subsidiary transfers to (a) a Receivable Subsidiary (in the case of a transfer by the Company or any of its Restricted Subsidiaries) or (b) any other Person (in the case of a transfer by a Receivable Subsidiary), or grants a security interest in, any accounts receivable (whether now existing or arising in the future) of the Company or any of its Restricted Subsidiaries, and any assets related thereto, including, without limitation, all collateral securing such accounts receivable, all contracts and all Guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with an accounts receivable financing transaction; provided such transaction is on market terms as determined in good faith by the Board of Directors of the Company at the time the Company or such Restricted Subsidiary enters into such transaction.

              "Rating Agencies" means (1) each of Moody's and Standard & Poor's and (2) if Moody's or Standard & Poor's ceases to rate the Notes or fails to make a rating of the Notes publicly available, at the Company's sole option, a "nationally recognized statistical rating organization" as defined in Section 3 of the Exchange Act, selected by the Company (as certified by a resolution of the Board of Directors of the Company) as a replacement agency for Moody's or Standard & Poor's, or any of them, as the case may be.

              "Ratings Event" means that the rating on the Notes is lowered by one or both of the Rating Agencies on any day during the period (which period will be extended so long as the rating of the Notes is under publicly announced consideration for a possible downgrade by any of the Rating Agencies) commencing 60 days prior to the first public notice of the occurrence of a Change of Control or the Company's intention to effect a Change of Control and ending 60 days following consummation of such Change of Control.

              "Receivable Subsidiary" means a Subsidiary of the Company:

                  (1)   that is formed solely for the purpose of, and that engages in no activities other than activities in connection with, financing accounts receivable of the Company and/or its Restricted Subsidiaries;

                  (2)   that is designated by the Board of Directors of the Company as a Receivable Subsidiary pursuant to a resolution thereof set forth in an Officers' Certificate and delivered to the Trustee;

                  (3)   that is either (a) a Restricted Subsidiary or (b) an Unrestricted Subsidiary designated in accordance with the covenant described under the caption "—Certain Covenants—Limitation on Creation of Unrestricted Subsidiaries;"

                  (4)   no portion of the Debt or any other obligation (contingent or otherwise) of which (a) is at any time Guaranteed by the Company or any Restricted Subsidiary (excluding Guarantees of obligations (other than any Guarantee of Debt) pursuant to Standard Securitization Undertakings), (b) is at any time recourse to or obligates the Company or any Restricted Subsidiary in any way, other than pursuant to Standard Securitization Undertakings or (c) subjects any asset of the Company or any other Restricted Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings (such Debt, "Non-Recourse Receivable Subsidiary Indebtedness");

                  (5)   with which neither the Company nor any Restricted Subsidiary has any material contract, agreement, arrangement or understanding other than (a) contracts, agreements, arrangements and understandings entered into in the ordinary course of business on terms no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company in connection with a Qualified Receivables Transaction as determined in good faith by the Board of Directors of the Company, (b) fees payable in the ordinary course of business in connection with servicing accounts receivable in connection with such a Qualified Receivables Transaction as determined in good faith by the Board of Directors of the Company and (c) any Purchase Money Note issued by such Receivable Subsidiary to the Company or a Restricted Subsidiary; and

                  (6)   with respect to which neither the Company nor any other Restricted Subsidiary has any obligation (a) to subscribe for additional shares of Capital Interests therein or make any additional capital contribution or similar payment or transfer thereto except in connection with a Qualified Receivables Transaction or (b) to maintain or preserve the solvency or any balance sheet term, financial condition, level of income or results of operations thereof.

              "Redeemable Capital Interests" in any Person means any equity security of such Person that by its terms (or by terms of any security into which it is convertible or for which it is exchangeable), or otherwise (including the passage of time or the happening of an event), is required to be redeemed, is redeemable at the option of the holder thereof in whole or in part (including by operation of a sinking fund), or is convertible or exchangeable for Debt of such Person at the option of the holder thereof, in whole or in part, at any time prior to the Stated Maturity of the Notes; provided that only the portion of such equity security which is required to be redeemed, is so convertible or exchangeable or is so redeemable at the option of the holder thereof before such date will be deemed to be Redeemable Capital Interests. Notwithstanding the preceding sentence, any equity security that would constitute Redeemable Capital Interests solely because the holders of the equity security have the right to require the Company to repurchase such equity security upon the occurrence of a change of control or an asset sale will not constitute Redeemable Capital Interests if the terms of such equity security provide that the Company may not repurchase or redeem any such equity security pursuant to such provisions unless such repurchase or redemption complies with the covenant described under the caption "—Certain Covenants—Limitation on Restricted Payments." The amount of Redeemable Capital Interests deemed to be outstanding at any time for purposes of the Indenture will be the maximum amount that the Company and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Redeemable Capital Interests or portion thereof, exclusive of accrued dividends.

              "Redemption Price," when used with respect to any Note to be redeemed, means the price at which it is to be redeemed pursuant to the Indenture.

              "Refinancing Debt" means Debt that refunds, refinances, renews, replaces or extends any Debt permitted to be Incurred by the Company or any Restricted Subsidiary pursuant to the terms of the Indenture, whether involving the same or any other lender or creditor or group of lenders or creditors, but only to the extent that

                           (i)  the Refinancing Debt is subordinated to the Notes to at least the same extent as the Debt being refunded, refinanced or extended, if such Debt was subordinated to the Notes,

                          (ii)  the Refinancing Debt is scheduled to mature either (a) no earlier than the Debt being refunded, refinanced or extended or (b) at least 91 days after the maturity date of the Notes,

                        (iii)  the Refinancing Debt has a weighted average life to maturity at the time such Refinancing Debt is Incurred that is equal to or greater than the weighted average life to maturity of the Debt being refunded, refinanced, renewed, replaced or extended,

                         (iv)  such Refinancing Debt is in an aggregate principal amount that is less than or equal to the sum of (a) the aggregate principal or accreted amount (in the case of any Debt issued with original issue discount, as such) then outstanding under the Debt being refunded, refinanced, renewed, replaced or extended, (b) the amount of accrued and unpaid interest, if any, and premiums owed, if any, not in excess of preexisting prepayment provisions on such Debt being refunded, refinanced, renewed, replaced or extended and (c) the amount of reasonable and customary fees, expenses and costs related to the Incurrence of such Refinancing Debt, and

                          (v)  such Refinancing Debt is Incurred by the same Person (or its successor) that initially Incurred the Debt being refunded, refinanced, renewed, replaced or extended, except that the Company may Incur Refinancing Debt to refund, refinance, renew, replace or extend Debt of any Restricted Subsidiary of the Company.

              "Registration Rights Agreement" means the Registration Rights Agreement, to be dated as of the Issue Date, among the Company, the Guarantors and the Initial Purchasers and any similar agreement entered into in connection with any Additional Notes.

              "Regulation S-X" means Regulation S-X promulgated by the Commission.

              "Restricted Payment" is defined to mean any of the following:

                  (a)   any dividend or other distribution declared and paid on the Capital Interests in the Company or on the Capital Interests in any Restricted Subsidiary of the Company that are held by, or declared and paid to, any Person other than the Company or a Restricted Subsidiary, but excluding:

                           (i)  dividends, distributions or payments made solely in Qualified Capital Interests in the Company; and

                          (ii)  in the case of Restricted Subsidiaries, dividends or distributions payable to the Company or a Restricted Subsidiary of the Company or to other holders of Capital Interests of a Restricted Subsidiary on a pro rata basis;

                  (b)   any payment made by the Company or any of its Restricted Subsidiaries to purchase, redeem, acquire or retire any Capital Interests in the Company or any of its Restricted Subsidiaries (including any issuance of Debt in exchange for such Capital Interests or the conversion or exchange of such Capital Interests into or for Debt) other than any such Capital Interests owned by the Company or any Restricted Subsidiary;

                  (c)   any payment made by the Company or any of its Restricted Subsidiaries (other than a payment made solely in Qualified Capital Interests in the Company) to redeem, repurchase, defease (including an in substance or legal defeasance) or otherwise acquire or retire for value (including pursuant to mandatory repurchase covenants), prior to any scheduled maturity, scheduled sinking fund or mandatory redemption payment, Debt of the Company or any Guarantor that is subordinate (pursuant to its terms) in right of payment to the Notes or Note Guarantees (excluding any Debt owed to the Company or any Restricted Subsidiary); except payments of principal and interest in anticipation of satisfying a sinking fund obligation or final maturity, in each case, within one year of the due date thereof;

                  (d)   any Investment by the Company or a Restricted Subsidiary in any Person, other than a Permitted Investment; and

                  (e)   any designation of a Restricted Subsidiary as an Unrestricted Subsidiary.

              "Restricted Subsidiary" means any Subsidiary that has not been designated as an "Unrestricted Subsidiary" in accordance with the Indenture. Unless otherwise specified "Restricted Subsidiary" refers to a Restricted Subsidiary of the Company.

              "Sale and Leaseback Transaction" means any direct or indirect arrangement pursuant to which property is sold or transferred by the Company or a Restricted Subsidiary and is thereafter leased back as a capital lease by the Company or a Restricted Subsidiary.

              "Securities Act" means the Securities Act of 1933, as amended.

              "Security Documents" means the Pledge Agreement, any Intercreditor Agreement, the Foreign Law Security Documents and all of the security agreements, pledges, collateral assignments, mortgages, deeds of trust, trust deeds or other instruments evidencing or creating or purporting to create any Security Interests in favor of the Collateral Agent for its benefit and for the benefit of the Trustee and the Holders, in all or any portion of the Collateral, as amended, modified, restated, supplemented or replaced from time to time.

              "Security Interests" means the Liens on the Collateral created by the Security Documents in favor of the Collateral Agent for its benefit and for the benefit of the Trustee and the Holders.

              "Senior Note Documents" means the Indenture, Notes, the Note Guarantees and the Security Documents.

              "Significant Subsidiary" has the meaning set forth in Rule 1-02 of Regulation S-X, but shall not include any Unrestricted Subsidiary.

              "Standard & Poor's" means Standard & Poor's, a division of The McGraw Hill Companies, Inc., and any successor to its rating agency business.

              "Standard Securitization Undertakings" means representations, warranties, covenants and indemnities entered into by the Company or any Restricted Subsidiary which are reasonably customary in an accounts receivable securitization transaction as determined in good faith by the Board of Directors of the Company, including Guarantees by the Company or any Restricted Subsidiary of any of the foregoing obligations of the Company or a Restricted Subsidiary.

              "Stated Maturity," when used with respect to (i) any Note or any installment of interest thereon, means the date specified in such Note as the fixed date on which the principal amount of such Note or such installment of interest is due and payable and (ii) any other Debt or any installment of interest thereon, means the date specified in the instrument governing such Debt as the fixed date on which the principal of such Debt or such installment of interest is due and payable.

              "Subsidiary" means, with respect to any Person, any corporation, limited or general partnership, trust, association or other business entity of which an aggregate of at least a majority of the outstanding Capital Interests therein is, at the time, directly or indirectly, owned by such Person and/or one or more Subsidiaries of such Person. Unless otherwise specified "Subsidiary" refers to a Subsidiary of the Company.

              "Subsidiary Guarantor" means each Subsidiary of the Company that is a Guarantor.

              "Successor Entity" means a corporation or other entity that succeeds to and continues the business of KEMET Corporation.

              "Total Assets" means, at any time, the total consolidated assets of the Company and its Restricted Subsidiaries at such time, determined in accordance with GAAP.

              "Transaction Date" has the meaning set forth in the definition of "Consolidated Fixed Charge Coverage Ratio."

              "Treasury Rate" means, with respect to any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to such redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to May 1, 2014; provided, however, that if the period from such redemption date to May 1, 2014 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from such redemption date to May 1, 2014 is less than one year, the weekly average yield on actively traded United States Treasury securities adjusted to a constant maturity of one year will be used.

              "Trust Indenture Act" means the Trust Indenture Act of 1939, as amended.

              "Trust Monies" means all cash and Cash Equivalents received by the Trustee:

                  (1)   upon the release of Collateral from the Lien of the Indenture or the Security Documents;

                  (2)   pursuant to the Security Documents;

                  (3)   as proceeds of any sale or other disposition of all or any part of the Collateral by or on behalf of the Trustee or any collection, recovery, receipt, appropriation or other realization of or from all or any part of the Collateral pursuant to the Indenture or any of the Security Documents or otherwise; or

                  (4)   for application as provided in the relevant provisions of the Indenture or any Security Document or which disposition is not otherwise specifically provided for in the Indenture or in any Security Document;

provided, however, that Trust Monies shall in no event include any property deposited with the Trustee for any redemption, legal defeasance or covenant defeasance of Notes, for the satisfaction and discharge of the Indenture or to pay the purchase price of Notes pursuant to an Offer to Purchase in accordance with the terms of the Indenture and shall not include any cash received or applicable by the Trustee in payment of its fees and expenses.

              "UCC" means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that, at any time, if by reason of mandatory provisions of law, any or all of the perfection or priority of the Collateral Agent's security interest in any item or portion of the Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other that the State of New York, the term "UCC" shall mean the Uniform Commercial Code as in effect, at such time, in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions relating to such provisions.

              "U.S. Bankruptcy Code" means Title 11, U.S. Code or any similar federal or state law for the relief of debtors.

              "Voting Interests" means, with respect to any Person, securities of any class or classes of Capital Interests in such Person entitling the holders thereof generally to vote on the election of members of the Board of Directors or comparable body of such Person.

CERTAIN UNITED STATES INCOME TAX CONSIDERATIONS

              The following is a summary of certain United States federal income tax considerations relating to the exchange of Old Notes for Exchange Notes in the Exchange Offer. It does not contain a complete analysis of all the potential tax considerations relating to the exchange. This summary is limited to holders of Old Notes who hold the Old Notes as "capital assets" (in general, assets held for investment). Special situations, such as the following, are not addressed:

  •
  tax consequences to holders who may be subject to special tax treatment, such as tax-exempt entities, dealers in securities or currencies, banks, other financial institutions, insurance companies, regulated investment companies, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings or corporations that accumulate earnings to avoid United States federal income tax;

  •
  tax consequences to persons holding notes as part of a hedging, integrated, constructive sale or conversion transaction or a straddle or other risk reduction transaction;

  •
  tax consequences to holders whose "functional currency" is not the United States dollar;

  •
  tax consequences to persons who hold notes through a partnership or similar pass-through entity;

  •
  United States federal gift tax, estate tax or alternative minimum tax consequences, if any; or

  •
  any state, local or non-United States tax consequences.

              The discussion below is based upon the provisions of the United States Internal Revenue Code of 1986, as amended, existing and proposed Treasury regulations promulgated thereunder, and rulings, judicial decisions and administrative interpretations thereunder, as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income tax consequences different from those discussed below.

Consequences of Tendering Old Notes

              The exchange of your Old Notes for Exchange Notes in the Exchange Offer should not constitute an exchange for United States federal income tax purposes because the Exchange Notes should not be considered to differ materially in kind or extent from the Old Notes. Accordingly, the Exchange Offer should have no United States federal income tax consequences to you if you exchange your Old Notes for Exchange Notes. For example, there should be no change in your tax basis and your holding period should carry over to the Exchange Notes. In addition, the United States federal income tax consequences of holding and disposing of your Exchange Notes should be the same as those applicable to your Old Notes.

              The preceding discussion of certain United States federal income tax considerations of the Exchange Offer is for general information only and is not tax advice. Accordingly, each investor should consult its own tax advisor as to particular tax consequences to it of exchanging Old Notes for Exchange Notes, including the applicability and effect of any state, local or foreign tax laws, and of any proposed changes in applicable laws.

 BOOK ENTRY, DELIVERY AND FORM

              The Exchange Notes will be initially represented by one or more notes in registered global form without interest coupons (the "Global Notes"). The Global Notes will be deposited with the trustee, as custodian for the Depository Trust Company ("DTC"), in New York, New York, and registered in the name of DTC or its nominee, in each case for the credit to an account of a direct or indirect participant in DTC as described below. We expect that, pursuant to procedures established by DTC, (i) upon the issuance of the Global Notes, DTC or its custodian will credit, on its internal system, the principal amount at maturity of the individual beneficial interests represented by such Global Notes to the respective accounts of persons who have accounts with such depositary ("participants") and (ii) ownership of beneficial interests in the Global Notes will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Such accounts initially will be designated by or on behalf of the initial purchasers and ownership of beneficial interests in the Global Notes will be limited to participants or persons who hold interests through participants. Holders may hold their interests in the Global Notes directly through DTC if they are participants in such system, or indirectly through organizations that are participants in such system.

              So long as DTC or its nominee is the registered owner or holder of the notes, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such Global Notes for all purposes under the indenture. No beneficial owner of an interest in the Global Notes will be able to transfer that interest except in accordance with DTC's procedures, in addition to those provided for under the indenture with respect to the notes.

              Payments of the principal of, and premium (if any) and interest on, the Global Notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of the issuer, the trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

              We expect that DTC or its nominee, upon receipt of any payment of principal of, and premium (if any) and interest on the Global Notes, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Notes as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the Global Notes held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

              Transfers between participants in DTC will be effected in the ordinary way through DTC's same-day funds system in accordance with DTC rules and will be settled in same-day funds.

              DTC has advised us that it will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction.

              DTC has advised us as follows: DTC is a limited-purpose trust company organized under New York banking law, a "banking organization" within the meaning of the New York banking law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds and provides asset servicing for issues of U.S. and

non-U.S. equity, corporate and municipal debt issues that participants deposit with DTC. DTC also facilitates the post-trade settlement among participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between participants' accounts. This eliminates the need for physical movement of securities certificates. Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to the DTC system is also available to indirect participants such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

              Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Notes among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. None of us, the trustee or any paying agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Securities

              A Global Note is exchangeable for certificated notes in fully registered form without interest coupons ("Certificated Securities") only in the following limited circumstances:

  •
  DTC notifies us that it is unwilling or unable to continue as depositary for the Global Notes and we fail to appoint a successor depositary within 90 days of such notice, or

  •
  there shall have occurred and be continuing an event of default with respect to the notes under the indenture and DTC shall have requested the issuance of Certificated Securities.

              The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer the notes will be limited to such extent.

 PLAN OF DISTRIBUTION

              Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of Exchange Notes.

              This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Old Notes if the Old Notes were acquired as a result of market-making activities or other trading activities.

              We have agreed to make this prospectus, as amended or supplemented, available to any broker-dealer to use in connection with any such resale for a period of at least 180 days after the expiration date. In addition, until (90 days after the date of this prospectus), all broker-dealers effecting transactions in the Exchange Notes may be required to deliver a prospectus.

              We will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions:

  •
  in the over-the-counter market;

  •
  in negotiated transactions; or

  •
  through the writing of options on the Exchange Notes or a combination of such methods of resale.

              These resales may be made:

  •
  at market prices prevailing at the time of resale;

  •
  at prices related to such prevailing market prices; or

  •
  at negotiated prices.

              Any such resale may be made directly to purchasers or to or through brokers or dealers. Brokers or dealers may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such Exchange Notes. An "underwriter" within the meaning of the Securities Act includes:

  •
  any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer; or

  •
  any broker or dealer that participates in a distribution of such Exchange Notes.

              Any profit on any resale of Exchange Notes and any commissions or concessions received by any persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

              For a period of not less than 180 days after the expiration of the Exchange Offer we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests those documents in the letter of transmittal. We have agreed to pay all expenses incident to performance of our obligations in connection with the Exchange Offer, other than commissions or concessions of any brokers or dealers. We will indemnify the holders of the Exchange Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act, and will contribute to payments that they may be required to make in request thereof.

 LEGAL MATTERS

              Certain legal matters related to the validity of the Exchange Notes will be passed upon for KEMET Corporation by Kirkland & Ellis LLP.

EXPERTS

              The consolidated financial statements of KEMET Corporation and its subsidiaries' Current Report on Form 8-K filed on October 26, 2010 and the effectiveness of our internal control over financial reporting included in the Company's Annual Report on Form 10-K for the year ended March 31, 2010 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in its reports thereon, which are incorporated by reference herein. The consolidated financial statements of KEMET Corporation and its subsidiaries are incorporated by reference in reliance upon such reports given on the authority of Ernst & Young LLP as experts in accounting and auditing.

              The consolidated financial statements of KEMET Corporation and its subsidiaries as of March 31, 2009 and for each of the years in the two year period ended March 31, 2009, have been incorporated by reference herein, in reliance upon the reports of KPMG LLP, an independent registered public accounting firm, and Deloitte & Touche S.p.A. ("Deloitte"), independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firms as experts in accounting and auditing. The report of KPMG LLP covering the March 31, 2009 consolidated financial statements contains (a) an explanatory paragraph expressing substantial doubt about our ability to continue as a going concern and (b) an explanatory paragraph relating to the adoption of the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109.

              The consolidated financial statements of Arcotronics Italia S.p.A. and its subsidiaries as of March 31, 2009 and for the year ended March 31, 2009 and the period from October 12, 2007 (acquisition date) to March 31, 2008 have been audited by Deloitte, as stated in its report incorporated herein by reference. The report of Deloitte on the aforementioned consolidated financial statements as of March 31, 2009 and for the year ended March 31, 2009 and the period from October 12, 2007 (acquisition date) to March 31, 2008 contains an explanatory paragraph expressing substantial doubt about Arcotronics Italia S.p.A. and its subsidiaries' ability to continue as a going concern.

$230,000,000

KEMET Corporation

Exchange Offer for all Outstanding
10 1/2% Senior Notes due 2018

PROSPECTUS

                   , 2010

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers

Delaware

              KEMET Corporation, KEMET Electronics Corporation, KEMET Services Corporation and KRC Trade Corporation are incorporated under the laws of the State of Delaware.

              Section 145 of the Delaware General Corporation Law, or the DGCL, provides that a corporation may indemnify any person, including an officer or director, who was or is, or is threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of such corporation, and, with respect to any criminal actions and proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify any person, including an officer or director, who was or is, or is threatened to be made, a party to any threatened, pending or contemplated action or suit by or in the right of such corporation, under the same conditions, except that such indemnification is limited to expenses (including attorneys' fees) actually and reasonably incurred by such person, and except that no indemnification is permitted without judicial approval if such person is adjudged to be liable to such corporation. Where an officer or, director of a corporation is successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to above, or any claim, issue or matter therein, the corporation must indemnify that person against the expenses (including attorneys' fees) which such officer or director actually and reasonably incurred in connection therewith.

              The Bylaws of KEMET Corporation, KEMET Electronics Corporation and KEMET Services Corporation provide for the indemnification of all current and former directors and officers to the fullest extent permitted by the DGCL.

Illinois

              The Forest Electric Company is incorporated under the laws of the State of Illinois.

              Section 8.75 of the Illinois Business Corporation Act of 1983, or the IBCA, provides that a corporation may indemnify any person, including an officer or director, who was or is, or is threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of such corporation, and, with respect to any criminal actions and proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify any person, including an officer or director, who was or is, or is threatened to be made, a party to any threatened, pending or contemplated action or suit by or in the right of such corporation, under the same conditions, except that such indemnification is limited to expenses (including attorneys' fees) actually and reasonably incurred by such person, and except that no indemnification is permitted without judicial approval if such person is adjudged to be liable to such corporation. Where an officer, director or employee of a corporation is successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to above, or any claim, issue or matter therein, the corporation must indemnify that person against the expenses (including attorneys' fees) which such officer or director actually and reasonably incurred in connection therewith. If such person acted in good faith and in a manner such person reasonably believed to be or not opposed to the best interests of the corporation.

              The Registrant also maintains, at their expense, policies of insurance which insure their directors and officers, subject to exclusions and deductions as are usual in these kinds of insurance policies, against specified liabilities which may be incurred in those capacities.

Item 21.    Exhibits and Financial Statement Schedules

(a)
Exhibits

EXHIBIT NO.	DESCRIPTION
3.1	Restated Certificate of Incorporation of the Company, as amended to date (incorporated by reference to Exhibit 4.1 to the Company's registration statement on Form S-3, filed with the SEC on October 21, 2010 (File No. 333-170073).
3.2	Amended and Restated By-laws of KEMET Corporation, effective June 5, 2008 (incorporated by reference to Exhibit 3.2 to the Company's Current Report on Form 8-K dated June 3, 2008).
*3.3	Restated Certificate of Incorporation of KEMET Electronics Corporation.
*3.4	By-laws of KEMET Electronics Corporation.
*3.5	Certificate of Incorporation of KEMET Services Corporation.
*3.6	By-laws of KEMET Services Corporation.
*3.7	Certificate of Incorporation of KRC Trade Corporation.
*3.8	By-laws of KRC Trade Corporation.
*3.9	Articles of Incorporation of The Forest Electric Company.
*3.10	By-laws of The Forest Electric Company.
4.1
Indenture, dated May 5, 2010, by and among the Company, certain subsidiary guarantors named therein and Wilmington Trust Company, as trustee (incorporated by reference to Exhibit 4.1 to the Company's Current Report on Form 8-K dated May 5, 2010).
4.2
Registration Rights Agreement, dated May 5, 2010, by and among the Company, certain subsidiary guarantors named therein and the initial purchasers named therein (incorporated by reference to Exhibit 4.2 to the Company's Current Report on Form 8-K dated May 5, 2010).
*5.1	Opinion of Kirkland & Ellis LLP.
*12.1	Statement of Computation of Ratio of Earnings to Fixed Charges.
*23.1	Consent of Independent Registered Public Accounting Firm, Ernst & Young LLP
*23.2	Consent of Independent Registered Public Accounting Firm, KPMG LLP
*23.3	Consent of Independent Registered Public Accounting Firm, Deloitte & Touche S.P.A.

EXHIBIT NO.	DESCRIPTION
*23.4	Consent of Kirkland & Ellis LLP (included as Exhibit 5.1)
*23.5	Consent of Paumanok Publications, Inc.
*24.1	Powers of Attorney (included on signature pages hereof).
*25.1	Statement of Eligibility of the Trustee on Form T-1 under the Trust Indenture Act.
*99.1	Form of Letter of Transmittal.
*99.2	Form of Notice of Guaranteed Delivery.
*99.3	Form of Letter to Brokers, Dealers and Other Nominees.
*99.4	Form of Letter to Beneficial Owners Regarding Offer to Exchange.

*
Filed herewith.

Item 22.    Undertakings

              The undersigned registrants hereby undertake:

(a)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(b)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
To remove from the registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)
That, for purposes of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(e)
That, for the purpose of determining liability of the registrants under the Securities Act to any purchaser in the initial distribution of the securities: The undersigned registrants undertake that in a primary offering of securities of the undersigned registrants pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrants will each be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)
any preliminary prospectus or prospectus of the undersigned registrants relating to the offering required to be filed pursuant to Rule 424;

(ii)
any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrants;

(iii)
the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrants; and

(iv)
any other communication that is an offer in the offering made by the undersigned registrants to the purchaser.

(f)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrants pursuant to the provisions described in Item 20, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(g)
To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), or 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the date of the registration statement through the date of responding to the request.

(h)
To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(i)
That, for the purposes of determining any liability under the Securities, Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

              Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Simpsonville, State of South Carolina, on October 26, 2010.

KEMET Corporation (Registrant)
By:	/s/ WILLIAM M. LOWE, JR.
Name:	William M. Lowe, Jr.
Title:	Executive Vice President & Chief Financial Officer

POWER OF ATTORNEY

              Each person whose signature appears below constitutes and appoints William M. Lowe, Michael W. Boone and R. James Assaf, and each of them singly, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all (i) amendments (including post-effective amendments) and additions to this registration statement and (ii) any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

              Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ PER-OLOF LOOF Per-Olof Loof	Chief Executive Officer and Director (Principal Executive Officer)	October 26, 2010
/s/ WILLIAM M. LOWE, JR. William M. Lowe, Jr.	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	October 26, 2010
/s/ FRANK G. BRANDENBERG Frank G. Brandenberg	Director	October 26, 2010
/s/ DR. WILFRIED BACKES Dr. Wilfried Backes	Director	October 26, 2010

Name	Title	Date

/s/ GURMINDER S. BEDI Gurminder S. Bedi	Director	October 26, 2010
/s/ JOSEPH V. BORRUSO Joseph V. Borruso	Director	October 26, 2010
/s/ E. ERWIN MADDREY, II E. Erwin Maddrey, II	Director	October 26, 2010
/s/ ROBERT G. PAUL Robert G. Paul	Director	October 26, 2010
/s/ JOSEPH D. SWANN Joseph D. Swann	Director	October 26, 2010

SIGNATURES

              Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Simpsonville, State of South Carolina, on October 26, 2010.

KEMET Electronics Corporation (Registrant)
By:	/s/ WILLIAM M. LOWE, JR.
Name:	William M. Lowe, Jr.
Title:	Executive Vice President & Chief Financial Officer

POWER OF ATTORNEY

              Each person whose signature appears below constitutes and appoints William M. Lowe, Michael W. Boone and R. James Assaf, and each of them singly, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all (i) amendments (including post-effective amendments) and additions to this registration statement and (ii) any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

              Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ PER-OLOF LOOF Per-Olof Loof	Chief Executive Officer and Director	October 26, 2010
/s/ WILLIAM M. LOWE, JR. William M. Lowe, Jr.	Executive Vice President and Chief Financial Officer	October 26, 2010
/s/ FRANK G. BRANDENBERG Frank G. Brandenberg	Director	October 26, 2010
/s/ DR. WILFRIED BACKES Dr. Wilfried Backes	Director	October 26, 2010
/s/ GURMINDER S. BEDI Gurminder S. Bedi	Director	October 26, 2010

Name	Title	Date

/s/ JOSEPH V. BORRUSO Joseph V. Borruso	Director	October 26, 2010
/s/ E. ERWIN MADDREY, II E. Erwin Maddrey, II	Director	October 26, 2010
/s/ ROBERT G. PAUL Robert G. Paul	Director	October 26, 2010
/s/ JOSEPH D. SWANN Joseph D. Swann	Director	October 26, 2010

SIGNATURES

              Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Simpsonville, State of South Carolina, on October 26, 2010.

KEMET Services Corporation (Registrant)
By:	/s/ CONRADO HINOJOSA
Name:	Conrado Hinojosa
Title:	President and Director

POWER OF ATTORNEY

              Each person whose signature appears below constitutes and appoints William M. Lowe, Michael W. Boone and R. James Assaf, and each of them singly, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all (i) amendments (including post-effective amendments) and additions to this registration statement and (ii) any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

              Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ CONRADO HINOJOSA Conrado Hinojosa	President and Director	October 26, 2010
/s/ GERARDO LIMON Gerardo Limon	Vice President, Secretary and Treasurer	October 26, 2010

SIGNATURES

              Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Simpsonville, State of South Carolina, on October 26, 2010.

KRC Trade Corporation (Registrant)
By:	/s/ WILLIAM M. LOWE, JR.
Name:	William M. Lowe, Jr.
Title:	President and Director

POWER OF ATTORNEY

              Each person whose signature appears below constitutes and appoints William M. Lowe, Michael W. Boone and R. James Assaf, and each of them singly, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all (i) amendments (including post-effective amendments) and additions to this registration statement and (ii) any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

              Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ WILLIAM M. LOWE, JR. William M. Lowe, Jr.	President and Director	October 26, 2010
/s/ MICHAEL W. BOONE Michael W. Boone	Vice President, Treasurer and Director	October 26, 2010
/s/ R. JAMES ASSAF R. James Assaf	Secretary	October 26, 2010

SIGNATURES

              Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Simpsonville, State of South Carolina, on October 26, 2010.

The Forest Electric Company (Registrant)
/s/ CHARLES C. MEEKS, JR
Name:	Charles C. Meeks, Jr.
Title:	President and Director

POWER OF ATTORNEY

              Each person whose signature appears below constitutes and appoints William M. Lowe, Michael W. Boone and R. James Assaf, and each of them singly, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all (i) amendments (including post-effective amendments) and additions to this registration statement and (ii) any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

              Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ CHARLES C. MEEKS, JR. Charles C. Meeks, Jr.	President and Director	October 26, 2010
/s/ MICHAEL W. BOONE Michael W. Boone	Secretary and Director	October 26, 2010